EXHIBIT 2.1

SHARE ACQUISITION AND ASSET PURCHASE AGREEMENT

BETWEEN

AVANEX CORPORATION,

CORNING INCORPORATED

AND

ALCATEL

Dated as of May 12, 2003

i

(continued)

(continued)

(continued)

(continued)

v

INDEX OF EXHIBITS

Exhibit A	Form of Stockholders’ Agreement

Exhibit B	Form of Avanex Voting Agreements

Exhibit C	Form of Corning IP Agreement

Exhibit D	[Intentionally Omitted]

Exhibit E	Form of Corning Supply Agreement

Exhibit F	Form of Corning Sublease

Exhibit G	Form of Parent IP Agreement

Exhibit H	[Intentionally Omitted]

Exhibit I	Form of Parent Supply Agreement

Exhibit J	Form of Frame Purchase Agreement

Exhibit K	Form of Parent Nondisclosure Agreement

Exhibit L	Form of Parent Counsel Legal Opinion

Exhibit M	Form of Avanex Counsel Legal Opinion (Parent)

Exhibit N	Form of Corning Counsel Legal Opinion

Exhibit O	Form of Avanex Counsel Legal Opinion (Corning)

SHARE ACQUISITION AND ASSET PURCHASE AGREEMENT

This SHARE ACQUISITION AND ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of May 12, 2003, by and between Avanex Corporation, a Delaware corporation (“Avanex”), Alcatel, a société anonyme with a capital of 2,529,416,996 euros, its registered office at 54, rue la Boetie 75008, Paris, France and registered in the Registry of Commerce and Companies under number 542019096 (“Parent”), and Corning Incorporated, a New York corporation (“Corning”).

RECITALS

A. Parent owns directly or indirectly all of the outstanding share capital of (i) Alcatel Optronics France SA, a société anonyme with a capital of 336,980,000 euros, its registered office at 12, rue de la Baume, 75008 Paris, France and registered in the Registry of Commerce and Companies under number 392305652 (“Optronics France”) and (ii) Alcatel Optronics Ltd. (U.K.), an indirect wholly-owned Subsidiary of Optronics France (“Optronics U.K.” and, together with Optronics France, the “Optronics Subsidiaries”).

B. Avanex desires to acquire from Parent or from one or more of its Subsidiaries, and Parent desires to sell to, or cause one or more of its Subsidiaries to sell to, Avanex, all of the issued and outstanding share capital of Optronics France, upon the terms and subject to the conditions set forth herein (the “Share Acquisition”).

C. Avanex desires to purchase from Corning and one or more of its Subsidiaries, and Corning desires to sell and to cause one or more of its Subsidiaries to sell to Avanex, certain assets of Corning and certain of its Subsidiaries, upon the terms and conditions set forth herein (the “Asset Purchase”).

D. The Board of Directors of Avanex (i) has determined that each of the Share Acquisition and the Asset Purchase is fair to Avanex, (ii) has approved this Agreement, the Share Acquisition, the Asset Purchase and the other transactions contemplated by this Agreement and (iii) has approved and determined to recommend that the stockholders of Avanex vote to approve the issuances of shares of Avanex Common Stock (as defined below) to Corning and Parent pursuant to the terms of this Agreement (the “Share Issuances”).

E. In connection with this Agreement, at the Share Acquisition Closing or the Asset Purchase Closing, as the case may be, Avanex, Corning and Parent will enter into a definitive Stockholders’ Agreement in the form attached hereto as Exhibit A (the “Stockholders’ Agreement”).

F. Concurrently with the execution of this Agreement and as a condition and material inducement to Parent’s and Corning’s willingness to enter into this Agreement, Parent and Corning and certain stockholders of Avanex are entering into voting agreements in the form attached hereto as Exhibit B (the “Avanex Voting Agreements”).

G. In connection with this Agreement, at the Asset Purchase Closing, Avanex and Corning will enter into or cause an Affiliate to enter into (i) a definitive Intellectual Property Rights

Agreement in the form attached hereto as Exhibit C (the “Corning IP Agreement”), (ii) a definitive Dispersion Compensating Optical Fiber Supply Agreement in the form attached hereto as Exhibit E (the “Corning Supply Agreement”), and (iii) a definitive real property sublease for Corning’s facility located in Erwin, New York in the form attached hereto as Exhibit F (the “Corning Sublease”).

H. In connection with this Agreement, at the Share Acquisition Closing, Avanex and Parent will enter into or cause an Affiliate to enter into (i) a definitive Intellectual Property License Agreement in the form attached hereto as Exhibit G (the “Parent IP Agreement”), (ii) a definitive Supply Agreement in the form attached hereto as Exhibit I (the “Parent Supply Agreement”) and (iii) a definitive Frame Purchase Agreement for Opto Electronic Components in the form attached hereto as Exhibit J (the “Frame Purchase Agreement”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Capitalized Terms. The following capitalized terms shall have the meanings set forth below:

(a) “Action” shall mean any action, suit, judgment, proceeding, claim or arbitration.

(b) “Affiliate” shall mean, as to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person; provided, however, that the term “Affiliate” shall not include any entity of which a party or its Subsidiaries hold fifty percent (50%) or less of the outstanding equity securities so long as such party or its Subsidiaries hold fifty percent (50%) or less of the seats on the governing board of such entity.

(c) “Ancillary Agreements” shall mean the Stockholders’ Agreement, Avanex Voting Agreements, Corning IP Agreement, Corning Sublease, Corning Supply Agreement, Parent IP Agreement, Parent Supply Agreement and Frame Purchase Agreement.

(d) “Approval” shall mean approval by, and/or registration for and/or qualification for special tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory, or the like.

(e) “Approved” shall mean that Approval has been obtained by the applicable party.

(f) “Assertion Issues” shall mean that a first Patent is used or may reasonably be used in a legal proceeding to invalidate or render unenforceable a second Patent under 35 U.S.C. Secs. 101-103 or the equivalent under the laws and regulations applicable to a foreign Patent.

(g) “Assumed Corning Liabilities” shall have the meaning set forth in Section 3.5.

(h) “Avanex Business” shall mean the business activities currently engaged in by Avanex, including but not limited to, designing, developing, manufacturing, having manufactured, testing, storage, delivery, selling, marketing, supporting and providing professional services with respect to the Avanex Products.

(i) “Avanex Common Stock” shall mean the shares of common stock of Avanex, par value $0.001 per share.

(j) “Avanex IP” shall mean all Intellectual Property owned by Avanex.

(k) “Avanex Products” shall mean all products and service offerings of Avanex that have been marketed, sold, or distributed, or that Avanex intends to market, sell, or distribute, including any products or service offerings under development.

(l) “Benefit Plan” shall mean, with reference to any party hereto, other than the Optronics Subsidiaries and Parent, any Retirement Plan and any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, loans (other than travel allowances and relocation packages), severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, health, dental, vision, life, disability, sabbatical, or accidental death and dismemberment benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by such party or any Employment Affiliate of such party for the benefit of any current, former or retired employee, consultant or director of such party, or with respect to which such party or any Employment Affiliate of such party has or may have any liability or obligation. Benefit Plan also shall include each employment or consulting agreement between the party referenced or any Employment Affiliate thereof and any Employee of the party referenced or any Employment Affiliate thereof, other than those that are with Corning U.S. Employees or are terminable on no more than thirty (30) days notice without liability or financial obligation to the party referenced or any Employment Affiliate thereof. Notwithstanding the foregoing, a Benefit Plan shall not include any Optronics Benefit Plan or any other Benefit Plan maintained, contributed to or required to be contributed to by Parent, the Optronics Subsidiaries or any of their Employment Affiliates.

(m) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(n) “Combined Company” shall mean Avanex following the Share Acquisition Closing and the Asset Purchase Closing.

(o) “Continuation Coverage” shall mean any legally-mandated obligation to continue to provide or subsidize health benefit coverage following termination of employment or another event that otherwise might cause a loss of health benefit coverage.

(p) “Corning Assigned Copyrights” shall mean (i) those registered Copyrights and applications for registration of Copyright owned by Corning or its Subsidiaries as of the Asset

Purchase Closing and which are used exclusively in connection with the Corning OCM Products, and (ii) unregistered copyrights in the following material owned by Corning or its Subsidiaries as of the Asset Purchase Closing and which are used exclusively in connection with the Corning OCM Products: product schematics, product descriptions, manufacturing instructions, written specifications, laboratory notebooks, computer programs and software tools, drawings and manuals.

(q) “Corning Assigned IP” shall mean collectively the Corning Assigned Copyrights, the Corning Assigned Patents and the Corning Assigned Trademarks.

(r) “Corning Assigned Patents” shall mean (a) the Patents listed in Schedule 1.1(r) attached hereto and (b) any Patents owned by Corning or its Subsidiaries (but excluding Corning Cable Systems and Technical Materials and their respective Subsidiaries) that primarily relate to the design, development, assembly, manufacture, production, testing, storage, transportation or delivery of Corning OCM Products and are filed after the date of the signing of the Purchase Agreement until one hundred eighty (180) days after the Asset Purchase Closing; provided, however, that this clause (b) shall not include (i) any Patents which relate to packaging for Dispersion Compensation Modules or (ii) any Patents which are related to optical fiber, switching, MEMS (microelectromechanical systems), VCSEL’s (vertical cavity surface emitting lasers), Diamond Turning, Technical Materials, SOA’s (semiconductor optical amplifiers) for applications other than amplification for 10km or more, or dispersion-compensating optical fiber, (iii) any Patent acquired from a third party after the Asset Purchase Closing, or (iv) any Patents owned by Corning Cable Systems.

(s) “Corning Assigned Trademarks” shall mean those trademarks and service marks, registered and unregistered, applications and renewals therefor, trade names, logos, company names and domain names owned by Corning or its Subsidiaries as of the Asset Purchase Closing listed in Schedule 1.1(s) attached hereto.

(t) “Corning Books and Records” shall mean all materials, papers and records (in paper or electronic format) in Corning’s care, custody, or control that are both (i) employed by Corning and used in, or relating to, the business of Corning relating to the Corning OCM Products and (ii) (A) held or stored at a Corning OCM Facility or at 9 or 11 Oak Park, Bedford, Massachusetts or (B) solely related to any Designated Corning Employee (including the purchasing, sales and return materials authorization records, customer and vendor lists, accounting and financial records, product documentation, product specifications, marketing requirement documents, end user documentation, packaging materials, brochures, user manuals, graphics, artwork and software release orders), but excluding any such items as they relate to Corning Intellectual Property or Corning Technology.

(u) “Corning Cable Systems” shall have the meaning set forth in the Corning IP Agreement.

(v) “Corning Commercialized OCM Products” shall mean those specific Corning OCM Products listed in Schedule 1.1(v) attached hereto, which had been marketed and sold to the general public as of the Asset Purchase Closing.

(w) “Corning Employee” shall mean any employee related to the Corning Commercialized OCM Products in the United States (each a “Corning U.S. Employee”), any employee of “Corning Italy,” meaning Corning’s subsidiary in Italy which operates the facility at San Donato (each a “Corning Italy Employee”) and each of the nine (9) employees located elsewhere in the European Union related to the sale of the Corning Commercialized OCM Products (each a “Corning European Employee”).

(x) “Corning Employment Liabilities” shall mean all claims, debts, liabilities, commitments and obligations relating to, arising from, or incurred in connection with (i) any Corning Benefit Plans, or (ii) Corning’s or any Employment Affiliate of Corning’s employment or termination of any employee, consultant or director, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.

(y) “Corning Leases” shall mean the Corning Sublease and the Corning Milan Lease Agreement.

(z) “Corning Licensed Copyrights” shall mean those Copyrights and copyrightable works, registered and unregistered, and applications for registration thereof that are either owned by Corning or its Subsidiaries (excluding Corning Cable Systems) or to which Corning or its Subsidiaries (excluding Corning Cable Systems) have sublicensing rights, and which have been used, but not exclusively, in connection with the design, development, assembly, manufacture, production, testing, storage, transportation or delivery of Corning OCM Products. Notwithstanding the foregoing, Corning Licensed Copyrights shall not include any system simulation software.

(aa) “Corning Licensed IP” shall mean Corning Licensed Copyrights, Corning Licensed Know-How and Corning Licensed Patents.

(bb) “Corning Licensed Know-How” shall mean the proprietary non-patented information, inventions and technology that are either owned by Corning or its Subsidiaries or to which Corning or its Subsidiaries have sublicensing rights (but in each case excluding Corning Cable Systems and Technical Materials and their respective Subsidiaries) which as of the Asset Purchase Closing was necessary for or used in the design, development, assembly, manufacture, production, testing, storage, transportation or delivery of Corning OCM Products and was in the possession of the employees of either Corning or its Subsidiaries, including the contents of invention disclosures or laboratory notebooks, computer programs and software tools, drawings, manuals, data, trade secrets, manufacturing processes, formulas, testing methodologies, designs and samples. Notwithstanding the foregoing, Corning Licensed Know-How shall not include technical information (a) owned by Corning Cable Systems or Technical Materials or their respective Subsidiaries, or (b) related to optical fiber, switching, MEMS (micromechanical systems), VCSEL’s (vertical cavity surface emitting lasers), Diamond Turning, SOA’s (semiconductor optical amplifiers) for applications other than amplification for 10 km or more, dispersion-compensating optical fiber, or system simulation software. It is understood and acknowledged, however, that

Corning Licensed Know-How shall include any proprietary non-patented information, inventions and technology which, as of the Asset Purchase Closing, was necessary for or used in the design, development, assembly, manufacture, production, testing, storage, transportation or delivery of the Corning Commercialized OCM Products and which is delivered to Purchaser pursuant to the Corning IP Agreement or this Agreement, that would otherwise be excluded from Corning Licensed Know-How by the preceding sentence, unless, to Avanex’s knowledge or the knowledge of any former Corning employee who becomes employed by Avanex subsequent to the Asset Purchase Closing, it falls within the exclusions of the preceding sentence.

(cc) “Corning Licensed Patents” shall mean Corning Non-Exclusive Licensed Patents and Corning Solely Licensed Patents.

(dd) “Corning Milan Lease Agreement” shall mean that certain lease by and between Pirelli Cavi e Sistemi, S.p.A. and Corning O.T.I. S.r.l. (“Corning Italy”) dated January 8, 2003 for premises in San Donato, Italy.

(ee) “Corning Non-Exclusive Licensed Patents” shall mean (a) those Patents listed in Exhibit 1.10 attached to the Corning IP Agreement, (b) all Patents owned by Corning or its Subsidiaries (excluding Corning Cable Systems) or to which Corning or its Subsidiaries (excluding Corning Cable Systems) have sublicensing rights: (i) that are entitled to an effective filing date in the period beginning on the signing date of the Purchase Agreement and terminating one hundred eighty (180) days after the Asset Purchase Closing, and (ii) for which the named inventors were employed in the Technical Materials business at the time the invention was conceived or first reduced to practice.

(ff) “Corning OCM Facilities” shall mean the properties to be subleased to Avanex pursuant to the Corning Sublease and occupied by Avanex pursuant to the Corning Milan Lease Agreement, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon.

(gg) “Corning OCM Products” shall mean the products of Corning or its Subsidiaries that are within the product categories set forth in Schedule 1.1(gg), including such products under development.

(hh) “Corning Owned IP” shall mean the Corning Assigned IP and Corning Licensed IP.

(ii) “Corning Permits” shall mean all municipal, state and federal franchises, permits, licenses, variances, exemptions, agreements, waivers, orders and approvals from Governmental Entities and authorizations held or used by Corning or its Subsidiaries in connection with, or required for, the use of the Corning OCM Facilities by Corning or its Subsidiaries, the development and manufacture of the Corning OCM Products at the Corning OCM Facilities, and the sale of the Corning Commercialized OCM products, as currently conducted by Corning or its Subsidiaries.

(jj) “Corning Repair and Warranty Obligation” shall mean all implied or explicit warranty or support obligations with respect to the Corning Commercialized OCM Products entered into prior to the Asset Purchase Closing Date, including support obligations that may arise on or after the Asset Purchase Closing Date with respect to Corning Commercialized OCM Products that have been delivered to customers or that have entered the Corning channel prior to the Asset Purchase Closing Date as set forth on Schedule 1.1(jj).

(kk) “Corning Solely Licensed Patents” shall mean (a) those Patents (other than those listed in Exhibit 1.10 of the Corning IP Agreement) owned by Corning or its Subsidiaries, or to which Corning or its Subsidiaries have sublicensing rights, as of the date of signing of the Purchase Agreement that, although having use for the design, development, assembly, manufacture, production, testing, storage, transportation or delivery of Corning OCM Products, are usable with, or have application to, other products, fields or businesses, and (b) those Patents owned by Corning or its Subsidiaries as of the Asset Purchase Closing that relate primarily to packaging for Dispersion Compensation Modules, as well as, in each case, any such Patents (other than those included in subsection (b) of the definition of Corning Non-Exclusive Licensed Patents) that are entitled to an effective filing date in the period beginning on the signing date of the Purchase Agreement and terminating one hundred eighty (180) days after the Asset Purchase Closing. However, this definition shall not include any Patents which are: (i) related to optical fiber, VCSEL’s (vertical cavity surface emitting lasers), Diamond Turning, MEMS (microelectromechanical systems) or dispersion-compensating optical fiber; (ii) solely directed to switching applications other than the modulation of light for the purposes of encoding data (digital or analog) which outputs on a single waveguide; (iii) solely directed to SOA’s (semiconductor optical amplifiers) for applications other than amplification; (iv) any of the Patents listed in Exhibit 1.11a attached to the Corning IP Agreement; (v) any Patents acquired from a third party after the Asset Purchase Closing, (vi) any Patents owned by Corning Cable Systems other than those listed in Exhibit 1.11b attached to the Corning IP Agreement, or (vii) any Patents for which Corning Cable Systems alone has a right to grant sublicensing rights.

(ll) “Corning Tangible Personal Property” shall mean all tangible personal property or chattel that is set forth on Schedule 1.1(ll), and any other tangible personal property or chattel not set forth on Schedule 1.1(ll) but which is located at a Corning OCM Facility.

(mm) “Corning Technology” shall mean all Technology of Corning used in or necessary for the business of Corning relating to the Corning OCM Products.

(nn) “Corning Third Party IP Contract” shall mean those contracts pursuant to which a third party has licensed any Intellectual Property to Corning or its Subsidiaries that is used in or necessary for the Corning OCM Business.

(oo) “Corning Transferred Agreements” shall mean all contracts between Corning and a third party related to the business of Corning relating to the Corning OCM Products, set forth on Schedule 1.1(oo).

(pp) “Corning Transferred Third Party IP Contracts” shall mean all agreements set forth in Schedule 1.1(pp).

(qq) “Designated Parent Competitor” shall mean the Persons set forth on Schedule 1.1(qq).

(rr) “Diamond Turning” shall have the meaning set forth in the Corning IP Agreement.

(ss) “Disclaimer Issue” shall mean that a terminal disclaimer (including under 35 U.S.C. Sec. 253 and 37 CFR 1.321) exists or is made in one Patent or Patent application to address a double patenting concern based upon an earlier issuance of another Patent.

(tt) “Dispersion Compensation Module” shall mean a device, separate from a coated or cabled optical fiber and packaged within its own container, intended to compensate for the chromatic degradation of an optical signal propagating in the optical fiber over a distance greater than 10 km; provided, however, that although a Dispersion Compensation Module includes dispersion-compensating optical fiber, a dispersion-compensating optical fiber by itself shall not be considered to be a Dispersion Compensation Module.

(uu) “Employment Affiliate” shall mean, with reference to any party hereto, each Subsidiary of such party and any other person or entity under common control with such party or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

(vv) “Environmental Laws” shall mean all applicable and enforceable Laws (including common laws), by-laws, judgments, decrees, orders, directives, guidance, rules, treaties, subordinate legislation, and codes promulgated by any Governmental Entity concerning human health and safety with respect to exposure to Hazardous Materials and/or Hazardous Materials or any Hazardous Material Activity (as defined in Section 4.15(b)) or relating to any recycling, re-use, product take-back or product content requirement, including, without limitation, Directives and Treaties of the European Union, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, and the Clean Water Act, each as amended to the Closing Date.

(ww) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(xx) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

(yy) “Exchange Rate” shall mean with respect to a particular currency for a particular day the spot rate of exchange (the closing mid-point) for that currency into U.S. dollars on such date as published in the New York edition of the Wall Street Journal first published thereafter, or, where no such rate is published in respect of that currency for such date, at the rate quoted by Citibank, N.A. as at the close of business in New York as at such date.

(zz) “French GAAP” shall mean accounting principles generally accepted in France.

(aaa) “Funded Retirement Plan” shall mean, with reference to any party hereto, a Retirement Plan under which the assets to satisfy the benefit obligations are legally segregated from the general assets of such party and from the Employment Affiliates of such party and are not subject to the creditors of such party or the Employment Affiliates of such party.

(bbb) “Governmental Entity” shall mean any United States or foreign court, administrative or regulatory agency or commission or other United States or foreign, federal, state, county or local governmental authority, instrumentality, agency or commission, including the European Commission.

(ccc) “Hardware & Equipment” shall have the meaning set forth in the Corning IP Agreement.

(ddd) “Hazardous Material” shall mean any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment or capable of damage to property, including without limitation, PCBs, asbestos, petroleum, urea-formaldehyde, ozone-depleting substances and all substances listed as hazardous or dangerous substances pursuant to French, English, Scottish, or EC laws or pursuant to the U.S. Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as hazardous or dangerous waste pursuant to French, U.K. or EC laws or pursuant to the U.S. Resource Conservation and Recovery Act of 1976, as amended, and the regulations, orders and circulars promulgated pursuant to said laws, but excluding such substances to the extent contained in office and janitorial supplies.

(eee) [Intentionally omitted]

(fff) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) Patents, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and all documentation relating to any of the foregoing (“Know-How”), (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”), (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”), (vi) all databases and data collections and all rights therein throughout the world, (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, (viii) any similar or equivalent rights to any of the foregoing anywhere in the world, and (ix) all priority rights in the foregoing, throughout the world.

(ggg) “Inventories” shall mean all inventory, merchandise, goods, works-in-progress, packages, supplies and raw materials related to the Corning OCM Products,

maintained, held or stored by or for Corning at a Corning OCM Facility, and any prepaid deposits for any of the same but shall not include any optical fiber, or any raw materials or work-in-process related thereto, which has not been shipped or delivered to a Corning OCM Facility.

(hhh) “Knowledge” shall mean, with respect to Avanex, with respect to any matter in question, the actual knowledge of the individuals set forth on Schedule 1.1(hhh)(i) after reasonable investigation, with respect to Corning, with respect to any matter in question, the actual knowledge of the individuals set forth on Schedule 1.1(hhh)(ii) after reasonable investigation, and with respect to Parent, with respect to any matter in question, the actual knowledge of the individuals set forth on Schedule 1.1(hhh)(iii) after reasonable investigation.

(iii) “Law” or “Laws” shall mean any and all laws, statutes, ordinances, regulations, and other pronouncements having the effect of law of any country, territory, domestic or foreign state, province, commonwealth, city, country, municipality, protectorate, possession, court, tribunal, agency, government, department, commission, arbitrator, board, bureau, or instrumentality thereof.

(jjj) “Liability” shall mean any liability or obligation (whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential or due or to become due), including any liability for Taxes.

(kkk) “Licensing Issue” shall mean that the existence of a Patent of either Corning or Parent that is not assigned to Avanex hereunder, impairs the ability of Avanex to license to a third party one or more of the Patents in the Corning Assigned IP or Parent Assigned IP because such assignor retained Patent specifically relates to the scope of the license Avanex is able to grant with respect to such Patent in the Corning Assigned IP or Parent Assigned IP, including, for example, where Cascade’s or Parent’s retained Patents include claims that would dominate a claim in the Corning Assigned IP or Parent Assigned IP that Avanex seeks to license.

(lll) “Lien” shall mean any mortgage, pledge, lien, security interest, charge, claim, equity (including any right to acquire, option or right of preemption or conversion), encumbrance, assignment, hypothecation, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of, or agreement to create, any of the foregoing, whether relating to any property or right or the income or profits therefrom.

(mmm) “Livingston Assigned Lease Agreements” shall mean that certain sublease for space in Livingston U.K. by and between Motorola Limited and Kymata Limited registered in the Books of Counsel Session on October 10, 2000 and that certain lease between Edinburgh Industrial Estates Limited and Kymata Limited dated November 16 and December 4, 2000.

(nnn) “Mandatory Avanex Benefit Plan” shall mean any Avanex Benefit Plan mandated by applicable Law and which has not been implemented by means of a collective agreement to which Avanex or an Avanex Employment Affiliate is a party.

(ooo) “Mandatory Corning Benefit Plan” shall mean any Corning Benefit Plan mandated by applicable Law (including plans mandated by the National Collective Agreements for the rubber and cable industry and for managers (“dirigenti”) of industrial businesses) and which has not been implemented by means of any other collective agreement to which Corning or a Corning Employment Affiliate is a party.

(ppp) “Mandatory Optronics Benefit Plan” shall mean any Optronics Benefit Plan mandated by applicable Law (including plans mandated by the National Collective Bargaining Agreements for the metallurgy industry) and which has not been implemented by means of any other collective agreement to which an Optronics Subsidiary is a party.

(qqq) “Mandatory Parent Benefit Plan” shall mean any Parent Benefit Plan mandated by applicable Law (including plans mandated by he National Collective Bargaining Agreements for the metallurgy industry) and which has not been implemented by means of any other collective agreement to which Parent or a Parent Employment Affiliate is a party.

(rrr) “Material Adverse Effect” shall mean, when used in connection with an entity, business or the Purchased Corning Assets and the Corning OCM Facilities taken as a whole, any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that is materially adverse to the business, properties, assets, financial condition or results of operations of such entity or business taken as a whole with its Subsidiaries, or that is materially adverse to the Purchased Corning Assets and the Corning OCM Facilities taken as a whole; provided, however, that, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity, business or the Purchased Corning Assets and the Corning OCM Facilities taken as a whole: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) any Effect to the extent resulting from the announcement or pendency of the transactions contemplated by this Agreement (including, without limitation, any (x) actions by clients or competitors, (y) loss of personnel or clients or any work action by employees who are represented for collective bargaining, or (z) the delay or cancellation of orders for services and products), (C) any change in such entity’s or business’ stock price or trading volume in and of itself, (D) any failure by such entity or business to meet revenue or earnings projections in and of itself, (E) any Effect that results from conditions affecting the optical telecom components industry generally or the economy of the United States or any other country where such entity or business has conducted operations generally, (F) any Effect that results from conditions affecting general worldwide economic, business or capital market conditions, (G) any Effect that results from changes in Laws after the date hereof, or (H) any Effect resulting from an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism; provided, however, that the exceptions in clause (A) and clause (B) above shall not apply to the use of the term “Material Adverse Effect” in Sections 10.2(a), 10.3(a), 11.2(a) or 11.3(a) with respect to the representations and warranties contained in Sections 4.5, 4.6, 4.10(e)(ii), 4.12 (to the extent such representations and warranties refer to the transactions contemplated by this Agreement), 4.14(f), 5.2, 5.3, 5.10(e)(iii), 5.10(e)(iv), 5.12 (to the extent such representations and warranties refer to the transactions contemplated by this Agreement), 6.4, 6.5, 6.11 (to the extent such representations and warranties refer to the transactions contemplated by this Agreement) and 6.13(f).

(sss) “Nozay Lease Agreement” shall mean that certain lease for Batiment A4 located in Nozay, France, by and between Société Immobilière Villarceaux Nozay (SIVM) and Optronics France dated September 24, 2001.

(ttt) “Optronics Benefit Plan” shall mean any Optronics Subsidiary Retirement Plan or any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, loans (other than travel allowances and relocation packages), severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, health, dental, vision, life, disability, sabbatical, or accidental death and dismemberment benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by an Optronics Subsidiary for the benefit of any Optronics Subsidiary Employee, or with respect to which an Optronics Subsidiary has or may have any Liability or obligation on behalf of any Optronics Subsidiary Employee. Optronics Benefit Plan shall also include each employment or consulting agreement between an Optronics Subsidiary and an Optronics Subsidiary Employee; other than those that are terminable on no more than thirty (30) days notice without liability or financial obligation to the applicable Optronics Subsidiary. Notwithstanding the foregoing, an Optronics Benefit Plan shall not include any Parent Benefit Plan.

(uuu) “Optronics Business” shall mean the business activities currently engaged in by Optronics France and Optronics U.K., including but not limited to designing, developing, assembling, manufacturing, having manufactured, testing, storage, transportation, delivery, selling, marketing, supporting and providing professional services, with respect to the Optronics Products. The Optronics Business shall include the design, development, manufacture, use, import, sale, licensing or other exploitation of Dispersion Compensation Modules by Parent or the applicable Subsidiary of Parent.

(vvv) “Optronics Business IP” shall mean any and all Intellectual Property used in or necessary to conduct the Optronics Business, in the manner currently conducted and as it is currently contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import, sale, licensing or other exploitation of Optronics Products.

(www) “Optronics Environmental Claims” shall mean with respect to any Optronics Pre-Existing Environmental Conditions: (i) any Action, demand or requirement by a Governmental Entity under Environmental Law that Avanex or any of its Affiliates (including without limitation, Optronics France or Optronics U.K.) perform Remedial Activities; or (ii) any Action brought by any party that is not a Governmental Entity or Avanex or an Affiliate of Avanex requiring that Remedial Activities be undertaken by Avanex or an Affiliate of Avanex.

(xxx) “Optronics France Restructuring Amount” shall mean €45,300,000 as may be adjusted prior to the Share Acquisition Closing in accordance with the instructions set forth on Schedule 1.1(xxx).

(yyy) “Optronics IP” shall mean all Intellectual Property owned by Optronics France or Optronics U.K.

(zzz) “Optronics Pre-Existing Environmental Conditions” means (i) the presence on or before the Share Acquisition Closing of any Hazardous Materials in the soil, groundwater, surface water or any real property, and the improvements thereon, at any time owned, leased or otherwise occupied for the benefit of the Optronics Business and any real property where Hazardous Materials of the Optronics Business were transported, treated, stored or disposed or to which such Hazardous Materials escaped or were emitted or released, in each case prior to the Share Acquisition Closing (“Pre-Existing Optronics Hazardous Materials”); and (ii) the migration at any time prior to or after the Share Acquisition Closing of any Pre-Existing Optronics Hazardous Materials to any other real property or the improvements thereon, or the soil, groundwater or surface water thereof.

(aaaa) “Optronics Products” shall mean all products or service offerings of Optronics France or Optronics U.K. that have been marketed, sold, or distributed, or that Optronics France or Optronics U.K. currently intends to market, sell, or distribute, including any products or service offerings currently under development. Optronics Products shall include Dispersion Compensation Modules currently manufactured by Parent or the applicable Subsidiary of Parent or that Parent or a Subsidiary of Parent currently intends to manufacture.

(bbbb) “Optronics Registered IP” shall mean Parent Assigned IP and Optronics IP that is Registered IP.

(cccc) “Optronics Subsidiaries” shall mean Optronics France and Optronics U.K.

(dddd) “Optronics Subsidiary Employee” shall mean any current, former or retired employee of an Optronics Subsidiary.

(eeee) “Optronics Subsidiary Employment Liabilities” shall mean all claims, debts, liabilities, commitments and obligations relating to, arising from or incurred in connection with (i) any Optronics Benefit Plans or (ii) Optronics France’s or Optronics U.K.’s employment or termination of any current or former Optronics Subsidiary Employee, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.

(ffff) “Optronics Subsidiary Working Capital” shall have the meaning set forth in Schedule 1.1(ffff).

(gggg) “Optronics Third Party IP” shall mean the Optronics Business IP licensed to Parent or its Subsidiaries under an Optronics Third Party IP Contract.

(hhhh) “Optronics Third Party IP Contract” shall mean all contracts pursuant to which a third party has licensed any Intellectual Property to Parent or its Subsidiaries that is used in or necessary for the Optronics Business including, without limitation, those contracts listed in Schedule 1.1(hhhh).

(iiii) “Optronics U.K. Restructuring Amount” shall mean €4,300,000 as may be adjusted prior to the Share Acquisition Closing in accordance with the instructions set forth on Schedule 1.1(xxx).

(jjjj) “Parent Assigned IP” shall mean the Intellectual Property owned by Parent or its Subsidiaries (other than Optronics France and Optronics U.K.) that is primarily used in the Optronics Business, as well as any Patent applications for Patents that are primarily used in the Optronics Business that are filed within one hundred and eighty (180) days after the Share Acquisition Closing or that are entitled to a filing date at any time prior to one hundred and eighty (180) days after the Share Acquisition Closing. All Patents included in “Parent Assigned IP” are set forth on Schedule 1.1(jjjj).

(kkkk) “Parent Benefit Plan” shall mean any Parent Retirement Plan or any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, loans (other than travel allowances and relocation packages), severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, health, dental, vision, life, disability, sabbatical, or accidental death and dismemberment benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by Parent for the benefit of any Optronics Subsidiary Employee or Designated Optronics Employee. Parent Benefit Plan shall also include each employment or consulting agreement between Parent and an Optronics Subsidiary Employee or Designated Optronics Employee providing for an annual base salary in excess of $50,000, other than those that are terminable on no more than thirty (30) days notice without liability or financial obligation to Parent or the Optronics Subsidiaries.

(llll) “Parent Employment Liabilities” shall mean all claims, debts, liabilities, commitments and obligations relating to, arising from, or incurred in connection with (i) any Parent Benefit Plans, or (ii) Parent’s or any Employment Affiliate of Parent’s (excluding the Optronics Subsidiaries) employment or termination of any current, former or retired employee, consultant or director, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.

(mmmm) “Parent Indemnifiable Liabilities” shall mean those Liabilities of Parent set forth on Schedule 1.1(mmmm) and those Liabilities of Parent related to or arising out of Optronics Environmental Claims.

(nnnn) “Parent Licensed IP” shall mean all Intellectual Property as of the Share Acquisition Closing that is used by or primarily relates to the Optronics Business and is owned by

Parent or its Subsidiaries or under which Parent or its Subsidiaries has the right to grant a sublicense to Avanex other than (i) Parent Assigned IP, (ii) Optronics IP, and (iii) and Optronics Third Party IP.

(oooo) “Parent License Termination Event” shall have the meaning given in the Parent IP Agreement.

(pppp) “Patent” shall mean any and all forms of patents issued or granted anywhere in the world, reissued and reexamined patents, continuations, continuations-in-part, divisions and extensions thereof, applications therefor and any patents which may issue on such applications, in each case which have not been abandoned or expired.

(qqqq) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(rrrr) “Pre-Closing Corning Environmental Liabilities” shall mean any Liability, judgment, penalty, fine, cost or expense, of any kind or nature, or the duty to indemnify, defend or reimburse any Person with respect to: (i) the presence on or before the Asset Purchase Closing of any Hazardous Materials in the soil, groundwater, surface water, air or building materials of any Corning OCM Facility (“Pre-Existing Corning Contamination”); (ii) the migration at any time prior to or after the Asset Purchase Closing of Pre-Existing Corning Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any Hazardous Materials Activity conducted on any Corning OCM Facility prior to the Asset Purchase Closing (“Pre-Closing Corning Hazardous Materials Activities”); (iv) the exposure of any person to Pre-Existing Corning Contamination or to Hazardous Materials in the course of or as a consequence of any Pre-Closing Corning Hazardous Materials Activities, without regard to whether any health effect of the exposure has been manifested as of the Asset Purchase Closing; (v) the violation of any applicable Environmental Laws by the Corning or its agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Asset Purchase Closing or in connection with any Pre-Closing Hazardous Materials Activities prior to the Asset Purchase Closing and Purchased Corning Assets; and (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing.

(ssss) “Post-Closing Period” shall mean any taxable period or portion of a period that begins after the Closing Date.

(tttt) “Pre-Closing Period” shall mean any taxable period beginning on or before the Closing Date (in the case of a Straddle Period, “Pre-Closing Period” means only the portion of such taxable period ending on the Closing Date).

(uuuu) “Purchased Corning Assets” shall have the meaning set forth in Section 3.1.

(vvvv) “Registered IP” shall mean all United States, international and foreign (i) Patents and Patent applications (including provisional applications), (ii) registered Trademarks, applications to register Trademarks, intent to use applications, or other registrations or applications related to Trademarks, (iii) registered Copyrights and applications for Copyright registration, and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

(wwww) “Remedial Activities” means any sampling, testing, investigation, feasibility study, health assessment, risk assessment, construction activity, installation, encapsulation, removal, excavation, treatment, discharge, disposal, removal, transportation, monitoring and remediation of any Hazardous Material from, in or on any real property or the improvements thereon, or the soil, groundwater or surface water thereof.

(xxxx) “Retained Corning Liabilities” shall have the meaning set forth in Section 3.5(b).

(yyyy) “Retirement Benefit Rights” shall mean, with reference to any party hereto, any pension, lump sum, annuity, or a like benefit provided or generally intended to be provided on retirement or on death in respect of a current, former or retired employee’s relationship as a service provider to such party or its Employment Affiliates. Post-retirement health benefits are deemed to be “Retirement Benefit Rights”; provided, however, benefits provided under an arrangement the sole purpose of which is to provide benefits on injury or death by accident occurring while an individual is a service provider to the applicable party or its Employment Affiliates are not “Retirement Benefit Rights.” Payments required to be made to a current, former or retired employee in respect of the termination of employment other than as compensation for breach of the employment relationship by the employer are also deemed to be “Retirement Benefit Rights.”

(zzzz) “Retirement Plan” shall mean, with reference to any party hereto or any Employment Affiliate thereof (or any of their respective predecessors), an arrangement for the provision of Retirement Benefit Rights to current, former or retired employees of such party or any Employment Affiliate of such party (and, if applicable, beneficiaries thereof).

(aaaaa) “Returns” shall mean federal, state, local and foreign returns, estimates, information statements and reports.

(bbbbb) “Securities Act” shall mean the United States Securities Act of 1933, as amended.

(ccccc) “Social Security Contributions Liabilities” shall mean any and all contributions or premiums which are payable pursuant to industry or Governmental Entity or social security regulations, including, without limitation, penalties, interests and other costs or expenses relating to or associated with any social security contributions matter.

(ddddd) “Straddle Period” shall mean any taxable period that begins before and ends after the Closing Date.

(eeeee) “Subsidiary” shall mean, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

(fffff) “Tax” or, collectively, “Taxes” shall mean any and all national, provincial, state, local and other taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor or transferor entity, and Social Security Contributions, provided that “Taxes” shall not include maintenance fees, annuities or renewal fees for Intellectual Property.

(ggggg) “Tax Arbitrator” shall mean a nationally recognized accounting or law firm mutually acceptable to the parties engaged in a dispute related to a Tax Contest.

(hhhhh) “Tax Contest” shall mean an audit, claim, dispute or controversy relating to Taxes.

(iiiii) “Tax Return” shall mean any national, provincial, state, local, or other return, estimate, information statement or report relating to Taxes.

(jjjjj) “Technical Materials” shall have the meaning set forth in the Corning IP Agreement.

(kkkkk) “Technology” shall mean all technology, including all techniques, design rules, algorithms, routines, files, databases, works of authorship (including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise), documentation, designs, files, net lists, records, data, processes, designs, prototypes, schematics, breadboards, netlists, test methodologies, hardware development tools, any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing.

(lllll) “Unfunded Retirement Plans” shall mean, with reference to any party hereto, those Retirement Plans that are not Funded Retirement Plans.

(mmmmm) “U.S. GAAP” shall mean accounting principles generally accepted in the United States.

1.2 Certain Rules of Construction. The following rules of construction shall apply to this Agreement:

(a) References to times of the day are to local time in the relevant jurisdiction unless otherwise stated.

(b) References to any U.S. legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall, in respect of any jurisdiction other than the State of New York, be deemed to include that which most nearly approximates in that jurisdiction to the U.S. legal term.

(c) Unless otherwise specifically provided in this Agreement, references to any monetary sum expressed in a U.S. dollar amount shall, where such sum is referable in whole or part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate at the relevant date specified in this Agreement.

(d) Where it is necessary to determine whether a monetary limit or threshold set forth in Article XII has been reached or exceeded (as the case may be) and the value of any of the relevant claims is expressed in a currency other than U.S. dollars, the value of each such claim shall be translated into U.S. dollars at the Exchange Rate on the date of receipt of written notification of the existence of such claim.

(e) In the event there is any conflict between the terms of this Agreement and the terms of any Ancillary Agreement, the terms of this Agreement shall control with respect to fundamental business terms of the transactions contemplated by this Agreement and the conflicting terms of the applicable Ancillary Agreement shall control with respect to specific implementation details; provided, however, that the terms of the Corning IP Agreement shall control over any conflicting terms of this Agreement with respect to any matter specifically provided for in the Corning IP Agreement and no term of this Agreement providing for the transfer or conveyance by Corning of any rights or assets generally shall be deemed or construed to include the transfer or conveyance of any Corning Intellectual Property except to the extent expressly provided in the Corning IP Agreement.

(f) Each of Parent’s and Corning’s representations, warranties, covenants and agreements with Avanex in this Agreement are several and not joint. Parent shall have no liability with respect to any representations, warranties, covenants and agreements of Corning contained herein, and Corning shall have no liability for the representations, warranties, covenants and agreements of Parent contained herein.

(g) Any representation or warranty of a party hereto regarding the enforceability of an agreement shall be deemed to be qualified to the extent enforceability may be limited by bankruptcy, receivership, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting the enforcement of the rights or remedies of creditors, secured parties or parties to executory contracts generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law) and the exercise of equitable powers by a court of competent jurisdiction.

ARTICLE II

SHARE ACQUISITION

2.1 Share Acquisition. At the Share Acquisition Closing (as defined below), and subject to the terms and conditions of this Agreement, Avanex shall purchase from Parent, or shall cause one or more of its Subsidiaries to purchase from Parent, and Parent shall sell, convey, transfer, assign and deliver, or procure the sale, conveyance, transfer, assignment and delivery to Avanex, or one or more designated Subsidiaries of Avanex, free and clear of all Liens, or other defects of title, all of the issued and outstanding share capital of Optronics France as of the Closing Date (the “Optronics France Shares”) (together with all rights attaching to such share capital, including the right to receive all distributions and dividends as declared, paid or made in respect of it on or after the Closing Date), and Optronics France shall become a direct wholly-owned subsidiary of Avanex.

2.2 Share Acquisition Closing. Subject to the terms and conditions of this Agreement, the closing of the Share Acquisition (the “Share Acquisition Closing”) shall take place at 10:00 a.m. New York Time on the last day of the month during which the satisfaction or waiver of the last of the conditions to closing set forth in Article X hereof occurs (or if such month is September 2003, then on October 1, 2003) at the offices of Proskauer Rose LLP, located at 1585 Broadway, New York, New York, or at such other place and time as may be agreed upon by the parties, provided, however, that the Share Acquisition Closing shall occur after the Asset Purchase Closing, unless Avanex and Corning shall have determined that the Asset Purchase Closing will not occur at any time. The date on which the Closings occur is referred to herein as the “Closing Date.” At the Share Acquisition Closing, Parent and Avanex will sign, or cause to be signed, and deliver all applicable Ancillary Agreements.

2.3 Share Acquisition and Parent Assigned IP Consideration. At the Share Acquisition Closing, subject to Section 2.9 and the other terms and conditions of this Agreement, in consideration of the Share Acquisition and the assignment of the Parent Assigned IP, Avanex shall issue and deliver to Parent that number of duly authorized, validly issued, fully paid and nonassessable shares of Avanex Common Stock equal to the product of (A) 0.28, multiplied by (B) the quotient obtained by dividing (x) that number of shares of Avanex Common Stock outstanding immediately prior to the Asset Purchase Closing and the Share Acquisition Closing by (y) 0.55 or, in the event that the Share Acquisition is consummated and the Asset Purchase is not to be consummated at any time, 0.72.

2.4 Cash Contributions. At the Share Acquisition Closing, subject to the terms and conditions of this Agreement and in the manner determined by Parent, Parent shall, or shall cause an Affiliate to, contribute to (a) Optronics France cash equal to the sum of (i) Forty Million dollars ($40,000,000) and (ii) the Optronics France Restructuring Amount, payable in euros in immediately available funds (the “Parent Optronics France Cash Contribution”) and (b) Optronics U.K. cash equal to the sum of (i) 15,000,000 euros and (ii) the Optronics U.K. Restructuring Amount, payable in euros in immediately available funds (the “Parent Optronics U.K. Cash Contribution” and, together with the Parent Optronics France Cash Contribution, the “Parent Cash Contribution”).

2.5 Working Capital Contribution; Inventory and Accounts Receivable Adjustment.

(a) As promptly as practicable after the Closing Date, but in any event within (i) forty-five (45) days thereafter in the event that the SEC shall have reviewed the Proxy Statement, or (ii) sixty (60) days thereafter in the event that the SEC shall have declined to review the Proxy Statement, Parent shall deliver to Avanex an unaudited working capital statement (the “Closing Working Capital Statement”), which shall set forth the Optronics Subsidiary Working Capital as of the Closing Date (the “Closing Working Capital Amount”). The Closing Working Capital Statement shall be prepared in accordance with French GAAP applied on a consistent basis, applying the same accounting rules and principles as those applied in the preparation of the applicable historical financial statements. During preparation of the Closing Working Capital Statement by Parent and the period of any dispute under subsection (c) below, Avanex shall provide Parent and Parent’s employees and representatives, upon reasonable notice and during normal business hours, access to the books, records, facilities and appropriate employees of the Optronics Business and shall cooperate with Parent and Parent’s employees and representatives, as required to prepare the Closing Working Capital Statement and to investigate the basis for any such dispute.

(b) Following the delivery of the Closing Working Capital Statement, Parent shall make itself and its relevant employees available, upon reasonable notice and during normal business hours, to meet and discuss any and all financial and business matters relating to the preparation and calculation of the Closing Working Capital Amount (the “Calculations”). Within thirty (30) days following the delivery of the Closing Working Capital Statement, Avanex shall deliver to Parent its objections, if any, described in reasonable detail, to the determination of the Calculations or the Closing Working Capital Amount. If Avanex does not deliver written notice of an objection to the Calculations or the Closing Working Capital Amount within such thirty (30) day period, Avanex shall be deemed to have accepted Parent’s Closing Working Capital Statement and determination of the Closing Working Capital Amount and such Closing Working Capital Statement and Closing Working Capital Amount shall be deemed to be the “Final Working Capital Statement” and the “Final Working Capital Amount,” respectively.

(c) If Avanex delivers written notice of an objection to the Calculations or the Closing Working Capital Amount (the “Avanex Objections”) within such thirty (30) day period, Avanex and Parent shall, within the thirty (30) day period (or such longer period as Avanex and Parent shall mutually agree) following delivery of the Avanex Objections, meet and discuss in good faith the Avanex Objections. If the Avanex Objections cannot be resolved by negotiation between Avanex and Parent within such period, the Avanex Objections shall be referred for arbitration to a mutually agreed internationally recognized accounting firm to serve as the accounting arbitrator (the “Accounting Arbitrator”) with respect to the Avanex Objections. The Accounting Arbitrator will be instructed to select, at its discretion, the individuals who will have primary responsibility for this matter, and to reach a determination within thirty (30) days from the date of referral. The Accounting Arbitrator will be limited to determining matters of accounting as they relate to the Avanex Objections, it being understood that such determination shall be in conformity with French GAAP, to the extent applicable. The decision of the Accounting Arbitrator will be final and binding upon the parties. The fees and expenses of the Accounting Arbitrator engaged pursuant to this Section 2.5(c) shall be paid by Parent and Avanex in proportion to the settlement of the disputed amounts set forth in the Avanex Objections. The Closing Working Capital Statement and Closing Working Capital Amount, as adjusted by agreement of Parent and Avanex or by the Accounting Arbitrator in accordance with this Section 2.5(c), shall be the “Final Working Capital Statement” and “Final Working Capital Amount,” respectively.

(d) If the Final Working Capital Amount is less than zero (0), Parent shall pay, within five (5) business days following the final determination of the Final Working Capital Amount, to Avanex, or to any entity designated by Avanex, the amount by which the Final Working

Capital Amount is less than zero (0) by wire transfer of immediately available funds to an account specified by Avanex. If the Final Working Capital Amount is greater than zero (0), Avanex shall pay, within five (5) business days following the final determination of the Final Working Capital Amount, to Parent, or to any entity designated by Parent, the amount by which the Final Working Capital Amount is greater than zero (0) by wire transfer of immediately available funds to an account specified by Parent; provided that Avanex may elect, with Parent’s consent (which may not be unreasonably withheld or delayed), to satisfy this obligation by causing Optronics France to transfer such amount, in which case the parties agree to treat such transfer as an offset to the Parent Optronics France Cash Contribution for U.S. federal and state income tax purposes. In no event shall the amount payable by Parent or Avanex pursuant to this Section 2.5(d) exceed an amount equal to 50% of the value of the shares of Avanex Common Stock comprising the Share Acquisition Consideration (valued for such purpose pursuant to the last sentence of Section 12.7(a)).

(e) As promptly as practicable after the first anniversary of the Closing Date, but in any event within forty-five (45) days thereafter, Avanex shall deliver to Parent a statement (the “Post-Closing Inventories Statement”) which shall (i) set forth the inventories of the Combined Company as of the first anniversary of the Closing Date, and (ii) indicate which items of inventory set forth on such statement constituted inventory of the Optronics Subsidiaries as of the Closing Date that were not part of a product line discontinued during the one-year period immediately following the Closing Date (the “Transferred Inventories”). If, within thirty (30) days following the delivery of the Post-Closing Inventories Statement, Parent delivers written notice of an objection to the information set forth on the Post-Closing Inventories Statement, Avanex and Parent shall follow the procedures for Avanex Objections set forth in Section 2.5(c) above. If any items of Transferred Inventories are set forth on the Post-Closing Inventories Statement, Parent shall, if Avanex so elects, pay to Avanex, within five (5) business days following the final determination of the amount of such items, the amount at which such Transferred Inventories were valued on the Final Working Capital Statement, net of reserves. During the one (1) year period commencing on the Closing Date, Avanex shall account for inventory for purposes of this Section 2.5(e) on a first-in-first-out basis. If Parent pays to Avanex the amounts required pursuant to this Section 2.5(e), the inventories of Avanex for which Parent has paid shall be assigned and transferred to Parent, at Parent’s sole expense, and Parent may resell or otherwise dispose of such inventory. During preparation of the Post-Closing Inventories Statement by Avanex and the period of any dispute under this subsection (e), Avanex shall provide Parent and Parent’s employees and representatives, upon reasonable notice and during normal business hours, access to the books, records, facilities and appropriate employees of the Optronics Business and shall cooperate with Parent and Parent’s employees and representatives, as required to prepare the Post-Closing Inventories Statement, including the opportunity to observe any physical inventory count, and to investigate the basis for any such dispute.

(f) As promptly as practicable after the period ending 180 days following the Closing Date, but in any event within forty-five (45) days thereafter, Avanex shall deliver to Parent a statement (the “Post-Closing Receivables Statement”) which shall (i) set forth the trade accounts receivable of the Combined Company as of the date which is 180 days following the Closing Date, and (ii) indicate which trade accounts receivable constituted trade accounts receivable of the Optronics Subsidiaries as of the Closing Date (the “Transferred Receivables”). If, within thirty (30) days following the delivery of the Post-Closing Receivables Statement, Parent delivers written notice of an objection to the information set forth on the Post-Closing Receivables Statement, Avanex and Parent shall follow the procedures for Avanex Objections set forth in Section 2.5(c) above. If any Transferred Receivables are set forth on the Post-Closing Receivables Statement, Parent shall pay to Avanex, within five (5) business days following the final determination of the amount of such items, the amount at which such Transferred Receivables were valued on the Final Working Capital Statement, net of reserves, plus all reasonable out-of-pocket collection costs incurred by Avanex in connection with the Transferred Receivables set forth on the Final Working Capital Statement. Following payment to Avanex by Parent in accordance with this Section 2.5(f), Avanex shall continue to use its commercially reasonable efforts to collect any outstanding Transferred Receivables, and, in the event that any such Transferred Receivables are collected by Avanex or the Optronics Subsidiaries, shall promptly deliver to Parent any amount so collected, provided that Avanex may elect, with Parent’s consent (which may not be unreasonably withheld or delayed), to satisfy this obligation by causing Optronics France to transfer such amount, in which case the parties agree to treat such transfer as an offset to the Parent Optronics France Cash Contribution for U.S. federal and state income tax purposes. During preparation of the Post-Closing Receivables Statement by Avanex and the period of any dispute under this subsection (f), Avanex shall provide Parent and Parent’s employees and representatives, upon reasonable notice and during normal business hours, access to the books, records, facilities and appropriate employees of the Optronics Business and shall cooperate with Parent and Parent’s employees and representatives, as required to prepare the Post-Closing Receivables Statement and to investigate the basis for any such dispute

2.6 Transfer Taxes. Each of Parent and Avanex shall pay half of any sales, use, value-added, gross receipts, excise, registration, stamp, duty, transfer and other similar taxes and governmental fees (“Transfer Taxes”) imposed or levied by reason of, in connection with or attributable to, the transfer of the Optronics Subsidiaries (including, without limitation, any facilities occupied by the Optronics Subsidiaries) or any other transfer contemplated by Article II of this Agreement. This amount shall not include any Transfer Taxes that will be rebated or refunded to, or otherwise recovered by, Avanex or any of its Affiliates. Parent and Avanex shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes.

2.7 Transfer of Parent Assigned IP. Subject to Section 2.10, at the Share Acquisition Closing, subject to the terms and conditions set forth in this Agreement, Parent shall sell, convey, transfer and assign to Avanex, free and clear of all security interests, pledges and mortgages, and Avanex shall purchase from Parent, all of Parent’s and Parent’s Subsidiaries’ right, title and interst in and to the Parent Assigned IP without any additional consideration and shall execute and deliver an appropriate assignment of the Parent Assigned IP (the “Parent Assigned IP Assignment”), including the copyright registrations and assignments required pursuant to this Section 2.7. At any time or from time to time after the Share Acquisition Closing, at Avanex’s reasonable request and expense, Parent shall execute and deliver to Avanex all documents or such other instruments, in each case to be prepared by Avanex, necessary to (i) transfer title to the Parent Assigned IP to Avanex and (ii) to register the transfer of title, all duly signed by the assignor of such rights. In addition to the foregoing, Parent shall promptly deliver inventions disclosures to Avanex that are covered by the definition of “Parent Assigned IP.” Until one (1) year after the Closing Date, if (x) Avanex discovers any Patents of Parent or its Subsidiaries (other than Patents included in Parent Assigned

IP) entitled to a filing date any time prior to one hundred and eighty (180) days after the Share Acquisition Closing that are primarily used in the Optronics Business but are not listed in Schedule 1.1(jjjj), then Parent will, at Avanex’s reasonable expense, assign and transfer such Patents to Avanex pursuant to the provisions of this Section 2.7, or (y) Parent discovers any Patents of Parent or its Subsidiaries entitled to a filing date any time prior to one hundred and eighty (180) days after the Share Acquisition Closing that are not primarily used in the Optronics Business but which are listed in Schedule 1.1(jjjj), then Avanex will, at Parent’s reasonable expense, assign and transfer such Patents to Parent by executing and delivering to Parent all documents or such other instruments, in each case to be prepared by Parent, necessary to (i) transfer title to such Patents to Parent and (ii) to register the transfer of title, all duly signed by the assignor of such rights. Notwithstanding the foregoing, Patents primarily relating to Dispersion Compensation Modules will not be assigned to Avanex unless included in Schedule 1.1(jjjj) as of the date of this Agreement. Parent and Avanex acknowledge that there are certain Patent licenses of Parent under which Optronics France or Optronics U.K. may be a licensee or sublicensee provided it remains a Subsidiary of Parent. Parent will reasonably cooperate with Avanex to assist Avanex in the negotiation of Patent licenses with the owners of such patents if Avanex deems such licenses necessary, including by providing contact information and relevant data in Parent’s possession. Further, Parent on one hand and Optronics France and Optronics U.K. on the other hand have entered into a Cross License Agreement that will terminate on the Share Acquisition Closing. Parent agrees that the licenses retained by Parent pursuant to Section 10.5 of such Cross License Agreement after the Share Acquisition Closing only permit Parent to use technical information and know-how provided by Optronics France and Optronics U.K. to Parent pursuant to the Cross License Agreement after the Share Acquisition Closing, as well as Patents with claims covering such technical information and know-how, solely in the manner used by Parent prior to the termination of the Cross License Agreement, and not for use for the Optronics Business. Otherwise, Parent agrees such Cross License Agreement provides no other rights to Parent regarding technical information, know-how and Patents of Optronics France or Optronics U.K.

2.8 Additional Obligations of Parent With Regard to Assigned Patents. Avanex and Parent will cooperate to effect a smooth transfer of the responsibility for prosecution, maintenance and enforcement of the Parent Assigned IP from Parent to Avanex. Within a period of three (3) months after the Share Acquisition Closing, Parent agrees to continue (i) the payment of maintenance fees, and (ii) providing responses to official office actions, in each case to the extent that they are due within the applicable period and to maintain its files and records relating to the Parent Assigned IP using the same standard of care and diligence that it uses with respect to the Parent Patents. Avanex will reimburse Parent for all actual costs and reasonable expenses associated therewith (excluding the value of the time of Parent employees) to continue to prosecute and maintain the Parent Assigned IP after the Share Acquisition Closing. Notwithstanding the foregoing, the Parties shall agree on a case by case basis on compensation, if any, of Parent for the value of time of Parent’s employees as reasonably required in connection with any such litigation. Parent will provide Avanex with the originals or copies of its files relating to the Parent Assigned IP upon such transfer or at such earlier time as the parties may agree. Further, Parent shall be entitled to instruct the company Dennemeyer and its outside Patent agents to send invoices for activities performed after the Share Acquisition Closing to Avanex. Parent shall instruct the company Dennemeyer and its outside Patent agents to stop pertinent activities and the payment of all annuities coming due after a period of three months after the Share Acquisition Closing, unless the company

Dennemeyer or such outside Patent agent is contracted otherwise by Avanex to act at the expense of Avanex. Any further activities and payment shall be the sole responsibility of Avanex.

(a) Parent shall provide continuing reasonable support to Avanex with respect to the Parent Assigned IP, at Avanex’s reasonable request and expense, limited to the following:

(i) Making available to Avanex or its counsel, inventors and other persons employed by Parent for interviews and/or testimony to assist in good faith in further prosecution, maintenance or litigation of the Parent Assigned IP, including the signing of documents related thereto but only as long as such inventors or other persons are employed by Parent;

(ii) Forwarding copies of all correspondence sent and received concerning the Parent Assigned IP within a reasonable period of time after receipt by Parent; and

(iii) Making all relevant documents in the possession or control of Parent and corresponding to the Parent Assigned IP, or any licenses thereunder, available to Avanex or its counsel, subject to confidentiality and other applicable restrictions.

Any actual and reasonable out-of-pocket expenses associated with any such assistance shall be borne by Avanex, excluding the value of the time of such Parent employees; provided, however, that in the case of assistance with litigation, the parties shall agree on a case by case basis on compensation, if any, of Parent for the value of the time of Parent’s employees as reasonably required in connection with such litigation.

(b) To the extent that any of the Patents of Parent or its subsidiaries create a Disclaimer Issue, Assertion Issue or Licensing Issue with respect to any of the Parent Assigned IP, Parent will cooperate in good faith with Avanex to resolve such issues, including (subject to pre-existing contractual obligations that were entered prior to the date hereof and cannot be terminated by Parent) extending to Avanex a reasonable offer to sell or license those of such Patents needed to resolve such issues.

2.9 Tax Treatment. Parent and Avanex each agree to use commercially reasonable efforts to cause the Share Acquisition to be a taxable transaction for U.S. federal income tax purposes if Avanex so requests prior to the Share Acquisition Closing. In accordance with the foregoing, Avanex may request that this Agreement be amended to provide (i) that an amount of cash consideration not in excess of US $50,000 (valuing the Avanex stock at the average of its closing price for the five (5) days immediately preceding the Share Acquisition Closing) shall be paid to Parent in lieu of a portion of the Avanex Common Stock to be issued to Parent pursuant to Section 2.3 and/or (ii) for such other actions or changes reasonably requested by Avanex, provided that any actions or changes under clause (ii) shall require the consent of Parent and Corning, which shall not be unreasonably withheld.

2.10 Contribution of IP. Parent shall discuss and cooperate with Avanex in good faith, to the extent reasonably requested by Avanex, prior to the Share Acquisition Closing, to amend the Parent IP Agreement to provide that the property licensed under the Parent IP Agreement will be licensed to Optronics France prior to the Share Acquisition Closing if appropriate for tax planning purposes.

2.11 Deliveries of Parent. .At the Share Acquisition Closing, Parent shall deliver to Avanex one or several ordres de mouvement and duly written up registre de mouvements de titres and all such other documents or instruments necessary to vest in Avanex (or a Subsidiary of Avanex designated by Avanex) good, valid and marketable title to the Optronics France Shares.

(a) In addition to the foregoing, the following items of Parent Assigned IP and Parent Licensed IP shall be delivered upon the Share Acquisition Closing:

(i) Parent Assigned IP and Parent Licensed IP embodied in tangible and electronic form contained within the facilities to be occupied by Avanex;

(ii) Those items of Parent Assigned IP and Parent Licensed IP within the knowledge of those employees of Parent or Optronics France who become employees of Avanex at the Share Acquisition Closing and any items constituting or containing Parent Assigned IP and Parent Licensed IP, in tangible or electronic form, which they bring with them.

(iii) all Know-How within its possession that is embodied in tangible or electronic form and in the form in which it is currently embodied and that is required in the reasonable opinion of Parent for the design, development, assembly, manufacture, production, testing, storage, transportation and delivery of Dispersion Compensation Modules shall be contained within the Optronics France Facilities at the Share Acquisition Closing. Avanex shall reimburse Parent for out-of-pocket copying, electronic download and delivery under this subsection. Such reimbursements shall be due even if the Share Acquisition is not consummated.

(b) Avanex may, within three (3) months of Asset Purchase Closing, request in writing the delivery of additional specific tangible items of Parent Assigned IP and Parent Licensed IP that have not already been delivered in the manner set forth in Section 2.11(a) and which have been used by such employees in connection with Optronics Products within one (1) year prior to the Share Acquisition Closing. Parent will copy and deliver such requested items in tangible form only if (i) the requested item already exists within Parent’s or its Subsidiaries’ possession in tangible form, (ii) no services other than clerical copying or electronic download services are necessary to produce the deliverable form of the requested item, (iii) the requested item is not subject to third party copyright which would restrict Parent’s right to provide a copy to Avanex for Avanex’s use while retaining a copy with Parent for Parent’s use, and (iv) Avanex shall reimburse Parent for out-of-pocket copying, electronic download, and delivery expenses.

(c) Parent shall have no further obligation under this Section 2.11 to deliver any specific items of Parent Assigned IP and Parent Licensed IP to Avanex. Furthermore, except as set forth in Section 2.8, neither Parent nor its Subsidiaries shall be obligated under any provision of this Agreement to provide the services of any employees or to expend any resources for the purpose of transferring any items of Parent Assigned IP and Parent Licensed IP to Purchaser, including, but not limited to (i) reducing to tangible or electronic form any Parent Assigned IP and Parent Licensed IP not previously available in tangible or electronic form, (ii) providing any oral transfer of Parent

Assigned IP and Parent Licensed IP, or (iii) providing any technical support, consultation, instruction or training of Avanex personnel in how to understand, use or implement such Parent Assigned IP and Parent Licensed IP.

(d) The representations in Section 4.10 shall not apply to Dispersion Compensation Modules. However, Parent shall, before the Share Acquisition Closing, prepare disclosure schedules for the representations in Section 4.10 making disclosures as if Section 4.10 applied to Dispersion Compensation Modules.

ARTICLE III

PURCHASE AND SALE OF ASSETS

3.1 Purchase and Sale of Assets. At the Asset Purchase Closing (as defined below), subject to the terms and conditions set forth in this Agreement, and in partial consideration of the shares of Avanex Common Stock to be issued to Corning in accordance with Section 3.7 of this Agreement, Corning shall sell, convey, transfer and assign to Avanex, or one or more of its designated Subsidiaries, free and clear of all Liens, and Avanex, or one or more of its designated Subsidiaries, shall purchase from Corning or the applicable Subsidiary of Corning, the following assets:

(a) All rights of Corning or the applicable Corning Subsidiary under the Corning Transferred Agreements arising after the Closing Date to the extent such Corning Transferred Agreements are assigned and transferred to Avanex at the Closing Date or to the extent the benefits and obligations of any Corning Transferred Agreement not properly assigned or transferred to Avanex at the Asset Purchase Closing shall exist for the account of Avanex as of the Closing Date pursuant to Section 8.9(d)(iii)(C), other than the right to accounts receivable arising from the sale on or before the Closing Date of Corning OCM Products;

(b) All Inventories;

(c) All Corning Tangible Personal Property;

(d) All Corning Books and Records;

(e) All Corning Permits, to the extent transferable; and

(f) All of Corning’s claims against any party relating to any right, property or asset included in the Purchased Corning Assets, or against any party to a Corning Transferred Agreement or a Corning Transferred Third Party IP Contract arising after the Closing Date.

All of the assets referred to in Sections 3.1(a) through 3.1(f), inclusive, are collectively referred to herein as the “Purchased Corning Assets.” Without limiting the generality of this Section 3.1, the Purchased Corning Assets shall not include the following assets (such excluded assets constituting, collectively, “Excluded Assets”):

(i) Except for the rights under Corning Transferred Agreements and the Corning Transferred Third Party IP Contracts arising after the Asset Purchase Closing, any rights under current contracts of Corning;

(ii) Any cash relating to the Corning OCM Products, or accounts receivable arising prior to the Asset Purchase Closing from the sale of Corning OCM Products, the operation of the business of Corning with respect to the Corning OCM Products or otherwise;

(iii) Except for the Purchased Corning Tangible Property, any equipment, whether owned or leased, used in the manufacturing of the Corning OCM Products; and

(iv) The collective bargaining agreement dated February 7, 2001, between Corning and American Flint Glass Workers Union, AFL-CIO, including Local Union No. 1000 (the “Union”).

3.2 Corning OCM Facilities. At the Asset Purchase Closing, subject to the terms and conditions set forth in this Agreement, and in partial consideration of the shares of Avanex Common Stock to be issued to Corning in accordance with Section 3.7 of this Agreement and subject to and upon the terms of the Corning Leases, Corning subleases the Erwin Pack facility to Avanex pursuant to Exhibit F attached hereto and transfers the Corning Milan Lease Agreement to Avanex or a designated subsidiary of Avanex.

3.3 Corning Intellectual Property. At the Asset Purchase Closing, subject to the terms and conditions set forth in this Agreement, and in partial consideration of the shares of Avanex Common Stock to be issued to Corning in accordance with Section 3.7 of this Agreement and subject to and upon the terms of the Corning IP Agreement, Corning shall convey and grant to Avanex interests in the Corning Intellectual Property.

3.4 Cash Contribution. At the Asset Purchase Closing, subject to the terms and conditions of this Agreement, and in partial consideration of the shares of Avanex Common Stock to be issued to Corning in accordance with Section 3.7 of this Agreement, Corning shall pay to Avanex cash in the aggregate amount equal to the sum of (a) Twenty Million Dollars ($20,000,000) and (b) that amount of cash described in Paragraph 4(a) of Schedule 1.1(jj) as being payable by Corning to Avanex at the Asset Purchase Closing and related to Avanex’s assumption of the Corning Repair and Warranty Obligations, payable in U.S. dollars in immediately available funds (the “Corning Cash Contribution”).

3.5 Assumption of Certain Liabilities. Avanex shall not assume any Liabilities of Corning except for those Liabilities which Avanex expressly assumes pursuant to this Section 3.5. On the terms and subject to the conditions of this Agreement, Avanex shall, on the Closing Date (as defined below), assume only the following liabilities and obligations of Corning (the “Assumed Corning Liabilities”):

(i) all obligations and liabilities of Corning under the Corning Transferred Agreements and the Corning Transferred Third Party IP Contracts, but only to the extent such liabilities or obligations (A) first arise or are first incurred from and after the Closing Date, to the extent such Corning Transferred Agreements or Corning Transferred Third Party IP Contracts are assigned and transferred to Avanex at the Closing Date or to the extent the benefits and obligations of any Corning Transferred Agreement or Corning Transferred Third Party IP Contracts not properly assigned or transferred to Avanex at the Asset Purchase Closing shall exist for the account of Avanex pursuant to Section 8.9(d)(iii), (B) do not arise from or relate to a breach by Corning of any provision of the Corning Transferred Agreements prior to the Closing Date, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of the Corning Transferred Agreements or Corning Transferred Third Party IP Contracts, and (D) are in exchange for consideration which is included in the Purchased Corning Assets received by Corning prior to the Closing Date,

(ii) all obligations and liabilities relating to the ownership, use or operation of the Purchased Corning Assets by Avanex which first arise or are first incurred from and after the Asset Purchase Closing,

(iii) the Corning Repair and Warranty Obligations,

(iv) all obligations and Liabilities assumed or agreed to by Avanex under Section 8.4, and

(v) all obligations and Liabilities first arising under the Corning Milan Lease Agreement following the Closing Date.

(b) Corning shall retain and be responsible for paying, performing and discharging when due, and Avanex shall not assume or have any responsibility for, all Liabilities of Corning as of the Closing Date other than the Assumed Corning Liabilities (the “Retained Corning Liabilities”). Without limiting the generality of the foregoing, the Retained Corning Liabilities shall include:

(i) any Liability (other than an Assumed Corning Liability) arising from or related to the operations of Corning, whenever arising or incurred, or the Corning OCM Facilities, or the ownership of the Purchased Corning Assets by Corning, in each case prior to and through the Closing Date,

(ii) except for liabilities specifically assumed by or agreed to by Avanex in Section 8.4, any Corning Employment Liabilities related to any Corning Benefit Plan or Corning’s or any Employment Affiliate of Corning’s employment or termination of any employee, consultant or director (excluding any liabilities arising from a Designated Corning Employee’s employment or termination of employment with Avanex or an Employment Affiliate of Avanex after the Closing Date), and, if incurred on or before the Closing Date or arising from events which occur on or before the Closing Date, any Social Security Contributions Liabilities,

(iii) claims for death, personal injury, property damage or consequential, punitive, or other damages relating to or arising out of any business conducted by Corning,

(iv) the violation or alleged violation of any Law, including but not limited to Laws relating to civil rights, health, safety, labor, and discrimination by Corning or its Affiliates,

(v) claims of creditors of Corning for obligations not included in the Assumed Corning Liabilities,

(vi) claims relating to Pre-Closing Corning Environmental Liabilities,

(vii) any obligation of Corning to indemnify any person except any such obligation arising under a Corning Transferred Agreement or Corning Transferred Third Party IP Contract after the Closing Date,

(viii) any Taxes of Corning or any Affiliate of Corning or any Taxes attributable to the Purchased Corning Assets or the Corning OCM Products attributable to any Pre-Closing Period,

(ix) any Liability or obligation of Corning for costs and expenses incurred in connection with this Agreement, and the consummation of the transactions contemplated hereby and thereby, and

(x) any Liability of Corning for accounts payable by Corning in connection with the Purchased Corning Assets arising from the Corning Transferred Agreements or Corning Transferred Third Party IP Contract on or prior to the Closing Date.

3.6 Asset Purchase Closing. Subject to the terms and conditions of this Agreement, the closing of the Asset Purchase (the “Asset Purchase Closing” and, together with the Share Acquisition Closing, the “Closings”) shall take place at 10:00 a.m. New York Time on the Closing Date at the offices of Proskauer Rose LLP, located at 1585 Broadway, New York, New York, or at such other place and time as may be agreed upon by the parties. At the Asset Purchase Closing, Cascades and Avanex will sign and deliver all applicable Ancillary Agreements.

3.7 Asset Purchase Consideration. At the Asset Purchase Closing, and subject to the terms and conditions of this Agreement, in consideration of the Asset Purchase and the Corning Cash Contribution, Avanex shall issue and deliver to Corning that number of duly authorized, validly issued, fully paid and nonassessable shares of Avanex Common Stock equal to the product of (A) 0.17, multiplied by (B) the quotient obtained by dividing (x) that number of shares of Avanex Common Stock outstanding immediately prior to the Asset Purchase Closing and the Share Acquisition Closing by (y) 0.55, or in the event that Parent receives cash in substitution for a portion of the shares of Avanex common stock pursuant to Section 2.9, one minus the sum of 0.17 and the actual percentage of shares to be issued to Parent. Following the date hereof and prior to the Asset Purchase Closing, Corning and Avanex shall use commercially reasonable efforts to agree on an allocation of a portion of the Asset Purchase Consideration to the Purchased Corning Assets located in Italy for Italian tax purposes.

3.8 Transfer Taxes. Each of Corning and Avanex shall pay half of any Transfer Taxes imposed or levied by reason of, in connection with or attributable to, the transfer of the Purchased Assets as contemplated by Article III of this Agreement. This amount shall not include any such

Transfer Taxes that will be rebated or refunded to, or otherwise recovered by, Avanex or any of its Affiliates. Corning and Avanex shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes.

3.9 Tax-Free Reorganization Treatment. Avanex and Corning intend that the Asset Purchase, when taken together with the liquidation of Corning Photonics Technologies, Inc. (“CPT”), will qualify as a reorganization within the meaning of Section 368(a) of the Code and hereby agree to report it as such. In addition, Corning agrees to cause CPT to sell its remaining non-liquid assets and liquidate CPT promptly following such sale and the Asset Purchase Closing.

3.10 Deliveries of Corning. At the Asset Purchase Closing, Corning shall, at its sole cost, in the manner and form, and to the entities and locations reasonably specified by Avanex, deliver to Avanex:

(a) All of the Purchased Corning Assets;

(b) that the Corning Licensed IP and the Corning Assigned IP which shall be transferred pursuant to the terms of the Corning IP Agreement;

(c) the Corning Cash Contribution;

(d) (i) A duly executed general assignment and bill of sale (or for those Purchased Corning Assets located in Italy, another legal document which transfers title), in form and substance reasonably acceptable to Avanex’s counsel, for the Purchased Assets, with such modifications as may be necessary to comply with applicable Italian Laws for those items of Purchased Corning Assets located in Italy; (ii) an instrument of assumption of liabilities, in form and substance reasonably acceptable to Avanex’s counsel, pursuant to which Avanex shall assume the Assumed Corning Liabilities; and (iii) such other instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Avanex’s counsel, as shall be effective to vest in Avanex good and valid title in and to the Purchased Corning Assets in accordance with (and with such exceptions as are disclosed pursuant to) this Agreement;

(e) The Corning Leases;

(f) (i) All of the Corning Transferred Agreements, and (ii) any third party consents received by Corning from the other party or parties to any Corning Transferred Agreement;

(g) All other previously undelivered documents required to be delivered by Corning to Avanex at or prior to the Asset Purchase Closing in connection with the transactions contemplated by this Agreement including without limitation, the public deed of transfer (Atto Pubblico o Scrittura Autenticata da Notaio) pursuant to which all the Purchased Corning Assets located in Italy or governed by Italian Law will be transferred by Corning to Avanex on the Asset Purchase Closing; and

(h) All such other assignments and other instruments as, in the reasonable opinion of Avanex’s counsel, are necessary to vest in Avanex good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, the Purchased Corning Assets which consist of tangible personal property in accordance with (and with such exceptions as are disclosed pursuant to) the terms of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT

Parent represents and warrants to Avanex, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by Parent to Avanex, dated as of the date hereof and as may be updated pursuant to Section 8.10(d) (the “Parent Disclosure Schedule”), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Parent contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure is readily apparent on its face to be applicable to such other representations or warranties (except with respect to the representations and warranties of Parent contained in Section 4.8(i), any exceptions to or qualifications of which shall be explicitly set forth in Section 4.8(i) of the Parent Disclosure Schedule), as follows:

4.1 Organization of Parent and Optronics France.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of France.

(b) Optronics France is a corporation duly organized, validly existing, duly registered and in good standing under the laws of France. Optronics France has all necessary corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and as currently proposed to be conducted. Optronics France is duly qualified to transact business and is in good standing in all jurisdictions in which the failure to be so qualified, individually or in the aggregate, would have a Material Adverse Effect on Optronics France. Optronics U.K. is a corporation duly organized, validly existing, duly registered and in good standing under the laws of England. Optronics U.K. has all necessary corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and as currently proposed to be conducted. Optronics U.K. is duly qualified to transact business and is in good standing in all jurisdictions in which the failure to be so qualified, individually or in the aggregate, would have a Material Adverse Effect on Optronics U.K.

(c) Parent has delivered to Avanex a true and complete list of each Subsidiary of Optronics France to be included in the Share Acquisition, indicating the jurisdiction of incorporation of each such Subsidiary and Optronics France’s equity interests therein, each such interest being free and clear of all Liens, other rights exercisable by third parties or other defects in title and being duly authorized, validly issued, fully paid and non-assessable. Immediately prior to the Share Acquisition Closing, Optronics France shall have no Subsidiaries, other than Optronics U.K.

(d) Parent has delivered or made available to Avanex a true and correct copy of the statuts (articles of incorporation and bylaws) or the equivalent constitution documents in the relevant jurisdiction of the Optronics Subsidiaries, each as amended to date, and each such instrument is in full force and effect. No Optronics Subsidiary is in violation of any of the provisions of its statuts (articles of incorporation and bylaws) or the equivalent constitution documents in the relevant jurisdiction of the Optronics Subsidiaries.

4.2 Optronics Subsidiaries Capital Structure. The authorized capital stock of Optronics France consists of 48,140,000 shares. As of the close of business on May 9, 2003, 48,140,000 shares of Optronics France were issued and outstanding. Except as set forth in the immediately preceding sentence and in Section 4.4 hereof, no shares of capital stock or other equity securities of Optronics France are issued, reserved for issuance or outstanding. All of the outstanding shares of Optronics France’s capital stock have been duly authorized and validly issued and are fully paid and non-assessable. The authorized capital stock of Optronics U.K. consists of 1,326,160,600 shares. As of the close of business on April 24, 2003, 988,795,440 shares of Optronics U.K. were issued and outstanding. Except as set forth in the immediately preceding sentence and in Section 4.4 hereof, no shares of capital stock or other equity securities of Optronics U.K. are issued, reserved for issuance or outstanding. All of the outstanding shares of Optronics U.K.’s capital stock have been duly authorized and validly issued and are fully paid and non-assessable.

4.3 Share Ownership. As of the date of this Agreement, a direct, wholly-owned Subsidiary of Parent and the individuals listed in Section 4.3 of the Parent Disclosure Schedule (which schedule shall set forth the number of shares owned by each such Person) are the beneficial owners of all of the outstanding shares of Optronics France, free and clear of all Liens. Immediately prior to the Share Acquisition Closing, such Subsidiary of Parent shall be the beneficial owner of all of the outstanding shares of Optronics France, free and clear of all Liens. No other person or entity has a beneficial interest in or a right to acquire such shares or any portion of such shares. Upon the Share Acquisition Closing, Avanex will be the record and beneficial owner of the Optronics France Shares, free and clear of all Liens, except for Liens created by Avanex. Upon the Share Acquisition Closing, Optronics France will be the record and beneficial owner of the Optronics U.K. Shares, free and clear of all Liens, except for Liens created by Avanex.

4.4 Obligations With Respect to Capital Stock. As of the date hereof, there are no equity securities, partnership interests or similar ownership interests of any class of Optronics France or Optronics U.K., or any securities or loan capital exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Optronics France or any of its Subsidiaries is a party or by which it is bound obligating Parent or Optronics France or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock or loan capital of Optronics France or Optronics U.K. or obligating Parent or any of its Subsidiaries or either Optronics Subsidiary to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the Knowledge of Parent there are no voting trusts, proxies or other agreements or understandings with respect to the registration or voting of any equity security of any class of Optronics France or Optronics U.K.

4.5 Authority.

(a) Parent has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Parent is entitled to transfer or procure the transfer of the full ownership of the Optronics France Shares to Avanex or its designated Subsidiaries. The execution and delivery of this Agreement and the Ancillary Agreements to which Parent is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement and the Ancillary Agreements to which Parent is a party have been, or upon their execution will be, duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties thereto, constitute, or upon their execution will constitute, the valid and binding obligations of Parent, enforceable in accordance with their terms. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Parent do not, or upon their execution will not, and the performance of this Agreement and the Ancillary Agreements to which it is a party by Parent will not, (i) conflict with or violate the statuts (articles of incorporation and bylaws) of Parent or Optronics France, (ii) subject to compliance with the requirements set forth in Section 4.5(b) below, conflict with or violate in any material respect any law, rule, regulation, order, judgment or decree (each a “Legal Requirement”) applicable to Parent, Optronics France or Optronics U.K. or by which its respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s or Optronics France’s rights or alter the rights or obligations of Parent or Optronics France or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, including any leased or owned real property or assets of Optronics France pursuant to, any Optronics Contract (as defined in Section 4.16). Section 4.5(a) of the Parent Disclosure Schedule lists all consents, waivers and approvals under any Optronics Contract required to be obtained in connection with the consummation of the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent or either Optronics Subsidiary in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which Parent is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the antitrust laws reasonably determined by the parties to be required (the “Necessary Consents”), and (ii) such other consents, authorizations, filings, approvals, orders, declarations and registrations which, if not obtained or made, would not be materially adverse to Avanex, the Optronics Business or the Combined Company or have a material adverse effect on the ability of the parties to consummate the Share Acquisition or the Asset Purchase.

4.6 Restrictions on Transaction. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Parent, any of its Affiliates, Optronics France or Optronics U.K. is a party and which affects the Optronics Business, which has or would reasonably be expected to have the effect of prohibiting the Share Acquisition.

4.7 Optronics Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since October 20, 2000, and has made available to Avanex such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports, with respect to the disclosure contained therein relating to the Optronics Division of Parent, (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither Optronics France, Optronics U.K. nor any of their Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the combined financial statements of the Optronics Division contained in the Parent SEC Reports (the “Optronics Division Financials”), including any Parent SEC Reports filed after the date hereof until the Share Acquisition Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with French GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented the financial position of the Optronics Division at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

(c) The audited financial statements of Optronics France and of Optronics U.K. attached hereto as Schedule 4.7(c) as of and for the years ended December 31, 2002 and December 31, 2001 (the “Optronics Subsidiary Financials”) (i) were prepared in accordance with French GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present the financial position of Optronics France and of Optronics U.K. at the respective dates thereof and their respective results of operations and cash flows for the periods indicated. Except as disclosed or reserved against in the Optronics Subsidiary Financials, neither Optronics France nor Optronics U.K. has any liabilities (absolute, accrued, contingent or otherwise) of the type required to be disclosed in financial statements prepared in accordance with French GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Optronics Subsidiaries, except liabilities incurred since December 31, 2002 in the ordinary course of business consistent with past practices or in connection with the transactions contemplated hereby.

4.8 Absence of Certain Changes or Events. Since December 31, 2002, there has not been: (i) any Material Adverse Effect on either Optronics Subsidiary or the Optronics Business or any fact, change, development, effect or occurrence that is reasonably likely to result in a Material Adverse Effect on Optronics France or the Optronics Business, (ii) to the extent related to or affecting either Optronics Subsidiary or the Optronics Business, any change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in French

GAAP or the rules and regulations promulgated by the SEC, or (iii) to the extent related to or affecting either Optronics Subsidiary or the Optronics Business, any revaluation by Parent of any of its material assets (individually or in the aggregate), including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business, (iv) any incurrence of any indebtedness by either Optronics Subsidiary other than to Parent or its Subsidiaries for borrowed money or guarantee by either Optronics Subsidiary of any such indebtedness of another Person other than Parent or its Subsidiaries, or (v) any payment by either Optronics Subsidiary outside of the ordinary course of business of the Optronics Business in excess of $250,000.

4.9 Optronics Subsidiary Taxes.

(a) Each of the Optronics Subsidiaries (or Parent on its behalf) has duly and timely filed all material Tax Returns relating to Taxes required to be filed by or with respect to it with any Tax authority. Such Tax Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law. Each of the Optronics Subsidiaries has paid all material Taxes due and payable by it or with respect to its business or activities (whether or not shown on any Tax Return), except for taxes being contested in good faith for which adequate reserves are reflected on the Optronics Division Financials or Optronics Subsidiary Financials.

(b) Each Optronics Subsidiary as of the Closing Date will have withheld with respect to its employees or other third parties, and timely paid over to the appropriate Taxing authority, all material income, payroll and other Taxes required to be withheld or paid.

(c) Neither Optronics Subsidiary has been delinquent in the payment of any material Tax and there is no material Tax deficiency or adjustment outstanding, proposed in writing or assessed against either Optronics Subsidiary, nor has either Optronics Subsidiaries executed any unexpired waiver of any statute of limitations on or unexpired extension of the period for the assessment or collection of any material Tax. There are no powers of attorney with respect to the Taxes of either Optronics Subsidiary currently in force.

(d) No audit or other examination of any material Return of either Optronics Subsidiary by any Tax authority is presently in progress, nor has either Optronics Subsidiary been notified in writing of any request for such an audit or other examination.

(e) Neither Optronics Subsidiary had any material liability for unpaid Taxes that has not been accrued or reserved against on the Optronics Division Financials or Optronics Subsidiary Financials in accordance with applicable GAAP as of the date thereof. Since that date, neither Optronics Subsidiary has incurred any liability for any material Taxes other than in the ordinary course of business.

(f) Neither Optronics Subsidiary (a) is a party to or has any obligation under any Tax sharing, indemnity or allocation agreement or arrangement, (b) has ever been a member of an affiliated combined or consolidated group filing a consolidated or combined income Tax Return (other than a group the common parent of which was Parent), or (c) has no liability for the Taxes of any person by reason of former or current membership in such a consolidated or combined group, as a transferee or successor, by contract, pursuant to a reorganization or restructuring or otherwise.

(g) Each Optronics Subsidiary is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). Neither Optronics Subsidiary is subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for income earned from services for which any income tax is satisfied through withholding. Neither Optronics Subsidiary is liable for any tax as the agent of any other person or business or constitutes a permanent establishment of any other person, business or enterprise for any Tax purpose.

(h) Without affecting the general character of the representations and warranties made in Sections 4.9(a) through 4.9(e): (i) each Optronics Subsidiary is registered for VAT purposes if required to be so registered by law, regulation or administrative practice relating to VAT (“VAT Legislation”), has been so registered at all times that it has been required to be registered by VAT Legislation, and any such registration is not subject to any material conditions imposed by or agreed with the relevant Tax authority; (ii) each Optronics Subsidiary has complied with and observed in all material respects the terms of VAT Legislation; (iii) each Optronics Subsidiary has maintained and obtained at all times records, invoices and other documents that are complete, correct and up-to-date in all material respects, to the extent requisite for the purposes of VAT Legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT Legislation; (iv) each Optronics Subsidiary obtains credit for all input tax paid or suffered by it; (v) neither Optronics Subsidiary is or has been treated as a member of a group for the purposes of VAT Legislation, or has applied for such treatment; (vi) neither Optronics Subsidiary is or has been subject under VAT Legislation to any penalty, fine or surcharge, or any warning or notice which could (whether with or without other events) lead to the imposition of any penalty, fine or surcharge; (vii) neither Optronics Subsidiary has been required to give any security as a condition of making supplies for the purposes of VAT; and, (viii) all VAT, import duty and other Taxes or charges due and payable upon the importation of goods or services and all excise duties due and payable in respect or any assets (including trading stock) imported or owned by either Optronics Subsidiary have been paid in full.

(i) No material transaction in respect of which any consent, clearance or ruling was required or sought from any Tax authority has been entered into or carried out by either Optronics Subsidiary without such consent, clearance or ruling having first been properly obtained and all information supplied to any Tax authority or other appropriate authority in connection with any such consent or clearance fully and accurately disclosed all facts and circumstances material to the giving of such consent, clearance or ruling. Any transaction for which such consent, clearance or ruling was obtained has been carried out substantially in accordance with the terms of such consent, clearance or ruling and the application on which the consent, clearance or ruling was based and at a time when such consent, clearance or ruling was valid and effective. No notice has been received since any such consent, clearance or ruling was obtained which states that the consent, clearance or ruling has or may become invalid or ineffective. No Tax authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the affairs of either Optronics Subsidiary.

(j) No relief from stamp duty or any other transfer duty will or may be withdrawn or restricted as a result of any of the transactions contemplated by this Agreement. All duties, fees and penalties payable in respect of the capital of either Optronics Subsidiary have been duly accounted for and paid in all material respects, and no notice has been received from any tax authority that such tax authority has withdrawn or may attempt to withdraw any relief obtained against payment of any such amount could be withdrawn.

(k) Neither Optronics Subsidiary has engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(l) Optronics France does not qualify as a real estate holding entity (personne morale à prépondérance immobilière) within the meaning of Article 726-I-2° of the French General Tax Code (Code général des Impôts).

(m) Optronics France does not act and has never acted in France as fiscal representative (représentant fiscal), for purposes of VAT or of any other Taxes, for any person.

4.10 Parent Intellectual Property.

(a) Optronics Business Intellectual Property.

(i) Optronics Products. Section 4.10(a)(i) of the Parent Disclosure Schedule contains a complete and accurate list of all current Optronics Products as of May 8, 2003.

(ii) Registered Intellectual Property. Section 4.10(a)(ii) of the Parent Disclosure Schedule contains (A) a list of Parent Assigned IP which has been registered, to the extent reflected in databases owned by Parent, (B) as of May 8, 2003 (the “Database Date”), a list of any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to Parent Assigned IP, to the extent reflected in databases owned by Parent, and (C) any actions that must be taken within 150 days after the Database Date for the purposes of obtaining, maintaining, or renewing any Parent Assigned IP, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions to the extent reflected in databases owned by Parent.

(iii) Intellectual Property Contracts. Section 4.10(a)(iii) of the Parent Disclosure Schedule contains a list of all contracts to which Parent or any of its Subsidiaries is a party with respect to the grant of any license or ownership interest to (A) any Parent Licensed IP for any field which includes the Optronics Business, (B) Parent Assigned IP, or (C) Optronics IP, other than non-material agreements pursuant to which only rights to Know-How only were granted, and not rights to Patents (other than implied licenses to Patents which might have been granted) (the “Optronics IP Contracts”). Schedule 1.1(hhhh) lists all Optronics Third Party IP Contracts.

(b) Validity. All necessary registration, maintenance and renewal fees currently due in connection with material Optronics Registered IP have been made (except that Avanex acknowledges that Parent may have taken actions to abandon Patents in the normal course of administering the Optronics Patent portfolio, as reflected in the database referenced above) and all necessary documents, recordations and certificates in connection with such Optronics Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, establishing ownership and maintaining such Optronics Registered IP. Neither Optronics Subsidiary has claimed any status in the application for or registration of any Optronics Registered IP equivalent to “small business status.” Parent has no Knowledge of Parent or Optronics France having knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Optronics Registered IP that would constitute fraud or a misrepresentation with respect to such application and thereby affect the validity or enforceability of any Optronics Registered IP.

(c) Ownership.

(i) No Parent Assigned IP is currently subject to any legal proceeding or outstanding legal decree, legal order, legal judgment restricting in any material manner, the use, transfer, or licensing thereof by Optronics France or any of its Subsidiaries.

(ii) Subject to the licenses disclosed in Section 4.10(a)(iii) of the Parent Disclosure Schedule and subject to agreements covered by the exceptions in Section 4.10(a)(iii) of the Parent Disclosure Schedule, all Parent Assigned IP and Optronics IP will be fully transferable, alienable or licensable by Avanex without restriction and without payment of any kind to any person.

(iii) Except as provided in the Optronics IP Contracts, each of Optronics France and Optronics U.K. owns each item of Optronics IP free and clear of any security interest, pledge or mortgage, and Parent or its Subsidiaries own each item of Parent Assigned IP free and clear of any security interest, pledge or mortgage.

(d) Non-Infringement. To the Knowledge of Parent, the design, development, manufacture, use, import, sale and licensing of the Optronics Products which were sold prior to the Share Acquisition Closing did not infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

(e) Intellectual Property Contracts.

(i) Other than those which have terminated or expired in accordance with their terms, all Optronics IP Contracts and Optronics Third Party IP Contracts are in full force and effect. Neither Parent nor its Subsidiaries are in material breach of any Optronics IP Contract or Optronics Third Party IP Contract and, to Parent’s Knowledge, no other party has materially failed to perform thereunder.

(ii) The change of control of Optronics France and Optronics U.K. which will result from the consummation of the transactions contemplated by this Agreement will not automatically result in the breach, modification, cancellation, termination or suspension of any Optronics IP Contract or Optronics Third Party IP Contract.

(iii) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Avanex, by operation of law or otherwise, of any contracts or agreements to which Parent or its Subsidiaries is a party, will result in (i) any third party being automatically granted rights or access to, or the placement in or release from escrow, of any technology, (ii) Avanex automatically granting to any third party any right in any Intellectual Property, or (iii) Avanex automatically being obligated contractually to pay any royalties or other amounts to any third party in excess of those payable by Parent or its Subsidiaries prior to the Closing.

(f) Government Rights. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Optronics IP. To the Knowledge of Parent and its Subsidiaries, no current or former employee, consultant or independent contractor of Parent or its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Parent Assigned IP or Optronics IP, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Parent or its Subsidiaries.

(g) Third-Party Infringement. There are no current legal proceedings or written threats of legal proceedings in which Parent or its Subsidiaries have alleged the misappropriation of infringement of Parent Assigned IP or Optronics IP.

(h) Trade Secret Protection. With respect to Optronics Business IP, Parent and each of its Subsidiaries has taken commercially reasonable steps to protect the rights of Parent and its Subsidiaries in Parent and its Subsidiaries’ confidential information and trade secrets, and any trade secrets or confidential information of third parties provided to Parent or any of its Subsidiaries under an obligation of confidentiality.

4.11 Compliance; Permits; Restrictions.

(a) Neither Parent, Optronics France, Optronics U.K. nor the conduct of the Optronics Business is, in any material respect, in conflict with, or in default or violation of, (i) any material Legal Requirement applicable to Optronics France or Optronics U.K., or to Parent with respect to the Optronics Business, or by which Parent with respect to the Optronics Business, or the properties of the Optronics Business, are bound or affected, or (ii) any material permit, franchise or other similar instrument or obligation to which Parent, Optronics France or Optronics U.K. is a party that relates to Optronics Business or by which Optronics France, or Parent with respect to the Optronics Business, is bound or affected. No investigation or review by any Governmental Entity is, to the Knowledge of Parent, pending or threatened against Optronics France, Optronics U.K. or Parent with respect to the Optronics Business, nor has any Governmental Entity officially notified Parent or any of its Subsidiaries of an intention to conduct the same. There is no judgment, injunction, order or decree binding upon Parent, Optronics France or Optronics U.K. which has or would reasonably be expected to have the effect of prohibiting or materially impairing any acquisition of material property by Optronics France or Optronics U.K. or the conduct of the Optronics Business by Parent, Optronics France or Optronics U.K. as currently conducted or presently proposed to be conducted.

(b) Each Optronics Subsidiary holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to the operation of the Optronics Business, including without limitation such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies, including any operating permits under Law 76-663 of 19 July 1976 on “Installations Classées” in respect of the sites at Nozay and Lannion (collectively, the “Optronics Permits”). Each Optronics Subsidiary is in compliance in all material respects with the terms of the Optronics Permits and the Optronics Permits are not subject to any materially unusual or onerous conditions for such types of permits, licenses, approvals, consents and other authorizations. No Governmental Entity has officially notified Parent or either Optronics Subsidiary that any of the Optronics Permits will or are likely to be revoked, amended, supplemented, suspended or not renewed or made subject to reconfirmation, in whole or in part, in the ordinary course of events (whether as a result of the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise). Neither Optronics Subsidiary is a party to any agreement or any proceedings the purpose or result of which is to amend in any material respect the terms of any Optronics Permit. Optronics France has complied in all material respects with all applicable requirements of Law 76-663 of 19 July 1976 on “Installations Classées” and all applicable subordinate legislation or orders including any administrative orders of the Préfet in respect of any actions to be take by the Company to comply with such law and subordinate legislation.

4.12 Litigation. There is no material Action pending or, to the Knowledge of Parent, threatened, nor, to the Knowledge of Parent, is any investigation pending or threatened, against either Optronics Subsidiary or Parent with respect to the Optronics Business or any property or asset of either Optronics Subsidiary, or any Action which in any manner seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

4.13 Brokers’ and Finders’ Fees. Except for fees for which Parent is solely responsible, neither Optronics Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.14 Employee Benefits.

(a) Except with respect to Mandatory Optronics Benefit Plans, Parent has set forth on Section 4.14(a)(i) of the Parent Disclosure Schedule, an accurate and complete list as of the date hereof identifying each Optronics Benefit Plan by name and type of benefit provided. Except with respect to Mandatory Parent Benefit Plans, Parent has set forth on Section 4.14(a)(ii) of the Parent Disclosure Schedule an accurate and complete list as of the date hereof identifying each Parent Benefit Plan by name and type of benefit provided. Parent, Optronics France, Optronics U.K. and the Optronics Subsidiary Employment Affiliates do not have and have not represented, promised or contracted (whether in oral or written form) to any Optronics Subsidiary Employee or Designated Optronics Employee any plan or commitment to establish or adopt any new Parent Benefit Plan or

Optronics Benefit Plan, nor to modify any Parent Benefit Plan or Optronics Benefit Plan (except to the extent required by this Agreement or to conform any such Parent Benefit Plan or Optronics Benefit Plan to the requirements of any applicable Law or to the extent that any such modification applies to all employees of Parent or Parent Employment Affiliates generally or that would not materially increase the benefits provided under, or the expense of maintaining, any such Parent Benefit Plan or Optronics Benefit Plan).

(b) Except with respect to Mandatory Optronics Benefit Plans and Mandatory Parent Benefit Plans, Parent has provided or made available to Avanex correct and complete copies of (i) each Optronics Benefit Plan including (without limitation) all amendments thereto and all related trust documents, recognition, procedural, or other collective bargaining agreements with any trade union (whether or not independent), works council, European works council, or other body representing the Optronics Subsidiary Employees, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to liability insurance covering the fiduciaries for each Optronics Benefit Plan, (ii) each Parent Benefit Plan, (iii) the most recent annual actuarial valuations and/or audited accounts, if any, for each Optronics Benefit Plan, (iv) the most recent annual reports, returns, securities registration statements or other filings, if any, required to be filed with any Governmental Entity under applicable Law in connection with each Optronics Benefit Plan, (v) with respect to the Optronics Benefit Plans, any and all Approvals, (vi) all material correspondence to or from any Governmental Entity, in the past three (3) years, relating to any Optronics Benefit Plan or with respect to which an Optronics Subsidiary may have any material liability (other than ordinary correspondence and filings provided to or by Governmental Entities in the ordinary course of business with respect to the Optronics Benefit Plans), and (vii) a current template or sample of a contract of employment (plus any contracts that deviate from the standard contract) or the material particulars of the terms of employment for each grade or level of Optronics Subsidiary Employees and Designated Optronics Employees.

(c) Each of the Optronics Subsidiaries and each of the Optronics Subsidiary Employment Affiliates have performed in all material respects all obligations required to be performed by them under each Optronics Benefit Plan and each Optronics Benefit Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws. No breach of any fiduciary obligation has occurred with respect to any Optronics Benefit Plan that is not otherwise exempt under applicable Law that could result in penalty or tax on an Optronics Subsidiary or any Employment Affiliate of an Optronics Subsidiary. There are no actions, suits or claims pending, or, to the Knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Optronics Benefit Plan or against the assets of any Optronics Benefit Plan. Each Optronics Benefit Plan other than Mandatory Optronics Benefit Plans can be amended, terminated or otherwise discontinued after the Closing Date, without material liability to either Optronics Subsidiary (other than ordinary administration expenses or liabilities that have already been accrued on the financial statements). No audits, proceedings or administrative actions have been taken by a Governmental Entity within the past three (3) years with respect to any Optronics Benefit Plan, and no audits, inquiries, proceedings or administrative actions are pending or, to the Knowledge of Parent or either Optronics Subsidiary, threatened by a Governmental Entity with respect to any Optronics Benefit Plan. Neither Optronics Subsidiary is subject to any material penalty, tax, excise tax, fine or sanction with respect to any Optronics Benefit Plan.

(d) No Optronics Benefit Plan is an Optronics France or Optronics U.K. Funded Retirement Plan. No Optronics Benefit Plan is an Optronics U.K. Unfunded Retirment Plan. In respect of each Optronics France Unfunded Retirement Plan that is an Optronics Benefit Plan, Optronics France has made provision for accrued liabilities in accordance with applicable Law and French GAAP (the “Accrued Liabilities”). All Accrued Liabilities with respect to the Optronics France Unfunded Retirement Plans are set forth in the Optronics Subsidiary Financials.

(e) No Optronics Benefit Plan provides, or reflects or represents any liability to provide Continuation Coverage to any person for any reason, except as may be required by Law, and no Parent Benefit Plan provides, or reflects or represents any liability to provide Continuation Coverage to any Optronics Subsidiary Employee for any reason, except as may be required by Law.

(f) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Optronics Benefit Plan, or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Optronics Subsidiary Employee.

(g) Neither Avanex nor any of its Employment Affiliates will incur any costs (except for costs arising from current or future accounting standards) arising out of or in connection with an Optronics Subsidiary Employee’s participation in any Parent or Optronics stock option scheme.

(h) The Optronics Subsidiaries and the Optronics Subsidiary Employment Affiliates: (i) are in material compliance with all applicable Laws respecting employment and wage and hours, and with all employment practices, terms and conditions of employment, agreements with third parties, codes of conduct, visas, work permits, in each case, with respect to Optronics Subsidiary Employees, and (ii) are not liable for any payment to any Governmental Entity, any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Optronics Subsidiary Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Parent, threatened claims or actions against Parent, an Optronics Subsidiary or any Optronics Subsidiary Employment Affiliates with respect to any Optronics Subsidiary Employee under any employment contract, employment policy, severance policy or disability policy.

(i) Section 4.14(i) of the Parent Disclosure Schedule contains a complete and accurate list, as of March 31, 2003, of the name (but only if such disclosure does not violate applicable Laws), title, contractual level, salary, and date of hire for each Optronics Subsidiary Employee. Within one week following the date the Designated Optronics Employees are determined, Parent shall provide to Avanex a complete and accurate list, as of March 31, 2003, of the name (but only if such disclosure does not violate applicable Laws), title, contractual level, salary, and date of hire for each Designated Optronics Employee. Parent shall also indicate in such list who employs each Designated Optronics Employee and whether such Designated Optronics Employee is an active employee or on a leave of absence. For each such Optronics Subsidiary Employee and Designated Optronics Employee, Section 4.14(i) of the Parent Disclosure Schedule indicates who employs each Optronics Subsidiary Employee and whether such Optronics Subsidiary

Employee is an active employee or on a leave of absence. No Optronics Subsidiary Employee or Designated Optronics Employee has a notice period longer than the minimum notice period mandated by applicable Laws or mandatory collective agreements nor is there severance compensation payable (other than as mandated by applicable Laws or a mandatory collective agreement) for termination on due notice. There are no salary increases with respect to the Optronics Subsidiary Employees or Designated Optronics Employees which have been resolved but not yet implemented. Except in connection with the Restructuring, no Optronics Subsidiary Employees or Designated Optronics Employees have given notice or been given notice of termination of his or her employment by Parent, an Optronics Subsidiary or any Optronics Subsidiary Employment Affiliate, and to the Knowledge of Parent, no Optronics Subsidiary Employee or Designated Optronics Employee intends to resign in connection with the matters contemplated by this Agreement.

(j) No work stoppage or labor strike against Parent, an Optronics Subsidiary or any Optronics Subsidiary Employment Affiliate is pending with respect to the Optronics Subsidiary Employees or Designated Optronics Employees. Neither Parent, an Optronics Subsidiary nor any Optronics Subsidiary Employment Affiliates are involved (nor have been so involved at any time during the last three (3) years) in any industrial or trade disputes with any trade union, association of trade unions, works council, European works council or body representing Optronics Subsidiary Employees or Designated Optronics Employees, and, except as may arise in connection with the Restructuring, Parent has no Knowledge of any such dispute that may be pending or threatened, or of any present circumstances which would be reasonably likely to give rise to any such dispute. Parent has no Knowledge of any activities or proceedings of any labor union to organize any Optronics Subsidiary Employees or Designated Optronics Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Parent, threatened relating to any labor, safety or discrimination matters involving any Optronics Subsidiary Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to an Optronics Subsidiary. Neither Parent, an Optronics Subsidiary nor any Optronics Subsidiary Employment Affiliates are presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Optronics Subsidiary Employees or Designated Optronics Employees and no collective bargaining agreement is being negotiated by Parent, an Optronics Subsidiary or any of the Optronics Subsidiary Employment Affiliates with respect to the Optronics Subsidiary Employees or Designated Optronics Employees.

(k) The Optronics Subsidiary Employees have not, within a period of three (3) years preceding the date of this Agreement, been a party to a transfer within the meaning of the national legislation which implements the Acquired Rights Directive 77/187.

(l) Prior to the date of this Agreement, Parent and the Optronics Subsidiaries have complied, in all material respects, with all applicable Laws related to notices to or consultations with employee representative bodies in connection with the transactions contemplated by this Agreement that were required to be complied with prior to the date hereof.

(m) The representations set forth in this Section 4.14 with respect to the Designated Optronics Employees will be true and correct as of the date the Designated Optronics Employees are determined pursuant to Section 8.4(b). To the extent necessary, Parent will update the Parent Disclosure Schedules with respect to Designated Optronics Employees.

4.15 Environmental Matters.

(a) Except as would not reasonably be likely to result in a material liability to either Optronics Subsidiary (in any individual case or in the aggregate), no underground storage tanks and no amount of Hazardous Materials are present as a result of the actions of either Optronics Subsidiary, or, to the Knowledge of Parent, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, either Optronics Subsidiary has at any time owned, operated, occupied or leased (each, an “Optronics Business Facility”).

(b) Except as would not reasonably be likely to result in a material liability to either Optronics Subsidiary (in any individual case or in the aggregate), (i) Optronics France has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Environmental Law or Environmental Permit in effect on or before the Closing Date, and (ii) Optronics France has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any Environmental Law or Environmental Permit of Optronics France or Optronics U.K. in effect on or prior to the Closing Date.

(c) Optronics France and Optronics U.K. currently hold all environmental approvals, permits, licenses, receipts of declaration, clearances and consents necessary for the conduct of the Optronics Business and the use of the Optronics Leased Real Property (the “Environmental Permits”), except where the failure to hold such Environmental Permits would not be reasonably expected to result in a material liability to Optronics France or Optronics U.K. To the Knowledge of Parent, there are no facts or circumstances which would reasonably be expected to result in any Environmental Permit of Optronics France or Optronics U.K. being cancelled, revoked, suspended, amended, varied or restricted, or which would reasonably be expected to prejudice its grant, extension or renewal (including as a result of the change of control of Optronics France or Optronics U.K.).

(d) (i) Except as is not reasonably likely to result in material liability to Optronics France, (A) to the Knowledge of Parent, there are no pending or threatened investigations, or (B) pending, or to the Knowledge of Parent, threatened civil or criminal litigation or other actions, administrative proceedings, arbitration or other dispute resolution proceedings or negotiations with respect to non-compliance with or liability for (whether actual or contingent), any obligation or duty under Environmental Laws, Environmental Permits of Optronics France or Optronics U.K. or with respect to any Hazardous Materials Activities of the Optronics Business. To the Knowledge of Parent, there are no circumstances which would reasonably be expected to enable a Governmental Entity or any third party to take any action under any Environmental Law which could materially affect the carrying on of the Optronics Business and/or the use of, or any activities or operations carried out, at the current Optronics Business Facilities.

(ii) All material reports, audits, assessments, reviews or investigations (including any testing, sampling or monitoring results) issued in the last five years that are in the possession or control of the Parent, Optronics France or Optronics U.K. relating to the environmental and health and safety conditions at the Optronics Business, including compliance with Environmental Laws and/or Environmental Permits of Optronics France or Optronics U.K. have been disclosed to Avanex.

4.16 Agreements, Contracts and Commitments.

(a) Section 4.16 of the Parent Disclosure Schedule lists all of the following agreements, contracts or commitments to which either of the Optronics Subsidiaries is a party or bound, or to which Parent or any of its other Affiliates is a party or bound, that primarily relate to or materially affect the Optronics Business (collectively, the “Optronics Contracts”):

(i) any employment or consulting agreement, contract or commitment with any senior level employee;

(ii) any agreement, contract or commitment containing any covenant limiting in any respect the right of Parent or its Affiliates to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(iii) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Optronics Business before or after the date of this Agreement of shares or assets in excess of $250,000 not in the ordinary course of business or pursuant to which the Optronics Business has acquired or disposed any material ownership interest in any corporation, partnership, joint venture or other business enterprise;

(iv) any dealer, distributor, joint marketing, alliance, development or other agreement currently in force under which either Optronics Subsidiary has continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which either Optronics Subsidiary has continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Optronics France;

(v) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Optronics Product, service or technology or any material agreement, contract or commitment currently in force to sell or distribute any Optronics Products or service except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Avanex;

(vi) any agreement, contract or commitment currently in force to provide source code to any third party, including any escrow agent, for any product or technology that is material to the Optronics Business;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements, arrangements or instruments relating to the borrowing of money or extension of credit;

(viii) any other agreement, contract or commitment (i) in connection with or pursuant to which Optronics France will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current fiscal year or during the next fiscal year; or

(ix) any agreement or arrangement which is a recognition, procedural or other agreement between any Optronics Subsidiary and any recognized independent trade union.

(b) Each of the Optronics Contracts is a legal, binding and enforceable obligation of Parent, the Optronics Subsidiary or the Affiliate of Parent, as the case may be.

(c) Neither Parent, the Optronics Subsidiary or the Affiliates of Parent, as the case may be, nor to Parent’s Knowledge any other party to any Optronics Contract, is in material breach, violation or default under, and neither Parent nor any of its Subsidiaries has received written notice that it has materially breached, violated or defaulted under, any of the material terms or conditions of any Optronics Contract in such a manner as would permit any other party to cancel or terminate any such Optronics Contract, or would permit any other party to seek damages or other remedies (for any or all of such breaches, violations or defaults, individually or in the aggregate).

(d) The performance of the Optronics Contracts in accordance with their terms will not, to Parent’s Knowledge, result in any material violation of or material failure to comply with any Legal Requirement.

4.17 Optronics Subsidiary Properties.

(a) Section 4.17(a) of the Parent Disclosure Schedule sets forth all real property (i) leased, occupied, controlled or otherwise acquired (but not owned) by either Optronics Subsidiary (“Optronics Leased Real Properties”), or (ii) used in the Optronics Business. Neither Optronics Subsidiary owns, or in the past three years has owned, any real property.

(b) Parent or either Optronics Subsidiary, as the case may be, has good and valid title to, or in the case of Optronics Leased Real Properties and leased assets, valid leasehold interests in, all of its material properties and assets related to the Optronics Business, free and clear of all Liens, except Liens for (i) taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) such Liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby, (iii) statutory claims of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business which are not past due, (iv) recorded easements, restrictive covenants, rights of way and other similar imperfections of title, (v) zoning, building and other similar restrictions, and (vi) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation

(c) All leases pursuant to which either Optronics Subsidiary leases from others (or, in the case of Optronics Leased Real Properties, has the right to occupy) material real or personal property, related to the Optronics Business are in good standing, valid and effective in accordance with their respective terms and applicable Laws, and there is not, under any such agreements, any existing material default or event of default of either Parent, Optronics France or Optronics U.K. or, to Parent’s Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which neither Parent nor either Optronics Subsidiary has taken steps to prevent such default from occurring). To the Knowledge of Parent, no party other than Optronics France or Optronics U.K. lawfully occupies, unlawfully occupies, leases, or has the right or option to occupy all or any portion of any Optronics Leased Real Property.

(d) Optronics France has not received in the last twelve (12) months any written notice of termination or any “congé avec offre de renouvellement,” or “congé avec refus de renouvellement” with respect to any lease for Optronics Leased Real Property and Optronics France has not received any written indication from lessor that the lease for any Optronics Leased Real Property shall not be renewed. Optronics France is not a party to a nine (9) year commercial lease that has been tacitly extended for a period of more than twelve (12) years, or which is otherwise subject to a “déplafonnement.”

(e) To Parent’s Knowledge, there are no pending or threatened assessments, improvements or activities of any public or quasi-public body either planned, in the process of construction or completed which may give rise to a material assessment against any Optronics Leased Real Property.

(f) All the plants, structures, facilities, properties, leased premises and equipment of Parent, Optronics France and Optronics U.K. and the Optronics Leased Real Property as they relate to the Optronics Business, except such as may be under construction as set forth in Section 4.17(f) of the Parent Disclosure Schedule, are in good operating condition and repair, in all material respects.

4.18 Sufficiency of Assets. The tangible properties and assets owned or leased by the Optronics Subsidiaries include all material tangible properties and assets necessary for the conduct of the Optronics Business as presently conducted by the Optronics Subsidiaries and as currently proposed to be conducted by the Optronics Subsidiaries. Neither Parent nor any of its Subsidiaries other than the Optronics Subsidiaries is currently engaged in any business activity related to designing, developing, assembling, manufacturing, having manufactured, testing, storing, transporting, delivering, selling, marketing, supporting and providing professional services with respect to the Optronics Products.

4.19 Proxy Statement. None of the information supplied or to be supplied in writing by Parent for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of Avanex (the “Proxy Statement”) in connection with the meeting of Avanex’s stockholders to consider the approval of the Share Issuance (the “Avanex Stockholders’ Meeting”) shall, on the date the Proxy Statement is first mailed to Avanex’s stockholders or at the time of the Avanex Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to the information supplied or to be supplied by Avanex or Corning for inclusion or incorporation by reference in the Proxy Statement.

4.20 Vote Required. No vote of the holders of the outstanding shares of Parent is required with respect to the Share Acquisition.

4.21 Information Technology.

(a) The internal information technology systems of the Optronics Subsidiaries (the “Optronics IT Systems”) are either owned by, or properly licensed or leased to, Optronics France or Optronics U.K. Neither Optronics Subsidiary is in material default under such licenses or leases.

(b) The Optronics IT Systems have not experienced a failure or been corrupted in a manner in which has resulted in a Material Adverse Effect on the Optronics Business. To Parent’s Knowledge, the Optronics IT Systems do not contain viruses, bugs or things which distort their proper functioning, permit unauthorized access or disable them without the consent of the user.

4.22 Customers and Suppliers.

(a) Section 4.22(a) of the Optronics Disclosure Schedule sets forth (i) the five (5) largest customers of the Optronics Business by dollar amount, during the fiscal year ended December 31, 2002 and the fiscal quarter ended March 31, 2003 (the “Optronics Material Customers”), and the amount for which each such customer was invoiced during the periods set forth therein, and (ii) the five (5) largest suppliers of the Optronics Business, by dollar amount, for the fiscal year ended December 31, 2002 and the fiscal quarter ended March 31, 2003 (the “Optronics Material Suppliers”). Neither Parent with respect to the Optronics Business nor Optronics France has any vendor financing attributable to it for any of the Optronics Material Customers. All purchases and sales made by Optronics France or made by Parent with respect to the Optronics Business have been made in the ordinary course of business, and no payments have been made to any customer or supplier of the Optronics Business other than payments to suppliers for the payment of the invoiced price of supplies purchased in the ordinary course of business.

(b) Within the last twelve (12) months, neither Parent, Optronics France nor Optronics U.K. has received any written notice or, to the Knowledge of Parent, other communication from any Optronics Material Customer or Optronics Material Supplier indicating that such Optronics Material Customer or Optronics Material Supplier (i) has cancelled or terminated an Optronics Contract, (ii) intends to cancel or terminate an Optronics Contract, (iii) intends to cease dealing with Parent, its Affiliates or the Optronics Subsidiaries with respect to the Optronics Business, or (iv) intends to otherwise materially reduce the volume of business transacted by such Optronics Material Customer or Optronics Material Supplier.

4.23 Sale of Products. No Optronics Product has been the subject of any recall or other similar action and, to Parent’s Knowledge, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

4.24 Warranties. The standard warranties applicable to the Optronics Products and material variations from such warranties, other than those implied by operation of applicable Law, are set forth on Section 4.24 of the Parent Disclosure Schedule.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF CORNING

Corning represents and warrants to Avanex, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by Corning to Avanex, dated as of the date hereof and as may be updated pursuant to Section 8.10(d) (the “Corning Disclosure Schedule”), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Corning contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure is readily apparent on its face to be applicable to such other representations or warranties (except with respect to the representations and warranties of Corning contained in Section 5.8, any exceptions to or qualifications of which shall be explicitly set forth in Section 5.8 of the Corning Disclosure Schedule), as follows:

5.1 Organization, Good Standing and Qualification. Corning is a corporation duly organized, validly existing, and in good standing under the laws of New York. Corning has all necessary corporate power and authority to own, lease and operate its assets and property and to carry on its business as now conducted and as proposed to be conducted.

5.2 Authority.

(a) Corning has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Corning is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Corning. This Agreement and the Ancillary Agreements to which Corning is a party have been, or upon their execution will be, duly executed and delivered by Corning and, assuming the due authorization, execution and delivery by the other parties thereto, constitute, or upon their execution will constitute, the valid and binding obligations of Corning, enforceable in accordance with their terms. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Corning do not, or upon their execution will not, and the performance of this Agreement and the Ancillary Agreements to which it is a party by Corning will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Corning or the equivalent organizational document of any of its Subsidiaries, (ii) subject to compliance with the requirements set forth in Section 5.2(b) below, conflict with or violate in any material respect any Legal Requirement applicable to Corning or any of its Subsidiaries or by which the Purchased Corning Assets or any properties subject to any Corning Leases are bound or materially affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Corning’s rights or alter the rights or obligations of Corning or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Purchased Corning Assets, or any leased real property which is a Corning OCM Facility, or assets of Corning or any of its Subsidiaries pursuant to, any Corning Transferred Agreement. The Corning Disclosure Schedule lists all consents, waivers and approvals under any of the Corning Transferred Agreements or Corning Leases required to be obtained in connection with the consummation of the Asset Purchase.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Corning in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be materially adverse to Avanex, or the Combined Company or have a material adverse effect on the ability of the parties to consummate the Share Acquisition or the Asset Purchase.

5.3 Restrictions on Transaction. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Corning is a party and that is binding upon the Purchased Corning Assets, which has or would reasonably be expected to have the effect of prohibiting the Asset Purchase or, except as set forth in the Corning Transferred Agreements and Corning Transferred Third Party IP Contracts, impairing the use of the Purchased Corning Assets.

5.4 Title to Purchased Assets. Corning has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of the Purchased Corning Assets which consist of tangible personal property free and clear of all Liens, charges and encumbrances except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of, or materially interfere with the present use of, the property affected thereby and all leases pursuant to which Corning leases from others material personal property included in the Purchased Corning Assets are valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing material default or event of default of Corning or, to Corning’s Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Corning has not taken steps to prevent such default from occurring). All the plants, structures, facilities, properties, leased premises and equipment of Corning included in the Purchased Corning Assets, are in good operating condition and repair in all material respects, consistent with past practice and subject to normal wear and tear.

5.5 Corning Financial Data. The unaudited financial data of the business of Corning relating to the Corning Commercialized OCM Products attached hereto as Schedule 5.5 (i) was derived from the books and records of Corning and (ii) was prepared in accordance with the past practices and accounting policies of Corning consistently applied, which when applied together with all other Corning accounting policies and practices on a consolidated basis are in accordance with U.S. GAAP.

5.6 Assets. The Purchased Corning Assets, the Corning Sublease, the Corning Milan Lease Agreement, the Corning Transferred Agreements, the Ancillary Agreements to which any of Corning and its Subsidiaries is a party, the transition services agreement between Corning and Avanex contemplated by Section 8.22 and the other assets owned by Corning that Corning proposed to sell to Avanex (e.g., Corning’s Bedford, Massachusetts OCM operations) as part of the Asset Purchase include all tangible and intangible properties (not including Intellectual Property) and agreements used for designing, assembling, manufacturing, testing, selling, and supporting the Corning OCM Products as such activities are currently conducted by Corning.

5.7 Purchased Corning Inventories.

(a) The Purchased Corning Inventories were purchased, acquired or produced in the ordinary course of business and in a manner consistent with Corning’s regular inventory practices;

(b) The Purchased Corning Inventories do not consist of any items held on consignment;

(c) Corning is under no obligation and has no liability with respect to accepting returns of items of Corning OCM Products or merchandise in the possession of its customers other than in the ordinary course of business consistent with past practice;

(d) Purchased Corning Inventories held by Corning’s distribution channel are of a level consistent with past business practices and no clearance or extraordinary sale of Inventories has been conducted.

5.8 Absence of Certain Changes or Events. Since March 31, 2003, there has not been any Material Adverse Effect on the Purchased Corning Assets, the Corning OCM Products, the Corning Owned IP or the Corning OCM Facilities, taken as a whole, or any fact, change, development, effect or occurrence that would reasonably be expected to result in a Material Adverse Effect on the Purchased Corning Assets, the Corning OCM Products or the Corning OCM Facilities, taken as a whole. Notwithstanding the foregoing, subject to the provisions of Section 14.2 of the Corning IP Agreement (in which Avanex acknowledges that Corning has already taken actions with respect to abandonment of certain Corning Assigned Patents which would be both imprudent and impractical alter), Avanex agrees that such actions shall not be deemed to have any effect on the Corning Owned IP for the purposes of this Section 5.8.

5.9 Corning Taxes.

(a) As of the Closing Date, Corning will have prepared and timely filed all required material Tax Returns for periods ending prior to the Closing Date relating to any and all material Taxes concerning or attributable to Corning’s ownership of the Purchased Corning Assets, the Corning Licensed IP and the Corning Assigned IP or operation of the business of Corning relating to the Corning OCM Products and such Tax Returns are or will be true and correct in all material respects and have been or will be completed in accordance with applicable Law.

(b) As of the Closing Date, Corning (i) will have paid all material Taxes it is required to pay attributable to or imposed with respect to operations of Corning with respect to the business of Corning relating to the Corning OCM Products or ownership of the Purchased Corning Assets, the Corning Licensed IP and the Corning Assigned IP and (ii) will have withheld with respect to its employees which are engaged in the business of Corning relating to the Corning OCM Products and with respect to other persons related to the Designated Corning Employees all income, payroll and other Taxes required to be withheld.

(c) To the extent relevant to the Purchased Corning Assets or the business of Corning relating to the Corning OCM Products or Avanex’s use of the Purchased Corning Assets, the Corning Licensed IP and the Corning Assigned IP, Corning has not been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, assessed or proposed against Corning, nor has Corning executed any unexpired waiver of any statute of limitations on or unexpired extension of the period for the assessment or collection of any Tax.

(d) To the extent relevant to the Purchased Corning Assets, the Corning Licensed IP and the Corning Assigned IP or the business of Corning relating to the Corning OCM Products or Avanex’s use of the Purchased Corning Assets, the Corning Licensed IP and the Corning Assigned IP, no audit or other examination of any material Tax Return of Corning is in progress, nor has Corning been notified of any request for such an audit or other examination.

(e) There are (and immediately following the Asset Purchase Closing there will be) no Liens on the Purchased Corning Assets, the Corning Licensed IP and the Corning Assigned IP relating to or attributable to Taxes. To the Knowledge of Corning, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the Purchased Assets for any Pre-Closing Period.

5.10 Corning Intellectual Property.

(a) Corning Intellectual Property.

(i) Corning Commercialized OCM Products. Schedule 1.1(u) contains a complete and accurate list of all Corning Commercialized OCM Products as of the date hereof.

(ii) Corning Assigned IP. Section 5.10(a)(ii) of the Corning Disclosure Schedule contains a complete and accurate list of all Corning Assigned Patents, Corning Assigned Trademarks and Corning Assigned Copyrights (to the extent registered).

(iii) Intellectual Property Contracts. (A) Section 5.10(a)(iii) of the Corning Disclosure Schedule contains a complete and accurate list of all contracts to which Corning or any of its Subsidiaries is a party with respect to the grant of any license or ownership interest of: (X) Corning Solely Licensed Patents in the field of the Corning OCM Products, to the extent that such grant of license or ownership interest would materially impair the ability of Avanex to exploit the Corning Solely Licensed Patents with respect to a Corning Commercialized OCM Product and (Y) Corning Assigned IP, to the extent that such grant or license or ownership interest would materially impair the ability of Avanex to exploit the Corning Assigned IP with respect to a Corning

Commercialized OCM Product. (B) Section 5.10(a)(iii) of the Corning Disclosure Schedule contains a complete and accurate list of all Corning Third Party IP Contracts as of the date hereof which are used for Corning Commercialized OCM Products other than (X) licenses to commercially available software licensed under standard terms and conditions including shrink-wrap licenses that are either fully paid up with a license fee of less than $50,000 or with license and maintenance fees of less than 50,000 per year, and (Y) licenses relating to sub-components manufactured by Corning that are not being transferred to Avanex as part of the transactions contemplated by this Agreement (e.g. optical fiber). All such contracts in (A) and (B) are referred to herein as “Corning IP Contracts.”

(b) Validity. Subject to the provisions of Section 14.2 of the Corning IP Agreement (in which Avanex acknowledges that Corning has already taken actions with respect to abandonment of certain Corning Assigned Patents which would be both imprudent and impractical to alter), with respect to each item of Corning Assigned IP, all necessary registration, maintenance and renewal fees currently due in connection with such Corning Assigned IP have been made and all necessary documents, recordations and certificates in connection with such Corning Assigned IP have been filed with the relevant patent, copyright, trademark or other Governmental Entities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Corning Assigned IP. Corning has not claimed “small business status” with respect to any Corning Assigned Patents. Corning has no Knowledge of Corning having knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Corning Assigned IP that would constitute fraud or a misrepresentation with respect to such application and thereby affect the validity or enforceability of any Corning Assigned IP.

(c) Ownership.

(i) No Corning Assigned IP is subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any material manner the use, transfer, or licensing thereof by Corning or any of its Subsidiaries.

(ii) All Corning Assigned Patents and Corning Assigned Trademarks will be fully transferable, alienable or licensable by Avanex without restriction and without payment of any kind to any person except as otherwise provided in Section 5.10(a)(iii).

(iii) Corning owns, and has good title to, each item of Corning Assigned IP subject to the licenses described in Schedule 5.10(a)(iii)) free and clear of any mortgage, security interest or pledge.

(d) Non-Infringement.

(i) To Corning’s Knowledge, the design, development, manufacture, import, sale or licensing of Corning Commercialized OCM Products, does not infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. Within the past five (5) years, neither Corning nor any of its Subsidiaries has received written notice from any third party alleging any such infringement, misappropriation, unfair competition or trade practices, provided, however, that such representation does not apply to sub-components purchased from third parties or components manufactured by Corning which are not being transferred to Avanex as part of the transactions contemplated by this Agreement (e.g., optical fiber).

(ii) To Corning’s Knowledge, all Intellectual Property incorporated into or embodied in any Corning Commercialized OCM Product was developed solely by either (A) employees of Corning or its Subsidiaries acting within the scope of their employment or (B) third parties who have either licensed to Corning or its Subsidiaries or assigned to Corning or its Subsidiaries all of their Intellectual Property rights therein.

(e) Intellectual Property Contracts. To Corning’s Knowledge:

(i) Other than those which have terminated or expired in accordance with their terms, all Corning IP Contracts are in full force and effect.

(ii) Corning and its Subsidiaries are not in material breach of any of the Corning IP Contracts, and, to Corning’s Knowledge, no other party to any Corning IP Contract has materially failed to perform thereunder.

(iii) The consummation of the transactions contemplated by this Agreement will not result in the automatic breach, modification, cancellation, termination or suspension of any Corning IP Contract which breach, modification, cancellation, termination or suspension would be material to Avanex.

(iv) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Avanex, by operation of law or otherwise, of any contracts or agreements to which Corning or its Subsidiaries is a party, will result in (A) any third party being automatically granted rights to, of any Know-How, (B) Avanex automatically granting to any third party any right in any Intellectual Property, or (C) Avanex automatically being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Corning or its Subsidiaries prior to the Asset Purchase Closing, other than those due to differences in Avanex’s legal status, or the magnitude of Avanex’s business operations or sales, as compared to Corning.

(f) Third-Party Infringement. Corning and its Subsidiaries have no Knowledge of any facts or information sufficient to support the assertion, in good faith, of a claim of infringement or misappropriation of any Corning Assigned IP against any person, in a United States federal court.

(g) Government Rights. Except as otherwise disclosed to Avanex or any of its Subsidiaries or their respective agents in connection with this Agreement or the Ancillary Agreements, to Corning’s Knowledge, no government agency, university, college, other educational institution or research center has ownership rights in any Corning Assigned IP.

(h) Trade Secret Protection. With respect to Corning Licensed Know-How, Corning and each of its Subsidiaries has taken reasonable steps to protect the rights of Corning and its Subsidiaries in Corning’s confidential information and trade secrets, and any trade secrets or confidential information of third parties provided to Corning or any of its Subsidiaries under an obligation of confidentiality, and, without limiting the foregoing, Corning and its Subsidiaries have generally required each employee and contractor to execute an appropriate proprietary information/confidentiality agreement that requires them to comply with any such obligation of confidentiality, except where the failure to do so would not reasonably be expected have a Material Adverse Effect on the Combined Company.

5.11 Compliance; Permits; Restrictions.

(a) To the extent relevant to the Purchased Corning Assets, the Corning OCM Products or the Corning OCM Facilities, the conduct of business by Corning or its Subsidiaries is not, in any material respect, in conflict with, or in default or violation of, (i) any material Legal Requirement applicable to Corning, the Purchased Corning Assets, the Corning OCM Products or the Corning OCM Facilities or by which the Corning OCM Products or the Corning OCM Facilities is bound or affected, or (ii) any material permit, franchise or other similar instrument or obligation to which Corning or any of its Subsidiaries is a party with respect to the Purchased Corning Assets or the Corning OCM Facilities or by which Corning or any of its Subsidiaries is bound or affected with respect to the Purchased Corning Assets or the Corning OCM Facilities. No investigation or review by any Governmental Entity is, to the Knowledge of Corning, pending or threatened against Corning or its Subsidiaries with respect to the Purchased Corning Assets, the Corning OCM Products or the Corning OCM Facilities, nor has any Governmental Entity officially notified Corning of an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Corning or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of (i) Corning with respect to the Purchased Corning Assets, the Corning OCM Products or the Corning OCM Facilities as currently conducted or (ii) the Combined Company.

(b) Corning and its Subsidiaries hold all Corning Permits. Corning and its Subsidiaries are in compliance in all material respects with the terms of the Corning Permits.

(c) Corning has secured any export licenses that are necessary for the distribution of the Corning Commercialized OCM Products outside the United States by Corning, as currently conducted.

(d) The Corning Commercialized OCM Products set forth on Section 5.11(d) of the Corning Disclosure Schedule are Telcordia qualified.

5.12 Litigation. There is no material Action pending or, to the Knowledge of Corning, threatened against Corning with respect to the Corning Commercialized OCM Products, the Purchased Corning Assets, or the Corning OCM Facilities, nor, to the Knowledge of Corning, is any investigation threatened or pending against Corning with respect to the Corning Commercialized OCM Products, the Purchased Corning Assets or the Corning OCM Facilities or any Action which in any manner seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

5.13 Brokers’ and Finders’ Fees. Except for fees for which Corning is solely responsible, Corning has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.14 Employee Benefits.

(a) Except with respect to Mandatory Corning Benefit Plans, Corning has set forth on Section 5.14(a) of the Corning Disclosure Schedule, a complete and accurate list as of the date hereof identifying each material Corning Benefit Plan related to the Corning Employees by name and type of benefit provided. Corning and its Employment Affiliates do not have and have not represented, promised or contracted (whether in oral or written form) to any Corning Italy Employee any plan or commitment to establish or adopt any new Corning Benefit Plan, nor to modify any Corning Benefit Plan (except to the extent required by this Agreement or to conform any such Corning Benefit Plan to the requirements of any applicable Law, but in each case only if material amendments have been previously disclosed to Avanex in writing).

(b) Corning has provided or made available to Avanex correct and complete copies of: (i) all material Corning Benefit Plans as they relate to the Corning U.S. Employees (the “Corning U.S. Benefit Plans”) and each employment agreement covering a Corning U.S. Employee that provides for severance benefits, (ii) all documents embodying each Corning Benefit Plan as it relates to the Corning Italy Employees (the “Corning Italy Benefit Plans,” and collectively with the U.S. Benefit Plans, the “Corning Benefit Plans”) including (without limitation) all material amendments thereto, recognition, procedural, or other collective bargaining agreement with any trade union (whether or not independent), works council, European works council, or other body representing the Corning Italy Employees, administrative service agreements, group annuity contracts and group insurance contracts for each Corning Italy Benefit Plan, (iii) the most recent annual actuarial valuations and/or audited accounts, if any, for each Corning Italy Benefit Plan, (iv) the most recent annual report, return, securities registration statement or other filings, if any, required to be filed with any Governmental Entity under applicable Law in connection with each Corning Italy Benefit Plan, (v) with respect to any Corning Benefit Plan that is intended to qualify as a cash or deferred arrangement under Section 401(k) of the Code, the most recent Approvals, (vi) all material correspondence to or from any Governmental Entity in the past three (3) years relating to any Corning Italy Benefit Plan and with respect to which the Corning OCM Business may have any material liability (other than ordinary correspondence and filings provided to or by Governmental Entities in the ordinary course of business with respect to the Corning Italy Benefit Plans), (vii) a list of the Corning Italy Employees who are covered or eligible for coverage under each Corning Retirement Plan, other than Corning Retirement Plans mandated by applicable Laws, and (viii) a current template or sample of a contract of employment or the material particulars of the terms of employment for each grade or level of Corning Employees.

(c) Each Corning Benefit Plan that is intended to qualify as a cash or deferred arrangement under Section 401(k) of the Code has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws. To the Knowledge of Corning, each Corning Benefit Plan that is intended to qualify as a cash or deferred arrangement under Section 401(k) of the Code, including any amendments thereto, that is capable of

Approval has been Approved or there remains a period of time in which to obtain such Approval retroactive to the date of any amendment that has not been Approved. To the Knowledge of Corning, for each Corning Benefit Plan that is intended to qualify as a cash or deferred arrangement under Section 401(k) of the Code there has been no event, condition or circumstance that has adversely affected, in any material respect, or is likely to adversely affect such Approved status. No breach of any fiduciary obligation has occurred with respect to any Corning Italy Benefit Plan that is not otherwise exempt under applicable Law. There are no actions, suits or claims pending, or, to the Knowledge of Corning, threatened or reasonably anticipated (other than routine claims for benefits) against any Corning Italy Benefit Plan or against the assets of any Corning Italy Benefit Plan. No audits, proceedings or administrative actions have been taken by a Governmental Entity within the past three (3) years with respect to any Corning Italy Benefit Plan, and no audits, inquiries, proceedings or administrative actions are pending or, to the Knowledge of Corning, threatened by a Governmental Entity with respect to any Corning Italy Benefit Plan. Neither Corning nor any Corning Employment Affiliates are subject to any material penalty, tax, excise tax, fine or sanction with respect to any Corning Italy Benefit Plan.

(d) With respect to the Corning U.S. Benefit Plans, neither Corning nor any Corning Employment Affiliates (or any of their respective predecessors) has ever contributed to any “multiemployer plans,” within the meaning of Section 3(37) of ERISA, and there is no withdrawal liability with respect to a “multiemployer plan” that remains unsatisfied.

(e) Neither Corning nor any Corning Employment Affiliates sponsor or maintain a pension plan (as defined in Section 3(2) of ERISA) that has an accumulated funding deficiency within the meaning of Section 412 of the Code and is subject to such Code section. There is no Corning Italy Benefit Plan that is a Corning Funded Retirement Plan that is not listed on Section 5.14(a) of the Corning Disclosure Schedule. In respect of each Corning Unfunded Retirement Plan that is a Corning Italy Benefit Plan, Corning Italy has accrued liabilities solely for financial accounting purposes, if any, under such Unfunded Retirement Plan in accordance with applicable Law, applicable accounting standards, and U.S. GAAP.

(f) Within one week following the date the Designated Corning Employees are determined, Corning shall provide to Avanex a complete and accurate list of the name (but only if such disclosure does not violate applicable laws), title, contractual level, salary, bonus target for the current calendar year, and date of hire for each Designated Corning Employee (as defined in Section 8.4(a)). For each such Designated Corning Employee, such list also shall indicate whether such Designated Corning Employee is an active employee or on a leave of absence. No Corning Italy Employee has a notice period longer than the minimum notice period required by mandatory Laws or National Collective Agreements for the rubber and cable industry and managers (“dirigenti”) of industrial businesses. There is no severance compensation payable (other than as mandated by applicable Laws or these National Collective Agreements for the rubber and cable industry and managers (“dirigenti”) of industrial businesses) for termination on due notice. There are no salary increases with respect to the Designated Corning Employees which have been resolved but not yet implemented. No Designated Corning Employee has given notice or been given notice of termination of his or her employment by Corning or any Corning Employment Affiliate, and neither Corning nor any Corning Employment Affiliates has Knowledge of any Designated Corning Employee that intends to resign in connection with the matters contemplated by this Agreement.

There are no circumstances which may cause the assessment by a court in Italy of an existence of an employment relationship with respect to any consultants or independent collaborators who perform employment services.

(g) No work stoppage or labor strike against Corning or any Corning Employment Affiliate is pending with respect to the Corning Employees, or to the Knowledge of Corning threatened or reasonably anticipated. Neither Corning nor any Corning Employment Affiliates are involved (nor have been so involved at any time during the last three (3) years) in any industrial or trade disputes with any trade union, association of trade unions, works council, European works council or body representing Corning Employees other than normal grievance actions, and Corning does not have Knowledge of any such dispute that may be pending or threatened, or of any present circumstances which may give rise to any such dispute. Corning does not have Knowledge of any activities or proceedings of any labor union to organize any Corning Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Corning, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Corning Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Corning or any Corning Employment Affiliates. Neither Corning nor any of the Corning Employment Affiliates have engaged in any unfair labor practices under applicable Laws with respect to the Corning Employees that would, individually or in the aggregate, result in any material liability to Avanex, Corning or any Corning Employment Affiliates. Neither Corning nor any Corning Employment Affiliates are presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Corning Employees and no collective bargaining agreement is being negotiated by Corning or any of the Corning Employment Affiliates with respect to the Corning Employees.

5.15 Environmental Matters. Except as would not result in material Liability to the Combined Company, no underground storage tanks and no Hazardous Materials are present, as a result of the actions of Corning, or its Subsidiaries or any affiliate of Corning, or, to the Knowledge of Corning, as a result of any actions of any third party or otherwise, in, on or under any Corning OCM Facility.

(a) Except as would not result in material Liability to the Combined Company, (i) neither Corning nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Environmental Law or Corning Environmental Permit in effect on or before the Closing Date, and (ii) neither Corning nor any of its Subsidiaries has engaged in Hazardous Materials Activities in violation of any Environmental Law or Corning Environmental Permit in effect on or prior to the Closing Date.

(b) As of the Closing Date, Corning and its Subsidiaries will hold all environmental approvals, permits, licenses, receipts of declaration, clearances and consents necessary for the operation of the Purchased Corning Assets and the use of the Corning OCM Facilities as such activities and operations are currently being conducted (the “Corning Environmental Permits”), except where the failure to hold such Corning Environmental Permits could not be reasonably expected to adversely affect the Combined Company. To the Knowledge of Corning or any of its Subsidiaries, there are no facts or circumstances which will or may result in any Corning Environmental Permit being cancelled, revoked, suspended, amended, varied or restricted, or which may prejudice its grant, extension or renewal (including as a result of the change of control of the Corning OCM facilities and the operations therein).

(c) Except as is not reasonably likely to result in material Liability to the Combined Company, (A) to the Knowledge of Corning, there are no pending or threatened investigations, or (B) pending or, to the Knowledge of Corning, threatened civil or criminal litigation or other actions, administrative proceedings, arbitration or other dispute resolution proceedings or negotiations with respect to non-compliance with or liability for (whether actual or contingent), any obligation or duty under Environmental Laws, Corning Environmental Permits or with respect to any Hazardous Materials Activities at the Corning OCM facilities. To the Knowledge of Corning, (i) there are and have been no circumstances, events or incidents including any pollution of the environment on, in, at, under or migrating to or from any of the Corning OCM Facilities which are reasonably likely to give rise to any material Liability or obligation or duty (whether actual or contingent) under Environmental Laws, Corning Environmental Permits or with respect to any Corning OCM Facility or (i) which could enable a Governmental Entity with jurisdiction or any third party to take any action under any Environmental Law which could materially affect the use of, or any activities or operations carried out, at the Corning OCM Facilities as currently conducted.

(d) All material reports, audits, assessments, reviews or investigations (including any testing, sampling or monitoring results), in the possession or control of the Corning relating to the environmental and/or health and safety conditions at the Corning OCM Facilities, including compliance with Environmental Laws and/or Corning Environmental Permits have been disclosed to Avanex.

5.16 Agreements, Contracts and Commitments

(a) Schedule 1.1(oo) contains a complete and accurate list of all Corning Transferred Agreements as of the date hereof. Each of the Corning Transferred Agreements is a legal, binding and enforceable obligation of Corning.

(b) Neither Corning nor any of its Subsidiaries, nor to Corning’s Knowledge any other party to a Corning Transferred Agreement, is in material breach, violation or default under, and neither Corning nor any of its Subsidiaries has received written notice that it has materially breached, violated or defaulted under, any of the material terms or conditions of any Corning Transferred Agreement in such a manner as would permit any other party to cancel or terminate any such Corning Transferred Agreement, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

(c) The performance of the Corning Transferred Agreements in accordance with their terms will not, to Corning’s Knowledge, result in any material violation of or material failure to comply with any Legal Requirement.

(d) No Person is renegotiating, or, to Corning’s Knowledge, has the contractual right to renegotiate, any amount paid or payable to Corning under any Corning Transferred Agreement or Corning Transferred Third Party IP Contract or any other material term or provision of any Corning Transferred Agreement or any Corning Transferred Third Party IP Contract.

5.17 Warranties. The standard warranties provided by Corning and its Subsidiaries for the Corning Commercialized OCM Products is set forth on Section 5.17 of the Corning Disclosure Schedule. Material variations from such warranties, other than those implied by operation of applicable Law, are set forth in the Corning Transferred Agreements.

5.18 Customers and Suppliers. Section 5.18 of the Corning Disclosure Schedule sets forth (i) the five (5) largest customers of Corning Commercialized OCM Products by dollar amount, during the fiscal year ended December 31, 2002, and for the fiscal quarter ended March 31, 2003 (the “Corning Material Customers”), and the amount for which each such customer was invoiced during the periods set forth therein, and (ii) the five (5) largest suppliers of raw materials or components used in the Corning Commercialized OCM Products, by dollar amount, for the fiscal year ended December 31, 2002, and for the fiscal quarter ended March 31, 2003 (the “Corning Material Suppliers”). Corning does not have any vendor financing attributable to it for any of these Corning Material Customers. All purchases and sales made by Corning with respect to the Corning Commercialized OCM Products have been made in the ordinary course of business, and no payments have been made to any customer of the Corning Commercialized OCM Products or any supplier of raw materials or components used in the Corning Commercialized OCM Products other than payments to such suppliers of the invoiced price of raw materials or components used in the Corning Commercialized OCM Products purchased in the ordinary course of business and payments by customers of the invoice price for Corning Commercialized OCM Products.

(a) Within the last three (3) months, Corning has not received any written notice, or to the Knowledge of Corning, other communication from any Corning Material Customer or Corning Material Supplier indicating that such Corning Material Customer or Corning Material Supplier: (i) has cancelled or terminated a Corning Transferred Agreement, (ii) intends to cancel or terminate a Corning Transferred Agreement, (iii) intends to cease dealing with Corning with respect to the Corning Commercialized OCM Products, or (iv) intends to otherwise materially reduce the volume of business transacted by such Corning Material Customer or Corning Material Supplier with respect to the Corning Commercialized OCM Products.

5.19 Sale of Products. No Corning OCM Product has been the subject of any recall or other similar action, and no event has occurred, and no condition or circumstance exists, that will, or would reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such Corning OCM Product.

5.20 Corning OCM Facilities

(a) Section 5.20(a) of the Corning Disclosure Schedule sets forth all real property leased, occupied, controlled or otherwise acquired (but not owned) by Corning or any Corning

Subsidiary relating to the Corning OCM Products that will be occupied by Avanex after the Asset Purchase Closing (“Corning Leased Real Property”).

(b) Corning has valid leasehold interests in the Corning Leased Real Property, free and clear of all Liens, charges and encumbrances except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby.

(c) The leases for the Corning Leased Real Property are valid and effective in accordance with their respective terms and applicable Laws, and there is not, under any such leases, any existing material default or event of default of Corning or any Corning Subsidiaries party thereto, to Corning’s or any of its Subsidiaries’ Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Corning has not taken steps to prevent such default from occurring) or any other circumstance creating a liability for the payment of an indemnity to the lessor, causing the termination of any of the leases, or the loss of the right to renew any leases, subject to any applicable real estate transfer law applicable to leased facilities. To the Knowledge of Corning, no party other than Corning or any Corning Subsidiary occupies, leases or owns any portion of (whether as a tenant, trespasser or otherwise), or has the right or option to acquire any interest in any Corning OCM Facilities.

(d) There are no pending, or, to the Knowledge of Corning, threatened assessments, improvements or activities of any public or quasi-public body either planned, in the process of construction or completed which may give rise to any assessment against any Corning OCM Facility.

(e) All the plants, structures, facilities, properties, and leased premises of Corning as they relate to the Corning OCM Facilities, are in good operating condition and repair, in all material respects, normal wear and tear excepted.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF AVANEX

Avanex represents and warrants to Corning and Parent, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by Avanex to Corning and Parent, dated as of the date hereof and as may be updated pursuant to Section 8.10(d) (the “Avanex Disclosure Schedule”), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Avanex contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure is readily apparent on its face to be applicable to such other representations or warranties (except with respect to the representations and warranties of Avanex contained in Section 6.7(i), any exceptions to or qualifications of which shall be explicitly set forth in Section 6.7(i) of the Avanex Disclosure Schedule), as follows:

6.1 Organization of Avanex. Avanex and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Avanex has all necessary corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would have a Material Adverse Effect on Avanex,

6.2 Avanex Capital Structure.

(a) The authorized capital stock of Avanex consists of (i) 300,000,000 shares of Avanex Common Stock, par value $0.001 per share, and (ii) 10,000,000 shares of Preferred Stock, par value $0.001 per share. As of the close of business on May 9, 2003, 69,255,523 shares of Avanex Common Stock were issued and outstanding. As of the date hereof, no shares of Avanex Preferred Stock were issued or outstanding. As of May 9, 2003, Avanex had reserved an aggregate of 40,020,843 shares of Avanex Common Stock for issuance pursuant to Avanex’s 1998 Stock Plan, 1999 Director Option Plan, Holographix Inc. 1996 Stock Option Plan, Holographix Inc. 2000 Stock Option Plan and LambdaFlex, Inc. 2000 Stock Plan (the “Avanex Stock Option Plans”), under which options to purchase 9,104,318 shares were outstanding, and 2,020,627 shares of Avanex Common Stock were available for issuance pursuant to the Avanex 1999 Employee Stock Purchase Plan. Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of Avanex are issued, reserved for issuance or outstanding except as set forth in the Avanex Financials (as defined below) and except for rights issuable pursuant to the Preferred Stock Rights Agreement between Avanex and EquiServe Trust Company, N.A. dated as of July 26, 2001 (the “Avanex Rights Agreement”) or any other right issued in substitution thereof (the “Avanex Rights”). Under the Avanex Rights Agreement, until the Distribution Date (as defined in the Avanex Rights Agreement), (i) the Avanex Rights will be evidenced by the certificates for Avanex Common Stock registered in the names of the holders thereof (which certificates shall also be deemed to be certificates for Avanex Rights (the “Avanex Rights Certificates”) and not by separate Avanex Rights Certificates and (ii) the right to receive Avanex Rights Certificates will be transferable only in connection with the transfer of Avanex Common Stock. All of the outstanding shares of Avanex’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Avanex Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

(b) Section 6.2(b) of the Avanex Disclosure Schedule sets forth for each outstanding option to purchase shares of Avanex Common Stock (each an “Avanex Option”) as of the date hereof, (i) the exercise price of such Avanex Option, (ii) the date on which such Avanex Option was granted, (iii) the applicable vesting schedule for such Avanex Option, and (iv) the date on which such Avanex Option expires.

(c) The shares of Avanex Common Stock to be issued to Parent in connection with the Share Acquisition and to Corning in connection with the Asset Purchase pursuant to the terms and conditions of this Agreement shall be duly authorized, validly issued, fully paid and nonassessable.

6.3 Obligations With Respect to Capital Stock. As of the date hereof, except as set forth in Section 6.2, there are no equity securities, partnership interests or similar ownership interests of any class of Avanex, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, except for securities Avanex owns, directly or indirectly through one or more Subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any Subsidiary of Avanex, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, except as set forth in Section 6.2, and other than the rights to purchase shares of Avanex Company Stock pursuant to offer letters for prospective employees of Avanex in the ordinary course of business and consistent with past practice, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Avanex or any of its Subsidiaries is a party or by which it is bound obligating Avanex or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Avanex or any of its Subsidiaries or obligating Avanex or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. Except for the Avanex Voting Agreements and Avanex Stockholders’ Agreement, there are no registration rights and, to the Knowledge of Avanex, there are no voting trusts, proxies or other agreements or understandings with respect to the registration or voting of any equity security of any class of Avanex or with respect to the registration or voting of any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries. The Share Issuances are not subject to any preemptive or similar rights created by statute, the Certificate of Incorporation or Bylaws of Avanex or by any agreement to which Avanex is a party or by which Avanex is bound.

6.4 Authority.

(a) Avanex has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Avanex is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Avanex, subject only to the approval of the Share Issuance by Avanex’s stockholders. This Agreement and the Ancillary Agreements to which Avanex is a party have been, or upon their execution will be, duly executed and delivered by Avanex and, assuming the due authorization, execution and delivery by Parent and Corning, constitute, or upon their execution will constitute, the valid and binding obligations of Avanex, enforceable in accordance with their terms. The execution and delivery of this Agreement and the Ancillary Agreements to which Avanex is a party do not, or upon their execution will not, and the performance of this Agreement and the Ancillary Agreements by Avanex will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Avanex or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the approval of the Share Issuance by Avanex’s stockholders as contemplated in Section 8.2 (the “Avanex Stockholder Approval”) and compliance with the requirements set forth in Section 6.4(b) below, conflict with or violate in any material respect any Legal Requirement applicable to Avanex or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Avanex’s rights or alter the rights or obligations of Avanex or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties, including any leased real property, or assets of Avanex or any of its Subsidiaries pursuant to, any Avanex Contract (as defined in Section 6.16). The Avanex Disclosure Schedule lists all consents, waivers and approvals under any Avanex Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Avanex in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be materially adverse to Avanex, Parent or Corning or have a material adverse effect on the ability of the parties to consummate the Share Acquisition or the Asset Purchase.

6.5 Restrictions on Transaction. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Avanex or any of its Affiliates is a party, which has or may have the effect of prohibiting the Share Acquisition or Asset Purchase.

6.6 SEC Filings; Avanex Financial Statements.

(a) Avanex has filed all forms, reports and documents required to be filed by Avanex with the SEC since February 4, 2000, and has made available to each of Parent and Corning such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Avanex may file subsequent to the date hereof) are referred to herein as the “Avanex SEC Reports.” As of their respective dates, the Avanex SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Avanex SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Avanex’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Avanex SEC Reports (the “Avanex Financials”), including any Avanex SEC Reports filed after the date hereof until the latest to occur of the Share Acquisition Closing or the Asset Purchase Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the

SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Avanex and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Avanex contained in the Avanex SEC Reports as of March 31, 2003, is hereinafter referred to as the “Avanex Balance Sheet.” Except as disclosed in the Avanex Financials, neither Avanex nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Avanex and its Subsidiaries taken as a whole, except liabilities incurred since the date of the Avanex Balance Sheet in the ordinary course of business consistent with past practices.

6.7 Absence of Certain Changes or Events. Since the date of the Avanex Balance Sheet, there has not been (i) any Material Adverse Effect on Avanex, (ii) any change by Avanex in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or the rules and regulations promulgated by the SEC, (iii) any revaluation by Avanex of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business, or (iv) any split, combination or reclassification of any of Avanex’s or any of its Subsidiaries’ capital stock.

6.8 Taxes.

(a) Avanex and each of its Subsidiaries has duly and timely filed all material Tax Returns relating to Taxes required to be filed by Avanex and each of its Subsidiaries with any Tax authority. Such Tax Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law. Avanex and each of its Subsidiaries have paid all material Taxes due and payable by it (whether or not shown on any Tax Return), except for Taxes being contested in good faith for which adequate reserves are reflected on the financial statements of Avanex.

(b) Avanex and each of its Subsidiaries as of the Closing Date and Closing Date will have withheld with respect to its employees or other third parties (and timely paid over to the appropriate Taxing authority) all material income, payroll and other Taxes required to be withheld.

(c) Neither Avanex nor any of its Subsidiaries has been delinquent in the payment of any Tax nor is there any material Tax deficiency or adjustment outstanding, proposed in writing or assessed against Avanex or any of its Subsidiaries, nor has Avanex or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or unexpired extension of the period for the assessment or collection of any material Tax. There are no powers of attorney with respect to Taxes of Avanex currently in force.

(d) No audit or other examination of any material Return of Avanex or any of its Subsidiaries by any Tax authority is presently in progress, nor has Avanex or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(e) Neither Avanex nor any of its Subsidiaries had any material liability for unpaid Taxes that has not been accrued for or reserved against on the Avanex Balance Sheet in accordance with GAAP as of the date thereof. Since that date, neither Avanex nor any of its Subsidiaries has incurred any liability for any material Taxes other than in the ordinary course of business.

(f) Neither Avanex nor any of its Subsidiaries (i) is party to or has any obligation under any Tax sharing, indemnity or allocation agreement or arrangement (ii) has ever been a member of an affiliated, consolidated or combined group filing a consolidated or combined income Tax Return (other than a group the common Parent of which was Avanex) or (iii) has any liability for the Taxes of any person by reason of former or current membership in such a consolidated or combined group (other than Avanex or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, pursuant to a reorganization or restructuring, or otherwise.

(g) Neither Avanex nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions to be consummated pursuant to the terms of this Agreement.

(h) Avanex and each of its Subsidiaries is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as a resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). None of Avanex or its Subsidiaries is subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for income earned from services for which any income tax is satisfied through withholding. None of Avanex or its Subsidiaries is liable for any Tax as the agent of any other person or business or constitutes a permanent establishment of any other person, business or enterprise for any Tax purpose.

(i) None of Avanex or its Subsidiaries has engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

6.9 Avanex Intellectual Property.

(a) Ownership.

(i) No Avanex IP is subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any material manner, the use, transfer, or licensing thereof by Avanex or any of its Subsidiaries.

(ii) Except as set forth in Section 6.9(a)(ii) of the Avanex Disclosure Schedule, Avanex owns each item of Avanex IP free and clear of any security interest, pledge or mortgage.

(b) Non-Infringement. To the Knowledge of Avanex, the design, development, manufacture, sale and provision of professional services with respect to Avanex Products which were sold prior to the later of the Share Acquisition Closing and the Asset Purchase Closing did not infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither Avanex nor any of its Subsidiaries has received notice from any third party alleging any such infringement, misappropriation, unfair competition or trade practices.

(c) Third-Party Infringement. There are no current legal proceedings or written threats of legal proceedings in which Avanex or its Subsidiaries have alleged the misappropriation or infringement of Avanex IP.

(d) Trade Secret Protection. With respect to Know-How included in Avanex IP, Avanex and each of its Subsidiaries has taken reasonable steps to protect the rights of Avanex and its Subsidiaries in Avanex’s Know-How, and any trade secrets or confidential information of third parties provided to Avanex or any of its Subsidiaries under an obligation of confidentiality.

6.10 Compliance; Permits; Restrictions.

(a) Neither Avanex nor any of its Subsidiaries nor the conduct of their respective businesses is, in any material respect, in conflict with, or in default or violation of, (i) any Legal Requirement applicable to Avanex or any of its Subsidiaries or by which its or any of their respective businesses or properties is bound or affected, or (ii) any material permit, franchise or other instrument or obligation to which Avanex or any of its Subsidiaries is a party or by which Avanex or any of its Subsidiaries or its or any of their respective businesses or properties is bound or affected. No investigation or review by any Governmental Entity is, to the Knowledge of Avanex, pending or threatened against Avanex or its Subsidiaries, nor has any Governmental Entity officially notified Avanex of an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Avanex or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Avanex or any of its Subsidiaries, any acquisition of material property by Avanex or any of its Subsidiaries or the conduct of business by Avanex as currently conducted or presently proposed to be conducted.

(b) Avanex and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to the operation of the business of Avanex, including without limitation such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies (collectively, the “Avanex Permits”). Avanex and its Subsidiaries are in compliance in all material respects with the terms of the Avanex Permits.

6.11 Litigation. There is no material Action pending or, to the Knowledge of Avanex, threatened, nor, to the Knowledge of Avanex, is any investigation threatened or pending, against or affecting Avanex or any Subsidiary of Avanex or any property or asset of Avanex or any Subsidiary of Avanex or any Action which in any manner seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

6.12 Brokers’ and Finders’ Fees. Except for fees payable to Citigroup Global Markets Division pursuant to an engagement letter dated April 7, 2002, Avanex has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

6.13 Employee Benefits.

(a) Except with respect to Mandatory Avanex Benefit Plans, set forth on Section 6.13(a) of the Avanex Disclosure Schedule is an accurate and complete list as of the date hereof identifying each Avanex Benefit Plan by name and type of benefit provided. Avanex and its Employment Affiliates do not have and have not represented, promised or contracted (whether in oral or written form) to any Avanex Employee any plan or commitment to establish or adopt any new Avanex Benefit Plan, nor to modify any Avanex Benefit Plan (except to the extent required by this Agreement or to conform any such Avanex Benefit Plan to the requirements of any applicable Law, but in each case only if material amendments have been previously disclosed to Corning and Parent in writing).

(b) Avanex has provided or made available to Corning and Parent correct and complete copies of: (i) each Avanex Benefit Plan including (without limitation) all material amendments thereto and all related trust documents, recognition, procedural, or other collective bargaining agreement with any trade union (whether or not independent), works council, European works council, or other body representing the Avanex Employees, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to liability insurance covering the fiduciaries for each Avanex Benefit Plan, (ii) the most recent annual actuarial valuations and/or audited accounts, if any, for each Avanex Benefit Plan, (iii) the most recent annual report, return, securities registration statement or other filings, if any, required to be filed with any Governmental Entity under applicable Law in connection with each Avanex Benefit Plan, (iv) with respect to the Avanex Benefit Plans, any and all Approvals, and (v) all material correspondence to or from any Governmental Entity in the past three (3) years relating to any Avanex Benefit Plan or with respect to which Avanex or any Avanex subsidiary may have any material liability.

(c) Each of Avanex and Avanex Employment Affiliates have performed in all material respects all obligations required to be performed by them under each Avanex Benefit Plan, and each Avanex Benefit Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws. Each Avanex Benefit Plan, including any amendments thereto, that is capable of Approval has been Approved or there remains a period of time in which to obtain such Approval retroactive to the date of any amendment that has not been Approved. No breach of any fiduciary obligation has occurred with respect to any Avanex Benefit Plan that is not otherwise exempt under applicable Law. There are no actions, suits or claims pending, or, to the Knowledge of Avanex, threatened or reasonably anticipated (other than routine claims for benefits) against any Avanex Benefit Plan or against the assets of any Avanex Benefit Plan. Each Avanex Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date or the Closing Date, as applicable, without material liability to Avanex or any Avanex Employment Affiliate (other than ordinary administration expenses). No audits, proceedings or administrative actions have been taken by a Governmental Entity within the past three (3) years with respect to any Avanex Benefit Plan, and no audits, inquiries, proceedings or administrative actions are pending or, to the Knowledge of Avanex, threatened by a Governmental Entity with respect to any Avanex Benefit Plan. Neither Avanex nor any Avanex Employment Affiliates are subject to any material penalty, tax, excise tax, fine or sanction with respect to any Avanex Benefit Plan. Avanex has timely filed Forms 5500 for each Avanex Benefits Plan for the shorter of the past three years or the period since inception of the Avanex Benefit Plan.

(d) The latest actuarial valuation of each Avanex Funded Retirement Plan that is an Avanex Benefit Plan discloses that, as of the effective date of the valuation, the aggregate value of the assets of that Avanex Funded Retirement Plan is equal to or greater than the aggregate value of its liabilities assessed on an ongoing and terminated basis and calculated in accordance with the actuarial methods and assumptions used in such valuation pursuant to the applicable Avanex Funded Retirement Plan, applicable Law and U.S. GAAP. In respect of each Avanex Unfunded Retirement Plan that is an Avanex Benefit Plan, Avanex or an Avanex Employment Affiliate, as applicable, has made provision for accrued liabilities in accordance with applicable Law and U.S. GAAP. Neither Avanex nor any Avanex Employment Affiliates (or any of their respective predecessors) has ever contributed to any “multiemployer plans,” within the meaning of Section 3(37) of ERISA, and there is no withdrawal liability with respect to a “multiemployer plan” that remains unsatisfied.

(e) No Avanex Benefit Plan provides, or reflects or represents any liability to provide Continuation Coverage to any person for any reason, except as may be required by Law, and neither Avanex nor any Avanex Employment Affiliates have ever represented, promised or contracted (other than pursuant to an Avanex Contract) to any Avanex Employee (either individually or to Avanex Employees as a group) that such Avanex Employee(s) would be provided with Continuation Coverage, except to the extent required by Law.

(f) To the Knowledge of Avanex, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any employment relationship, Avanex Benefit Plan, trust or loan that will or may result in any severance payments, acceleration of payments, forgiveness of indebtedness, vesting, distribution or obligation to fund benefits with respect to any Avanex Employee.

(g) Avanex and the Avanex Employment Affiliates: (i) are in material compliance in all respects with all applicable Laws respecting employment and wage and hours, and with all employment practices, terms and conditions of employment, agreements with third parties, codes of conduct, visas, work permits, in each case, with respect to Avanex Employees, and (ii) are not liable for any payment to any Governmental Entity, any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Avanex Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Avanex or any Avanex

Employment Affiliates with respect to any Avanex Employee under any employment contract, employment policy, severance policy or disability policy.

(h) No event has occurred for which any material liability may be incurred by Avanex or any Avanex Employment Affiliate in relation to the Avanex Employees for breach of any contract of services or for services, or for any other liability accruing from the termination of employment or for services whether under Law or otherwise.

(i) No work stoppage or labor strike against Avanex or any Avanex Employment Affiliate is pending with respect to the Avanex Employees, or to the Knowledge of Avanex threatened or reasonably anticipated. Neither Avanex nor any Avanex Employment Affiliates are involved (nor have been so involved at any time during the last three (3) years) in any industrial or trade disputes with any trade union, association of trade unions, works council, European works council or body representing Avanex Employees, and Avanex is not aware of any such dispute that may be pending or threatened, or of any present circumstances which may give rise to any such dispute. Avanex does not know of any activities or proceedings of any labor union to organize any Avanex Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Avanex, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Avanex Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Avanex or any Avanex Employment Affiliates. Neither Avanex nor any of the Avanex Employment Affiliates have engaged in any unfair labor practices under applicable Laws with respect to the Avanex Employees that would, individually or in the aggregate, result in any material liability to Avanex or any Avanex Employment Affiliate. Neither Avanex nor any Avanex Employment Affiliates are presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Avanex Employees and no collective bargaining agreement is being negotiated by Avanex or any of the Avanex Employment Affiliates with respect to the Avanex Employees. Any individual who performs services for Avanex or any of its Employment Affiliates and who is not treated as an employee for Tax purposes by Avanex or any of its Employment Affiliates is not an employee under applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Avanex Benefit Plan purposes, except as would not result in material liability to Avanex.

6.14 Absence of Liens. Avanex and each of its Subsidiaries has good and valid title to, or, in the case of leased properties, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except as reflected in the Avanex Financials and except for Liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Avanex.

6.15 Environmental Matters.

(a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to Avanex (in any individual case or in the aggregate), no underground storage tanks and no Hazardous Materials are present as a result of the actions of Avanex, of its Subsidiaries or any affiliate of Avanex, or to the Knowledge of Avanex, as a result of any actions of any third party, or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Avanex or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to Avanex (in any individual case or in the aggregate), (i) neither Avanex nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date and the Closing Date, and (ii) neither Avanex nor any of its Subsidiaries has engaged in Hazardous Materials Activities in violation of any law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect on or prior to the Closing Date and the Closing Date to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity or in a manner that would be likely to result in material liability to Avanex.

(c) Permits. Avanex and its Subsidiaries currently hold all environmental approvals, permits, licenses, receipts of declaration, clearances and consents necessary for the conduct of Avanex’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Avanex and its Subsidiaries as such activities and businesses are currently being conducted (the “Avanex Environmental Permits”), except where the failure to hold such Avanex Environmental Permits could not be reasonably expected to result in a material liability to Avanex.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Avanex’s Knowledge, threatened concerning any Avanex Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Avanex or any of its Subsidiaries.

6.16 Agreements, Contracts and Commitments. The following agreements, contracts or commitments with respect to which Avanex or any of its Subsidiaries is a party or is bound are referred to herein as the “Avanex Contracts”:

(a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Avanex’s Board of Directors, other than those that are terminable by Avanex or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Avanex;

(b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby or thereby;

(c) any agreement, contract or commitment containing any covenant limiting in any respect the right of Avanex or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Avanex or any of its Subsidiaries after the date of this Agreement of assets in excess of $250,000 not in the ordinary course of business or pursuant to which Avanex has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Avanex’s Subsidiaries;

(e) any dealer, distributor, joint marketing, alliance, development or other agreement currently in force under which Avanex or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which Avanex or any of its Subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Avanex or any of its Subsidiaries;

(f) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Avanex product, service or technology or any material agreement, contract or commitment currently in force to sell or distribute any Avanex products or service, except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to each of Parent and Corning;

(g) any agreement, contract or commitment currently in force to provide source code to any third party, including any escrow agent, for any product or technology that is material to Avanex and its Subsidiaries taken as a whole;

(h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(i) any other agreement, contract or commitment in connection with or pursuant to which Avanex and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current fiscal year or during the next fiscal year.

Neither Avanex nor any of its Subsidiaries, nor to Avanex’s Knowledge any other party to a Avanex Contract is in material breach, violation or default under, and neither Avanex nor any of its Subsidiaries has received written notice that it has materially breached, violated or defaulted under, any of the material terms or conditions of any Avanex Contract in such a manner as would permit any other party to cancel or terminate any such Avanex Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

6.17 Avanex Properties. Neither Avanex nor any of its Subsidiaries owns any real property. Avanex and each of its Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which Avanex or any of its Subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing material default or event of default of Avanex or any of its Subsidiaries or, to Avanex’s Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Avanex or its Subsidiary has not taken steps to prevent such default from occurring). All the plants, structures, facilities, properties, leased premises and equipment of Avanex and its Subsidiaries are in good operating condition and repair, in all material respects.

6.18 Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Except for information supplied by Parent or Corning in writing for inclusion in the Proxy Statement, none of the information included or incorporated by reference in the Proxy Statement shall, on the date the Proxy Statement is first mailed to Avanex’s stockholders or at the time of the Avanex Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. If at any time before the Share Acquisition Closing or the Asset Purchase Closing, any event relating to Avanex or any of its Affiliates, officers or directors should be discovered by Avanex which should be set forth in a supplement to the Proxy Statement, Avanex shall promptly inform Parent and Corning, as applicable. Notwithstanding the foregoing, Avanex makes no representation or warranty with respect to any information supplied or to be supplied by Parent and Corning in writing for inclusion in the Proxy Statement, as applicable, that is, will be, or is required to be contained in the Proxy Statement.

6.19 Board Approval. The Board of Directors of Avanex (i) has determined that each of the Share Acquisition and the Asset Purchase is fair to Avanex and its stockholders, (ii) has approved this Agreement and the transactions contemplated hereby, and (iii) has approved and determined to recommend that the stockholders of Avanex vote to approve the Share Issuance (the “Board Recommendation”).

6.20 Vote Required. The affirmative vote of the holders of a majority of the shares of Avanex Common Stock, present in person or by proxy and entitled to vote, on the Share Issuance is the only vote of the holders of any class or series of Avanex’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

6.21 Avanex Rights Agreement. The Board of Directors of Avanex has amended the Preferred Stock Rights Agreement entered into as of July 26, 2001 between Avanex and EquiServe Trust Company, N.A., as amended (the “Avanex Rights Agreement”) to the effect that none of Parent, Corning or any of their respective affiliates shall become an “Acquiring Person” (as such term is defined in the Avanex Rights Agreement) as a result of the approval, execution or delivery of this Agreement, the Voting Agreements or the consummation of the transactions contemplated hereby and thereby.

6.22 Avanex Cash. The investment policy of Avanex is attached hereto as Schedule 6.22 (the “Avanex Investment Policy”). The Cash reflected in the Avanex Balance Sheet has been invested in accordance with the provisions of the Avanex Investment Policy.

6.23	Customers and Suppliers.

(a) Section 6.23(a) of the Avanex Disclosure Schedule sets forth (i) the five (5) largest customers of Avanex by dollar amount, during the fiscal year ended December 31, 2002 and the fiscal quarter ended March 31, 2003 (the “Avanex Material Customers”), and the amount for which each such customer was invoiced during the periods set forth therein, and (ii) the five (5) largest suppliers of Avanex, by dollar amount, for the fiscal year ended December 31, 2002 and the fiscal quarter ended March 31, 2003 (the “Avanex Material Suppliers”). Avanex does not have any vendor financing attributable to it for any of the Avanex Material Customers. All purchases and sales made by Avanex have been made in the ordinary course of business, and no payments have been made to any customer or supplier of Avanex other than payments to suppliers for the payment of the invoiced price of supplies purchased in the ordinary course of business.

(b) Within the last twelve (12) months, Avanex has not received any written notice or other communication from any Avanex Material Customer or Avanex Material Supplier indicating that such Avanex Material Customer or Avanex Material Supplier (i) has cancelled or terminated a Avanex Contract, (ii) intends to cancel or terminate an Avanex Contract, (iii) intends to cease dealing with Avanex, or (iv) intends to otherwise materially reduce the volume of business transacted by such material customer, supplier, distributor or other Person with Avanex.

6.24 Sale of Products. No Avanex Product has been the subject of any recall or other similar action and, to Avanex’s Knowledge, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

6.25 Warranties. The standard warranties provided by Avanex and its Subsidiaries for the Avanex Products and material variations from such warranties, other than those implied by operation of applicable Law, are set forth on Section 6.25 of the Avanex Disclosure Schedule.

6.26 Fairness Opinion. The Board of Directors of Avanex has received an opinion from Citigroup Global Markets Division, dated as of the date of this Agreement, to the effect that, as of such date, the aggregate number of shares of Avanex Common Stock to be issued in the Share Issuances is fair, from a financial point of view, to Avanex, a signed copy of which opinion will be delivered to Parent and Corning solely for informational purposes as promptly as practicable after receipt thereof by Avanex. Such opinion has not been withdrawn or modified.

ARTICLE VII

CONDUCT PRIOR TO THE SHARE ACQUISITION CLOSING DATE

AND THE ASSET PURCHASE CLOSING DATE

7.1 Conduct of Optronics Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Share Acquisition Closing, Parent agrees, except (i) as specifically provided in or contemplated by this Agreement (including, without limitation, as contemplated by the Restructuring) or in Section 7.1 of the Parent Disclosure Schedule or (ii) to the extent that Avanex shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), to fund the Optronics Subsidiaries in the ordinary course consistent with past practice with the intent of having the Final Working Capital Amount be as close to zero as possible and to, or to cause Optronics France to, carry on the Optronics Business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, to pay debts and taxes of Optronics France when due in accordance with past practice (subject to applicable extensions or agreements) subject to good faith disputes over such debts or taxes, to pay or perform other material obligations of Optronics France when due (subject to applicable extensions or agreements), subject to good faith disputes over such obligations, and to use commercially reasonable efforts consistent with past practices and policies to preserve substantially intact the present business organization of Optronics France, keep available the services of the present officers and employees of Optronics France or employees of Parent engaged in the Optronics Business and preserve the relationships between Optronics France and its customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition, except (x) as specifically provided in or contemplated by this Agreement (including, without limitation, as contemplated by the Restructuring) or in Section 7.1 of the Parent Disclosure Schedule or (y) to the extent that Avanex shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), Parent shall not do any of the following and shall prevent its Subsidiaries from doing any of the following:

(a) Enter into any material partnership arrangements, joint development agreements or strategic alliances related to the Optronics Business;

(b) Terminate the employment of any Designated Optronics Employee, except for cause as reasonably determined by Parent or Optronics France;

(c) Except pursuant to the Restructuring, grant any severance or termination pay (cash, equity or otherwise) to any Optronics Subsidiary Employees or any Designated Optronics Employees except pursuant to written agreements outstanding, or policies existing, on the date hereof or otherwise immaterial in amount (not to exceed $50,000 individually and $250,000 in the aggregate), or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof related to any Optronics Subsidiary Employees;

(d) Except for activities of the type specifically permitted under the Parent IP Agreement, transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Optronics IP, or enter into any agreements applicable to the Optronics Business, or make other commitments or arrangements, to grant, transfer or license to any person future patent rights of Optronics France;

(e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Optronics France or split, combine or reclassify any capital stock of Optronics France or issue or authorize the issuance of any other securities or any loan capital in respect of, in lieu of or in substitution for any capital stock of Optronics France;

(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Optronics France, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee of Optronics France pursuant to stock option or purchase agreements related to Optronics France in effect on the date hereof;

(g) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any loan capital of Optronics France or any securities or any loan capital convertible into shares of capital stock of Optronics France, or subscriptions, rights, warrants or options to acquire any shares of capital stock of Optronics France or any securities convertible into shares of capital stock of Optronics France, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities except as required by applicable law;

(h) Cause, permit or propose any amendments to the statuts (articles of incorporation and bylaws) of Optronics France except as required by applicable law;

(i) With respect to the Optronics Business, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate;

(j) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer, in whole or in part, any properties or assets related to Optronics France or Optronics U.K. or any interest therein (other than those transfers or licenses permitted by Section 7.1(d)) except for sales, leases, licenses, encumbrances, conveyances, assignments, sublicenses, dispositions or other transfers (i) in the ordinary course of business of the Optronics Business consistent with past practice or (ii) of property or assets that are not material, individually or in the aggregate, to the business of the Optronics Business;

(k) Incur any indebtedness by Optronics France other than to Parent or its Subsidiaries for borrowed money or guarantee by Optronics France of any such indebtedness of another person other than Parent or its Subsidiaries, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Optronics France, enter into any “keep well” or other agreement applicable to Optronics France to maintain any financial statement condition other than (i) in connection with the financing of ordinary course trade payables of Optronics France consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business of the Optronics Business;

(l) Except pursuant to the Restructuring, adopt or amend any Optronics Benefit Plan, or enter into or amend any employment contract or collective bargaining agreement or any other subsisting agreement with any trade union or other body representing employees or relating to works council or similar agreement related to the Optronics Subsidiary Employees or the Designated Optronics Employees (other than offer letters and letter agreements entered into in the ordinary course of business of Optronics France consistent with past practice), pay any special bonus or special remuneration (cash, equity or otherwise) to any Optronics Subsidiary Employees or Designated Optronics Employees, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of the Optronics Subsidiary Employees or Designated Optronics Employees except payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer employees or consultants of Optronics France or non-officer employees who are Designated Optronics Employees in the ordinary course of business of Optronics France consistent with past practice;

(m) Make any individual or series of related payments outside of the ordinary course of business of the Optronics Business in excess of $250,000;

(n) Except in the ordinary course of business of the Optronics Business consistent with past practice, modify or amend in any material respect, or terminate any Optronics Contract, or waive, delay the exercise of, release or assign any material rights or material claims related to the Optronics Business thereunder under any Optronics Contract;

(o) Enter into any material contract, agreement or obligation related to the Optronics Business relating to the distribution, sale, license or marketing by third parties of the Optronics Products or products licensed by Optronics France, other than nonexclusive contracts, agreements or obligations related to the Optronics Business entered into in the ordinary course of business of the Optronics Business that can be terminated or cancelled by Parent or Optronics France, as the case may be, without material penalty or further material payment by Optronics France and without more than ninety (90) days’ notice;

(p) Revalue any of its material assets (individually or in the aggregate) related to the Optronics Business or, except as required by applicable GAAP, adopt or change any accounting methods, principles or practices applicable to the Optronics Business;

(q) Incur or enter into any agreement or commitment related to the Optronics Business involving the receipt or expenditure of an amount in excess of $1,000,000 individually;

(r) Hire or make an offer to hire by Optronics France any employee or consultant with an annual compensation level in excess of $125,000 or who is entitled to or is paid a bonus in excess of $75,000;

(s) Pay, discharge or satisfy any material claim, liability or obligation related to the Optronics Business (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of non-material amounts in the ordinary course of business of the Optronics Business or as required by applicable law or judicial process;

(t) Modify or amend in any manner materially adverse to the Optronics Business, any confidentiality, standstill or similar agreements applicable to the Optronics Business to which Parent or Optronics France is a party;

(u) Make or change any material Tax election related to the Optronics Business, change any method of tax accounting related to the Optronics Business resulting in a material amount of additional Tax or file any material amended Tax Return applicable to the Optronics Business;

(v) Institute, settle, or agree to settle any Action where such institution or settlement would result in payment by an Optronics Subsidiary of $250,000 or more;

(w) Take any action to reduce the working capital of the Optronics Subsidiaries inconsistent with past practice, including (i) extending or delaying any due date on any account payable, (ii) accelerating any collection of any account receivable by changing the terms thereof, directly or indirectly, in writing or orally, (iii) changing any reserve methodology or practice except as required by French GAAP or (iv) failing to maintain inventory at levels sufficient to support anticipated sales at current market conditions; or

(x) Agree in writing or otherwise to take any of the actions described in Section 7.1(a) through (w) above.

7.2 Conduct of Business by Corning. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Asset Purchase Closing, Corning (which for the purposes of this Section 7.2 shall include Corning and each of its Subsidiaries) agrees, except (i) as specifically provided in or contemplated by this Agreement or in Section 7.2 of the Corning Disclosure Schedule or (ii) to the extent that Avanex shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), to carry on the business of Corning relating to Corning OCM Products (and Corning Owned IP) in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and Taxes applicable to the business of Corning relating to Corning OCM Products (and Corning Owned IP) when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to keep available the services of the present officers of Corning with responsibility for the business of Corning relating to Corning OCM Products and the Designated Corning Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings with respect to the business of Corning relating to Corning OCM Products. In addition, except (x) as specifically provided in or contemplated by this Agreement or in Section 7.2 of the Corning Disclosure Schedule or (y) to the extent that Avanex shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), Corning shall not do any of the following and shall prevent its Subsidiaries from doing any of the following:

(a) Enter into any material partnership arrangements, joint development agreements or strategic alliances with respect to the Corning OCM Products, the Corning Assigned IP and the rights granted to Avanex in the Corning Solely Licensed Patents;

(b) Terminate the employment of any Designated Corning Employee, except for cause as reasonably determined by Corning;

(c) Hire or offer to hire any employee or consultant related to the Corning OCM Products in Italy;

(d) Grant any severance or termination pay (cash, equity or otherwise) to any Designated Corning Employee except pursuant to written agreements outstanding, or policies existing, on the date hereof or otherwise immaterial in amount (not to exceed $50,000 individually and $250,000 in the aggregate), or, to the extent applicable to the Designated Corning Employees, adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof applicable to any Designated Corning Employees;

(e) Pay any special bonus or special remuneration (cash, equity or otherwise) to any Designated Corning Employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of any Designated Corning Employee except payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer Designated Corning Employees;

(f) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Corning Assigned IP or the rights granted to Avanex in the Corning Solely Licensed Patents, or enter into any agreements applicable to the business of Corning relating to Corning OCM Products or make other commitments or arrangements to grant, transfer or license to any person future patent rights of the business of Corning relating to Corning OCM Products or with respect to Corning Assigned IP or the rights granted to Avanex in the Corning Solely Licensed Patents, other than (i) non-exclusive licenses granted to customers, resellers and end users in the ordinary course of the business of Corning relating to Corning OCM Products consistent with past practices and (ii) activities of the type specifically permitted under the Corning IP Agreement;

(g) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer, in whole or in part, any properties or assets or any interest therein included in the Purchased Corning Assets (including Corning Assigned IP or the rights granted to Avanex in the Corning Solely Licensed Patents, but other than those transfers or licenses permitted by Section 7.2) except for sales, leases, licenses, encumbrances, conveyances, assignments, sublicenses, dispositions or other transfers (i) in the ordinary course of the business of Corning relating to Corning OCM Products, Corning Assigned IP and the rights granted to Avanex in the Corning Solely Licensed Patents consistent with past practice or (ii) of property or assets that are not material, individually or in the aggregate, to the business of Corning relating to Corning OCM Products, Corning Assigned IP and the rights granted to Avanex in the Corning Solely Licensed Patents;

(h) Except in the ordinary course of the business of Corning relating to the Corning OCM Products (and Corning Assigned IP or the rights granted to Avanex in the Corning Solely Licensed Patents) consistent with past practice, (i) modify or amend in any material respect or terminate any Corning Transferred Agreements or Corning Transferred Third Party IP Contract, material agreement or confidentiality agreement applicable to the business of Corning relating to the Corning OCM Products (and Corning Assigned IP or the rights granted to Avanex in the Corning Solely Licensed Patents), (ii) waive, release, delay the exercise of, or assign any material rights or material claims thereunder, or (iii) enter into any material contract, agreement or obligation applicable to the business of Corning relating to the Corning OCM Products (and Corning Assigned IP or the rights granted to Avanex in the Corning Solely Licensed Patents) other than nonexclusive contracts, agreements or obligations that can be terminated or cancelled by Corning without material penalty or further material payment and without more than ninety (90) days’ notice;

(i) Incur or enter into any agreement or commitment relating to Corning OCM Products involving the receipt or expenditure of an amount in excess of $500,000 individually;

(j) Incur any indebtedness for borrowed money or guarantee of any such indebtedness of another person which results in a Lien on any of the Purchased Corning Assets, the Corning Assigned IP or the rights granted to Avanex in the Corning Solely Licensed Patents; or

(k) Agree in writing or otherwise to take any of the actions described in Section 7.2(a) through (j) above.

7.3 Conduct of Business by Avanex. During the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement pursuant to its terms or (ii) the later of the Share Acquisition Closing or the Asset Purchase Closing, Avanex (which for the purposes of this Article VII shall include Avanex and each of its Subsidiaries) agrees, except (i) as specifically provided in or contemplated by this Agreement or in Section 7.3 of the Avanex Disclosure Schedule or (ii) to the extent that Parent and Corning shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, subject to good faith disputes over such obligations and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition, except (x) as specifically provided in or contemplated by this Agreement or Section 7.3 of the Avanex Disclosure Schedule or (y) to the extent that Parent and Corning shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), Avanex shall not do any of the following and shall prevent its Subsidiaries from doing any of the following:

(a) Except as required by law or pursuant to the terms of Avanex Stock Option Plans or written agreements outstanding on the date hereof, accelerate, amend, modify or waive any stock repurchase rights; accelerate, amend or modify the period of exercisability or other material terms of options, warrants or restricted stock; reprice or exchange options or warrants granted under any employee, consultant or director stock plans or otherwise; or authorize cash payments in exchange for any options, warrants or restricted stock granted under any of such plans or otherwise;

(b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

(c) Grant any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as disclosed in Section 6.2(c) of the Avanex Disclosure Schedule or otherwise immaterial in amount (not to exceed $50,000 individually and $250,000 in the aggregate), or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(d) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Avanex IP, or enter into any agreements, or make other commitments or arrangements, to grant, transfer or license to any person future patent rights, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices;

(e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Avanex or its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(g) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Avanex Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement, (ii) the granting of options to purchase shares of Avanex Common Stock to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with existing stock option plans in an amount not to exceed options to purchase 50,000 shares for any one person, but in any event not to exceed 1,000,000 shares in the aggregate, (iii) shares of Avanex Common Stock issuable upon the exercise of the options referred to in clause (ii) above, and (iv) shares of Avanex Common Stock issuable to participants in Avanex’s 1999 Employee Stock Purchase Plan (the “Avanex Purchase Plan”) consistent with the terms thereof;

(h) Cause, permit or propose any amendments to the Certificate of Incorporation or Bylaws of Avanex (or similar governing instruments of any Subsidiaries);

(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or be acquired or agree to be acquired by merging or consolidating with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Avanex;

(j) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer, in whole or in part, any properties or assets or any interest therein (other than those transfers or licenses permitted by Section 7.3(d)), whether by merger, consolidation, sale of stock or assets or otherwise, except for sales, leases, licenses, encumbrances, conveyances, assignments, sublicenses, dispositions or other transfers (i) in the ordinary course of business consistent with past practice or (ii) of property or assets that are not material, individually or in the aggregate, to the business of Avanex;

(k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Avanex, enter into any “keep well” or other agreement to maintain any financial statement condition other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

(l) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration (cash, equity or otherwise) to any director, employee or consultant, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer employees or consultants in the ordinary course of business consistent with past practice ;

(m) Make any individual or series of related payments outside of the ordinary course of business in excess of $250,000;

(n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any Avanex Contract or waive, delay the exercise of, release or assign any material rights or material claims thereunder;

(o) Enter into any material contract, agreement or obligation relating to the distribution, sale, license or marketing by third parties of Avanex’s products or products licensed by Avanex, other than nonexclusive contracts, agreements or obligations entered into in the ordinary course of business that can be terminated or cancelled by Avanex without material penalty or further material payment and without more than ninety (90) days’ notice;

(p) Revalue any of its assets or, except as required by GAAP, adopt or change any accounting methods, principles or practices;

(q) Incur or enter into any agreement or commitment involving the receipt or expenditure of an amount in excess of $1,000,000 individually;

(r) Hire any employee or consultant with an annual compensation level in excess of $125,000 or who is entitled to or is paid a bonus in excess of $75,000;

(s) Pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in non-material amounts in the ordinary course of business;

(t) Modify or amend in any manner materially adverse to Avanex, any confidentiality, standstill or similar agreements to which Avanex or any of its Subsidiaries is a party;

(u) Make or change any material Tax election, change any method of accounting resulting in a material amount of additional Tax or file any material amended Tax Return;

(v) Invest any cash in violation of the Avanex Investment Policy; or

(w) Agree in writing or otherwise to take any of the actions described in Section 7.3(a) through (v) above.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, Avanex will prepare and file with the SEC the Proxy Statement. Each of Corning and Parent will provide Avanex with any information with respect to it which may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, and cause its counsel and auditors to cooperate with Avanex’s counsel and auditors in the preparation and filing of the Proxy Statement pursuant to this Section 8.1. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, or any information in the Proxy Statement shall have become incomplete, false or misleading, Corning, Parent, or Avanex, as the case may be, will promptly inform the other parties thereof, and will cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Avanex such amendment or supplement. Without in any way limiting or affecting the requirements of Section 8.2(b) hereof, nothing in this Agreement shall preclude Avanex from including in the Proxy Statement or any amendment or supplement thereto any information that it reasonably determines is required to be disclosed pursuant to applicable securities laws, subject to the terms of the Confidentiality Agreements. Avanex shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after its filing, and promptly thereafter mail the Proxy Statement to its stockholders. Avanex shall provide true, complete and correct copies of any written comments received from the SEC with respect to the Proxy Statement to the other parties and shall advise the other parties of any oral comments with respect to the Proxy Statement received from the SEC. Avanex shall provide the other parties with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing with the SEC, and shall provide the other parties with a copy of all such filings. Avanex agrees that it shall make a written request, pursuant to Rule 24b-2 under the Exchange Act, to the SEC that all trade secrets and commercial or financial information contained in any Ancillary Agreement to be filed as an exhibit to the Proxy Statement be accorded confidential treatment for the maximum period of time as is allowable by the SEC. Avanex will provide Corning and Parent with the opportunity to review and comment on the application for confidential treatment and will provide to Corning and Parent copies of all filings and communications with the SEC with respect to the confidential treatment request.

(b) As promptly as practicable after the date of this Agreement, Parent shall provide to Avanex the financial statements of the Optronics Subsidiaries required for inclusion in the Proxy Statement and Avanex’s Current Report on Form 8-K, and such financial statements (i) will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) will be prepared in accordance with applicable GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) will fairly present the financial position of the Optronics Subsidiaries at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements will be subject to normal and recurring year-end adjustments which are not expected to be material in amount.

(c) As promptly as practicable after the date of this Agreement, Corning shall provide to Avanex the financial data required for inclusion in the Proxy Statement and Avanex’s Current Report on Form 8-K, and such financial data (i) will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) if financial statements are required, will fairly present the financial data of Corning reflected thereby at the respective dates thereof and for the periods indicated, except that the unaudited interim financial data will be subject to normal and recurring adjustments, or if financial statements are not required, the financial data will accurately reflect the books and records of Corning reflected thereby at the dates thereof and for the periods indicated.

8.2 Meeting of Avanex Stockholders; Board Recommendation.

(a) Meeting of Stockholders. Promptly after the date of this Agreement, Avanex will take all action necessary or advisable in accordance with Delaware Law and its Certificate of Incorporation and Bylaws and applicable federal securities Laws to call, convene and hold the Avanex Stockholders’ Meeting, to be held as promptly as practicable. Avanex will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Share Issuance, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market or Delaware Law to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, Avanex may adjourn or postpone the Avanex Stockholders’ Meeting to the extent reasonably necessary to facilitate the provision of any necessary supplement or amendment to the Proxy Statement to its stockholders in advance of the vote to be taken at such meeting or, if as of the time for which the Avanex Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock of Avanex represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Avanex Stockholders’ Meeting. Avanex shall ensure that the Avanex Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Avanex Stockholders’ Meeting are solicited in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable Legal Requirements.

(b) Board Recommendation. (i) The Board of Directors of Avanex shall make the Board Recommendation to its stockholders, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Avanex has made the Board Recommendation and (iii) neither the Board of Directors of Avanex nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other parties, the Board Recommendation.

8.3	Acquisition Proposals.

(a) No Solicitation. Each of Parent and Corning agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate, induce or accept any inquiries, proposals or offers with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined below), (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement, arrangement, understanding or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. Each of Parent and Corning agrees that it and its Subsidiaries and any of their respective officers, directors and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall immediately cease, and it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents to immediately cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. Each of Parent and Corning agrees that it will promptly request each Person that has entered into a confidentiality agreement with such party in connection with its consideration of an Acquisition Proposal to return, destroy or otherwise dispose of all confidential information heretofore furnished to such Person by or on behalf of itself or any of its Subsidiaries in accordance with the terms of the applicable confidentiality agreement.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable (but in any event within two business days) after any of Parent’s or Corning’s respective officers, directors or representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) receives or becomes aware of the receipt of any Acquisition Proposal by Parent or Corning, as the case may be, or any request for nonpublic information or inquiry which Parent or Corning, as the case may be, reasonably believes could lead to an Acquisition Proposal, Parent or Corning, as the case may be, shall provide the other parties hereto with written notice of the receipt of such Acquisition Proposal, request or inquiry. The recipient of the Acquisition Proposal, request or inquiry shall keep the other parties hereto informed as promptly as practicable (but in any event within two (2) business days) of the receipt of all amendments or proposed amendments of any such Acquisition Proposal, request or inquiry.

(c) Certain Definitions. For purposes of this Agreement, “Acquisition Proposal” shall mean:

(i) With respect to Parent, any offer or proposal relating to any transaction or series of related transactions involving: (A) any purchase or acquisition by any person of any voting securities of Optronics France or any interests therein, (B) any merger, consolidation, joint venture or other business combination or similar transaction involving the transfer, directly or indirectly, of all or any material part of Optronics France, (C) the acquisition or exclusive license of any material assets or properties of Optronics France (other than inventory in the ordinary course), (D) the third-party refinancing of the Optronics Business, (E) any liquidation, dissolution or reorganization of Optronics France, or (F) the acquisition by the either Optronics Subsidiary or Parent or any of its Subsidiaries of capital stock or assets and properties of any third party the principal business of which is in the optical components field in excess of five million dollars ($5 million) in the aggregate (provided, however, that the transactions contemplated by this Agreement shall not be deemed an Acquisition Proposal in any case);

(ii) With respect to Corning, any offer or proposal relating to any transaction or series of related transactions involving: (A) any merger, consolidation, joint venture or other business combination or similar transaction involving the transfer, directly or indirectly, of all or any material part of the Purchased Corning Assets, (B) the acquisition or exclusive license of any material assets or properties included in the Purchased Corning Assets (other than inventory in the ordinary course), (C) any liquidation of the Purchased Corning Assets to the Corning OCM Products, or (D) the acquisition by Corning or any of its Subsidiaries of capital stock or assets and properties of any third party the principal business of which is in the optical telecom components industry in excess of five million dollars ($5 million) in the aggregate (provided, however, that the transactions contemplated by this Agreement shall not be deemed an Acquisition Proposal in any case).

8.4 Employee Matters.

(a) Corning Employment Offers. Within one week following the date of this Agreement, Corning and Avanex shall use commercially reasonable efforts to mutually agree on a list of Corning Employees that will consist, in the aggregate, of at least 164 salaried and 100 hourly employees in the U.S., the Corning European Employees, and 100 salaried and 45 hourly employees employed by Corning Italy (collectively, the “Designated Corning Employees”). Each Designated Corning Employee who is a Corning U.S. Employee or Corning European Employee shall be offered employment by Avanex prior to the Closing Date, to be effective as of the later of (i) the Closing Date, or (ii) with respect to a Designated Corning Employee who is a Corning U.S. Employee and who is receiving benefits under a Corning long-term disability plan, the date the employee returns to active employment. Each Designated Corning Employee who is a Corning U.S. Employee or is a Corning European Employee shall cease employment with Corning effective as of the later of (x) the Closing Date, or (y) with respect to a Designated Corning Employee who is a Corning U.S. Employee and who is receiving benefits under a Corning long-term disability plan, the date the employee returns to active employment. Such offers of employment shall comply with applicable Laws, and to the extent permitted by applicable Laws, shall, except as may otherwise be provided in a collective bargaining agreement entered into between Avanex and the Union (the “Collective

Bargaining Agreement”) and only with respect to Corning U.S. Employees and Corning European Employees, provide comparable benefits in the aggregate as those provided to similarly situated employees of Avanex, which shall include, without limitation, those described in paragraph (h) of this Section 8.4 (the “Corning Employment Offers”). Designated Corning Employees who are Corning U.S. Employees who accept Corning Employment Offers shall become employees of Avanex or one of its Subsidiaries effective on the later of (i) the Closing Date, or (ii) with respect to a Designated Corning Employee who is a Corning U.S. Employee and who is receiving benefits under a Corning long-term disability plan, the date the employee returns to active employment (the “Transferred Corning Employees”). Each Corning European Employee who accepts a Corning Employment Offer with Avanex or one of its Subsidiaries shall become an employee of Avanex or its one of its Subsidiaries on the Closing Date, and the relevant employment agreement will be subject to the employment laws of the country in which such Designated Corning Employee is located.

(b) Optronics Employment Offers. Optronics Subsidiary Employees shall remain employees of one of Avanex’s Subsidiaries effective on the Closing Date and, to the extent consistent with applicable Laws, their initial terms of employment shall provide comparable compensation and benefits in the aggregate as those provided to such employees immediately prior to the Closing Date. Within one week following the date of this Agreement, Parent and Avanex shall use commercially reasonable efforts to mutually agree on a list of employees of Parent or any Subsidiary of Parent, other than the Optronics Subsidiaries, relating to the Optronics Business (the “Designated Optronics Employees”) who will be offered employment by Avanex prior to the Closing Date, but no later than 30 days prior to the expected Closing Date, to be effective as of the Closing Date. Such offers of employment shall comply with applicable Laws, and to the extent permitted by applicable Laws, shall provide comparable compensation and benefits in the aggregate as those provided to such employees immediately prior to the Closing Date (the “Optronics Employment Offers”). Designated Optronics Employees who accept Employment Offers shall become employees of Avanex or one of its Subsidiaries effective on the Closing Date.

(c) Access to Employees. Corning agrees to provide Avanex with reasonable access to the Designated Corning Employees prior to the Closing Date during normal business hours on two days prior written notice in order to deliver Corning Employment Offers to the extent applicable and to provide information to such Designated Corning Employees regarding Avanex. Parent agrees to provide Avanex with reasonable access to the Designated Optronics Employees and Optronics Subsidiary Employees prior to the Closing Date during normal business hours in order to, among other things, deliver Optronics Employment Offers to the Designated Optronics Employees and to provide information to the Designated Optronics Employees and Optronics Subsidiary Employees regarding Avanex. All communications by Avanex with the Designated Corning Employees, the Designated Optronics Employees and the Optronics Subsidiary Employees shall be conducted in a manner that does not disrupt or interfere with any of Corning’s, Parent’s, any of Parent’s Subsidiaries’, Optronics France’s, or any of Optronics France’s Subsidiaries’ operation of their respective businesses or the performance by such employees of their jobs. All information derived by Avanex from such employees shall be subject to the agreements described in Section 8.5 and no such information shall be a representation or warranty of any fact to Avanex.

(d) Employee Restructuring. Prior to the Closing Date, Parent, Optronics France and Optronics U.K., as applicable, shall use their commercially reasonable efforts to continue to implement the restructuring matters described in Schedule 1.1(xxx) (the “Restructuring”).

(e) Works Council Notice. Parent, Optronics France and Optronics U.K., as applicable, shall comply with all applicable Laws related to notices to or consultations with employee representative bodies in connection with the transactions contemplated by this Agreement. Corning shall cause its applicable Italian Subsidiary to comply with Section 47 of Law no. 428 of 29 December 1990 in connection with the notice to and consultation with trade unions/works council in Italy.

(f) Corning Defined Contribution Plan.

(i) Effective as of the Closing Date, Transferred Corning Employees shall cease active participation in and no longer accrue benefits under the Corning Investment Plan (the “Corning Defined Contribution Plan”). Corning shall cause employer matching contributions (if any) for Transferred Corning Employees who participate in the Corning Defined Contribution Plan to be made to the Corning Defined Contribution Plan with respect to the periods up to the Closing Date. The Corning Defined Contribution Plan shall be amended to provide full vesting as of the Closing Date to all salaried Transferred Corning Employees covered by the Corning Defined Contribution Plan as of the Closing Date.

(ii) Effective as of the Closing Date and except as may otherwise be provided in a Collective Bargaining Agreement, each Transferred Corning Employee shall commence participation in the defined contribution plan which is qualified under Section 401(a) of the Code and in which similarly situated employees of Avanex participate (the “Avanex Defined Contribution Plan”). As soon as reasonably practicable after the Closing Date and following Corning’s receipt of a current favorable determination letter issued by the IRS stating that the Avanex Defined Contribution Plan meets the qualification requirements of Section 401(a) of the Code, Corning shall cause the Corning Defined Contribution Plan to permit each Transferred Corning Employee to elect to receive a distribution of such Employee’s entire account balance in such Corning Defined Contribution Plan. Corning and Avanex shall make commercially reasonable efforts to facilitate the rollover (including plan loans) from the Corning Defined Contribution Plan to the Avanex Defined Contribution Plan, in a bundled approach, as soon as reasonably practicable after the Closing Date. Avanex shall continue to administer the repayment of such loans under the Avanex Defined Contribution Plan.

(iii) With respect to any issues arising following the direct rollover, Corning shall have no further liability or obligation of any kind with respect to any participant plan loan to a Designated Corning Employee following the direct rollover of such loan to the Avanex Defined Contribution Plan.

(iv) Except for any such rollover contributions elected by the Transferred Corning Employees, no portion of the assets of the Corning Defined Contribution Plan will be transferred to the Avanex Defined Contribution Plan and Avanex assumes no liability or obligation with respect to the Corning Defined Contribution Plan.

(g) Corning Benefit Plans. Effective as of the Closing Date, each Transferred Corning Employee shall cease participating in and accruing benefits under Corning Benefit Plans, except for such continuation rights such employees may have under applicable Law.

(h) Corning Employees.

(i) Except as may otherwise be provided in a Collective Bargaining Agreement, Avanex shall, during the period commencing on the Closing Date and ending on the second anniversary thereof, provide each Transferred Corning Employee and Corning European Employee with at least the same salary and at least the same annual bonus opportunities set forth on Schedule 8.4(h)(i). Except as may otherwise be provided in a Collective Bargaining Agreement, the Transferred Corning Employees and Corning European Employees shall be given credit under each employee benefit plan, program, policy or arrangement of Avanex or any of its Employment Affiliates in which the Transferred Corning Employees and Corning European Employees are eligible to participate for all service with Corning, any Corning Employment Affiliate or any predecessor employer (to the extent such credit was given by Corning) for purposes of eligibility, vesting and benefit accrual (except that such service shall not be credited for purposes of benefit accruals under a defined benefit type plan of Avanex or any of its Employment Affiliates, except as required by applicable Laws).

(ii) Except as may otherwise be provided in a Collective Bargaining Agreement and subject to the approval of the applicable service provider, Avanex shall make commercially reasonable efforts to cause its medical, dental and other health and welfare plans to (A) waive any preexisting condition limitations for conditions covered under the applicable medical, dental or other health or welfare plans of Corning (the “Welfare Plans”) and any waiting periods for such plans, and (B) credit Transferred Corning Employees with any deductible and out-of-pocket expenses incurred by Transferred Corning Employees and their dependents under the Welfare Plans during the portion of 2003 preceding the Asset Purchase Closing for purposes of satisfying any applicable deductible or out-of-pocket requirements under any similar welfare benefit plan in which such employees may be eligible to participate after the Closing Date. Except as may otherwise be provided in a Collective Bargaining Agreement and subject to the approval of the applicable service provider, Avanex shall make commercially reasonable efforts to cause to be waived any required medical certification for Transferred Corning Employees for life insurance coverage up to the amount of coverage such Transferred Corning Employees had under the life insurance plan of Corning.

In the event that a salaried Transferred Corning Employee is involuntarily terminated on or within the two year period following the Closing Date and signs a release of claims which is reasonably satisfactory to Avanex, Avanex shall provide severance benefits to such salaried Transferred Corning Employee in an aggregate amount that is equal to or greater than the severance benefits such salaried Transferred Corning Employee would have been entitled to receive under the plan provided by Corning as set forth on Schedule 8.4(h)(iii) including such revisions to the plan as are set forth on Schedule 8.4(h)(iii) (the plan and revisions are hereinafter referred to as the “Corning Severance Plan”). For purposes of calculating the severance benefit a salaried Transferred Corning Employee would have been entitled to receive under the Corning Severance Plan, the amount of the benefit shall be calculated as the sum of: (A) the benefit calculated based on the chart set forth at

Section 6(b) of the Corning Severance Plan taking into account service for both Corning and Avanex, plus (B) three months of the salaried Transferred Corning Employee’s base rate of pay. Avanex shall pay such severance benefits under the circumstances that such amounts would be payable under the Corning Severance Plan, provided that the provisions of such Corning Severance Plan that permit the employer the discretionary authority to determine whether to pay benefits, the amount of the benefits and who is eligible to receive benefits do not apply.

(iii) Corning shall pay on or shortly after the Asset Purchase Closing to each Transferred Corning Employee such employee’s earned, unused and accrued vacation pay up to the Closing Date. Each Transferred Corning Employee will immediately earn vacation pursuant to Avanex’s vacation policy for the period following the Closing Date.

(iv) Except as otherwise agreed by Corning and Avanex and notwithstanding anything to the contrary provided for in this Agreement, all Corning Italy Employees shall be automatically transferred to Avanex or to the applicable Avanex Subsidiary on the Closing Date together with their rights and credits according to Section 2112 of the Italian Civil Code. Thereafter, Avanex will defend and indemnify Corning and its Subsidiaries, and their officers and directors, against any claim based on the failure of Avanex or the applicable Avanex Subsidiary to fulfill any continuing compensation and benefit obligations (or obligations under the National Collective Agreements for the rubber and cable industry and for managers (“dirigenti”) of industrial businesses) to the former Corning Italy Employees under Section 2112 of the Italian Civil Code and will fully indemnify Corning (and any Corning Subsidiary and their officers and directors) against any claim arising out of any failure by Avanex to fulfill any such obligations. For the avoidance of doubt, this provision shall not apply with respect to any Corning Employment Liabilities (including any such liabilities that Corning is obligated to have paid to the Employees prior to the Closing Date) that are not transferred automatically pursuant to Section 2112 of the Italian Civil Code and are not related to continuing compensation or benefits (other than compensation or benefits liabilities that Corning was obligated to have paid to the employees prior to the Closing Date) or are not mandated by the National Collective Agreements for the rubber and cable industry and for managers (“dirigenti”) of industrial businesses. Corning and/or its Subsidiaries will be responsible for any obligations to the Corning Italy Employees under the letter agreement between Optical Technologies the Netherlands B.V., Pirelli Cavi e Sistemi S.p.A., Corning and Corning Italy dated October 24, 2000, and Corning will indemnify Avanex and its Subsidiaries against any liabilities arising out of that letter agreement.

(v) Effective on the Closing Date, Avanex shall recognize the Union. Pursuant to applicable Law, Avanex shall engage in good faith bargaining with the Union with the intent of executing before the Closing Date a collective bargaining agreement for the Transferred Corning Employees in the Union currently subject to the Corning collective bargaining agreement. Corning shall, in good faith, assist and support Avanex with such bargaining to the extent reasonably requested by Avanex. To the extent a collective bargaining agreement is entered into between Avanex and the Union prior to the Closing Date and notwithstanding anything to the contrary above, the Corning U.S. Employees who are members of the Union shall receive offers of employment from Avanex subject the terms of such collective bargaining agreement.

(vi) To the extent reasonably requested by Corning, Avanex shall cooperate with and agree to commercially reasonable arrangements that would allow certain Corning Italy Employees to continue their employment with Corning’s Italian subsidiary for transition or other purposes through January 31, 2004 provided Corning will hold Avanex harmless for any costs and expenses to do so greater than it would have otherwise incurred had these employees transferred to Avanex at the Asset Purchase Closing. At the end of such continued employment with Corning, any such employees will be transferred to Avanex on the same terms and conditions as if they had transferred at the Asset Purchase Closing pursuant to Section 2112 of the Italian Civil Code, this Section 8.4 and the other provisions of this Agreement.

(i) Optronics Employees. To the extent consistent with applicable Law, the Optronics Subsidiary Employees and Designated Optronics Employees who become employees of Avanex or one of its Employment Affiliates shall be given credit under each employee benefit plan, program, policy or arrangement of Avanex or any of its Employment Affiliates in which such employees are eligible to participate for all service with Parent, an Optronics Subsidiary or any predecessor employer (to the extent such credit was given by Parent and/or an Optronics Subsidiary) for purposes of eligibility, vesting and benefit accrual (except that such service shall not be credited for purposes of benefit accruals under a defined benefit type plan of Avanex or any of its Employment Affiliates, except as required by applicable Laws).

(j) Employment Limitations. Avanex’s obligations under Sections 8.4(h)(i) and (ii) (with respect to service credit, deductibles and out-of-pocket expenses) and Section 8.4(i) (with respect to service credit) shall be conditioned upon Avanex receipt of information from Corning and Parent, as applicable, necessary to comply with such obligations. In addition, nothing in this Section 8.4 shall be construed to entitle any employee to continue his or her employment with Avanex or an Employment Affiliate of Avanex, except as required by applicable Law.

8.5 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that Parent and Avanex have previously executed a confidentiality agreement dated March 13, 2003 (the “Parent Confidentiality Agreement”), that Corning and Avanex have previously executed a confidentiality agreement dated March 13, 2003 (the “Corning Confidentiality Agreement”) and that Parent and Corning have previously executed a confidentiality agreement dated May 14, 2002 (the “Parent/Corning Confidentiality Agreement,” and together with the Parent Confidentiality Agreement and the Corning Confidentiality Agreement, the “Confidentiality Agreements”), which Confidentiality Agreements will continue in full force and effect in accordance with their respective terms. In addition, Parent and Avanex shall enter into a nondisclosure agreement at the Share Acquisition Closing in the form attached hereto as Exhibit K.

(b) Access to Information. Upon reasonable prior notice, each of Parent, Corning and Avanex will afford the other parties and the other parties’ accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the closing of the transactions contemplated by this Agreement to obtain all information concerning, in the case of Parent, the Optronics Business, in the case of

Corning, the business of Corning related to the Corning OCM Products, and in the case of Avanex, its business generally, including, in each case, the status of product development efforts, properties, results of operations and personnel, as such other parties may reasonably request; provided, however, that any party may restrict the foregoing access to the extent that any Law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information. Any information provided pursuant to this Section 8.5(b) shall be subject to the relevant Confidentiality Agreement, as the case may be. Avanex shall have the right to perform a Phase I environmental assessment per ASTM standards, including an asbestos and lead survey at any Corning OCM Facilities and any Optronics Leased Real Properties. Copies of all Phase I reports shall be provided to Parent and Corning, as the case may be, promptly following completion.

(c) Limited Disclosure. Notwithstanding the foregoing, the Parties to this Agreement (and each employee, representative, or other agent of any party) may disclose, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby, provided, however, that the Parties to this agreement shall not disclose any information to the extent that such disclosure could result in a violation of any federal or state securities law or any information that is not necessary to understanding the tax treatment and tax structure of the transactions contemplated hereby.

(d) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 8.5, Section 8.9 or Section 8.10 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

8.6 Parent Covenant Not to Compete or Solicit.

(a) Beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Parent Non-Compete Period”), neither Parent nor any of its Affiliates shall, directly or indirectly, without the prior written consent of Avanex, engage anywhere in the world in (whether as an agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business,” which, for purposes of this Section 8.6, shall mean any business that commercially manufactures, sells or markets products that have substantially the same functional attributes of the Optronics Products, provided, however, that it shall not be a violation of this Section 8.6 for Parent or any of its Affiliates to (i) own any debt securities or other debt obligations (other than convertible debt) of any Person, (ii) invest in securities representing less than five percent (5%) of the outstanding capital stock of any Person the securities of which are publicly traded or listed on any securities exchange or automated quotation system or less than ten percent (10%) of the outstanding capital stock of any other Person (iii) engage in (A) research and development conducted by Parent’s Research and Innovations operation, (B) the business of Optronics Canada and Optronics US, (C) activities currently conducted by Parent’s optical network division and optical fiber division and (D) activities exclusively related to current investments, (iv) engage in any activity permitted or contemplated by Section 2.5(e) of this Agreement, the Parent IP

Agreement or Parent Supply Agreement, (v) make passive, indirect investments (i.e., for which no Affiliate of Parent has investment discretion) in competing businesses or (vi) invest in or acquire a diversified Person that is engaged in a competing business if promptly following the consummation of such investment or acquisition Parent shall promptly provide written notice to Avanex of the consummation of such investment or acquisition and commence in good faith commercially reasonable efforts to divest such investment in, or the operations of, such competing business within twelve months of the date of such notice (unless Parent can demonstrate to the reasonable satisfaction of Avanex that twelve months does not constitute a sufficient period of time to make such divestiture, in which case Parent shall use its commercially reasonable efforts to divest the competing business as soon as practicable). Parent shall give Avanex the reasonable opportunity to participate in the process by which it seeks to make any such divestiture.

(b) Beginning on the Closing Date and ending on the first anniversary of the Closing Date, neither Parent nor its Subsidiaries shall, directly or indirectly, without the prior written consent of Avanex, solicit any employee of Avanex or any Subsidiary of Avanex to terminate his or her employment with Avanex, or any Subsidiary of Avanex for employment by Parent or any of its Subsidiaries.

(c) The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city and state of any geographic area where any business is carried on by Avanex, or any Subsidiary of Avanex. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 8.6 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(d) Parent agrees that it would be impossible or inadequate to measure and calculate Avanex damages from any breach of the covenants set forth in this Section 8.6. Accordingly, Parent agrees that if it breaches any provision of this Section 8.6, Avanex will have available, in addition to any other right or remedy otherwise available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.

8.7 Corning Covenant Not to Compete or Solicit.

(a) Beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Corning Non-Compete Period”), neither Corning nor its Affiliates shall, directly or indirectly, without the prior written consent of Avanex, engage anywhere in the world in (whether as an agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), or have any ownership interest in or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business,” which, for purposes of this Section 8.7, shall mean any business that commercially manufactures, sells or markets Corning OCM Products, which shall only apply to the field of Dispersion Compensation Modules to the extent provided by Section 2(C) of the Corning Supply Agreement; provided further, that Corning shall be permitted to conduct research and development efforts in any field including, without limitation, optical communications and Corning OCM Products; provided further, that it shall not be a violation of this Section 8.7 for Corning or any of its Affiliates to (i) own any debt securities or other debt obligations (other than convertible debt) of any Person, (ii) invest in securities representing less than five percent (5%) of the outstanding voting capital stock of any Person the securities of which are publicly traded or listed on any securities exchange or automated quotation system or less than ten percent (10%) of the outstanding capital stock of any other Person, (iii) maintaining individually or collectively, directly or indirectly, twenty percent (20%) or more of the voting securities of the companies identified on Schedule 8.7(a) regardless of their existing or future line of business, provided that Corning and its Affiliates shall not encourage any such jointly held companies to engage in any competing business, (iv) make passive, indirect (i.e., for which no Affiliate of Corning has investment discretion) investments in competing businesses, (v) make, have made, import, use, offer for sale or sell or otherwise dispose of sub-components, i.e., devices not by themselves capable of performing the functional attributes of Corning OCM Products but otherwise usable, even exclusively, with Corning OCM Products or capable of being combined to form Corning OCM Products, provided that such sub-components are not provided to third parties in a kit or other form where they could be combined into and sold as Corning OCM Products without material design and manufacturing effort by such third parties, (vi) purchase Corning OCM Products for incorporation as a component in another product to be assembled and sold by Corning or its Subsidiaries so long as the Corning OCM Products are purchased from Avanex or its Subsidiaries and provided that any such product so assembled by Corning or its Subsidiaries does not compete with products then sold by Avanex or its Subsidiaries when Corning instituted sales of such other products, or (vii) invest in or acquire a diversified Person that is engaged in a competing business if Corning shall promptly provide written notice to Avanex of the consummation of such investment or acquisition and commence in good faith commercially reasonable efforts to divest such investment in, or the operations of, such competing business within twelve months of the date of such offer (unless Corning can demonstrate to the reasonable satisfaction of Avanex that twelve months does not constitute a sufficient period of time to make such divestiture, in which case Corning shall use its commercially reasonable efforts to divest the competing business as soon as practicable). Corning shall give Avanex the reasonable opportunity to participate in the process by which it seeks to make any such divestiture.

(b) Beginning on the Closing Date and ending on the first anniversary of the Closing Date, neither Corning nor its Subsidiaries shall, directly or indirectly, without the prior written consent of Avanex, solicit any employee of Avanex or any Subsidiary of Avanex to terminate his or her employment with Avanex, or any Subsidiary of Avanex for employment by Corning or any of its Subsidiaries.

(c) The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city and state of any geographic area where any business is carried on by Avanex, or any Subsidiary of Avanex. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 8.7 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(d) Corning agrees that it would be impossible or inadequate to measure and calculate Avanex damages from any breach of the covenants set forth in this Section 8.7. Accordingly, Corning agrees that if it breaches any provision of this Section 8.7, Avanex will have available, in addition to any other right or remedy otherwise available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.

8.8 Public Disclosure. Without limiting any other provision of this Agreement, Avanex, Corning and Parent will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Share Acquisition, Asset Purchase, this Agreement or any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law or any listing agreement with the Nasdaq Stock Market or any other applicable national securities exchange (in which case the party will first consult with the other parties to the extent reasonably practicable). The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

8.9 Regulatory Filings; Commercially Reasonable Efforts.

(a) Regulatory Filings. Each of Avanex, Corning and Parent shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements with respect to the Share Acquisition, the Asset Purchase and the other transactions contemplated hereunder, and as promptly as practicable after the date hereof, each of Avanex, Corning and Parent shall make all filings reasonably determined by the parties to be required by any Governmental Entity in connection with the Share Acquisition, Asset Purchase or the transactions contemplated hereby, including, without limitation, (i) any pre-merger filings pursuant to the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto and (ii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Share Acquisition or the Asset Purchase. Each of Avanex, Corning and Parent will cause all documents that it is responsible for filing with any Governmental Entity under this Section 8.9(a) to comply in all material respects with all applicable Legal Requirements.

(b) Exchange of Information. Each of Avanex, Corning and Parent shall promptly supply the other parties with any information that may be required in order to effectuate any filings or application pursuant to Section 8.9(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreements, each of Avanex, Corning and Parent shall consult with the other parties prior to taking a position with respect to any such filing, shall consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other parties in preparing and exchanging such information and promptly provide the other parties with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided, however, that with respect to any such filing, presentation or submission, each of Avanex, Corning and Parent need not supply the other parties with copies (or in case of oral presentations, a summary) to the extent that any Law, applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

(c) Notification. Each of Avanex, Corning and Parent will notify the other parties promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 8.9(a), Avanex, Corning or Parent, as the case may be, will promptly inform the other parties of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Commercially Reasonable Efforts.

(i) Subject to the express provisions of Section 8.2 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Share Acquisition, the Asset Purchase and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (A) the causing of the conditions precedent set forth in Article X and Article XI to be satisfied, (B) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (C) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (D) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(ii) Corning shall ensure that all Corning Licensed Know-How within its possession that is embodied in tangible and electronic form and related to the design, development,

assembly, manufacture, production testing, storage, transportation and delivery of (A) the Corning Commercialized OCM Products that are manufactured at Corning’s Bedford facility and (B) the Corning Commercialized OCM Products that are manufactured by Samsung Corning Micro-optics Co., Ltd (“SCM”), are contained within the facilities to be occupied by Avanex. Avanex shall reimburse Cascade for out-of-pocket copying, electronic download, and delivery under this subsection. Such reimbursement shall be due even if there is no Asset Purchase Closing.

(iii) (A) Except with respect to the Corning Assigned IP and Corning Licensed IP, at any time or from time to time after the Asset Purchase Closing, at Avanex’s request, at the expense of Corning and without further consideration, Corning shall execute and deliver to Avanex such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Avanex may reasonably deem necessary to more effectively transfer, convey and assign to Avanex, and to confirm Avanex’s title to, all of the Purchased Corning Assets and, to the full extent permitted by law, to put Avanex in actual possession and operating control of the Purchased Corning Assets and to assist Avanex in exercising all rights with respect thereto.

(B) To the extent that Avanex cannot be granted possession in respect of any Purchased Corning Asset as of the Closing Date, such Purchased Corning Assets shall be held by Corning for and on behalf of Avanex until such time as Avanex is granted possession thereof and during the period Corning remains in possession of any Purchased Corning Assets it shall bear all risk of loss with respect to such assets.

(C) To the extent that any Corning Transferred Agreement or Corning Transferred Third Party IP Contract may not be properly and lawfully assigned or transferred to Avanex as of the Asset Purchase Closing, from and after the Asset Purchase Closing and until such time as such Corning Transferred Agreement or Corning Transferred Third Party IP Contract may be properly and lawfully assigned or transferred to Avanex, the covenants and obligations under such Corning Transferred Agreement or Corning Transferred Third Party IP Contract shall be performed by Avanex at its sole cost and expense, and all benefits and obligations existing thereunder shall be for the account of Avanex. Corning hereby authorizes Avanex, to the extent permitted by applicable law and the terms of each such Corning Transferred Agreement or Corning Transferred Third Party IP Contract, to perform all of the obligations and receive all of the benefits thereunder.

(D) Following the Asset Purchase Closing and the Share Acquisition Closing, as applicable, Corning and Parent will afford Avanex, its counsel and its accountants, and Avanex will afford each of Corning and Parent, and its respective counsel and accountants during normal business hours, on reasonable prior notice stating the purpose for requesting access, reasonable access to the books, records and other data in Corning’s, Parent’s or Avanex’s possession, as applicable, relating to the Purchased Corning Assets or the Optronics Business, as applicable, with respect to periods prior to the Asset Purchase Closing or the Share Acquisition Closing, as applicable, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Avanex, Corning or Parent, as the case may be, in connection with, (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, including without limitation by any Indemnified or Indemnifying

Party (as defined in Section 12.3(a)), (iii) compliance with the requirements of any Governmental Entity, including, without limitation, the United States Securities and Exchange Commission (the “SEC”), or (iv) in connection with any actual or threatened Action.

8.10 Notification of Certain Matters.

(a) By Parent. Parent shall give prompt notice to the other parties when and if Parent becomes aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that the conditions set forth in Section 10.2(a) or 10.2(b) would not reasonably be expected to be satisfied.

(b) By Corning. Corning shall give prompt notice to the other parties when and if Corning becomes aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that the conditions set forth in Section 11.2(a) or 11.2(b) would not reasonably be expected to be satisfied.

(c) By Avanex. Avanex shall give prompt notice to the other parties when and if Avanex becomes aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Sections 10.3(a),10.3(b),11.3(a) or 11.3(b) would not reasonably be expected to be satisfied.

(d) Updated Schedules. Not less than five (5) days prior to the Asset Purchase Closing or the Share Acquisition Closing, as applicable, each of the parties shall update such sections of its respective Disclosure Schedule which are specifically referenced in a representation or warranty contained in Article IV, Article V or Article VI of this Agreement, which update shall indicate any changes to such Disclosure Schedule resulting from events which have occurred since the date of this Agreement, to the extent that the changes giving rise to such update are permitted pursuant to the terms of this Agreement. Five days prior to the Asset Purchase Closing, Corning shall update all schedules to this Agreement to include such matters as are necessary in order to cause the representations and warranties of Corning contained in Section 5.6 to be true as of the Closing Date. Notwithstanding the foregoing, no update made pursuant to this Section 8.10(d) shall prevent or cure any inaccuracy or breach of any representation or warranty, or any failure to perform or comply with any covenant, contained in this Agreement.

8.11 Third-Party Consents.

(a) As soon as practicable following the date hereof, Avanex, Parent and Corning will each use commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts or with respect to any Ancillary Agreements required to be obtained in connection with the consummation of the transactions contemplated hereby at the sole cost and expense of the party required to obtain the consent, waiver or approval hereunder. To the extent such consents, waivers and approvals are not obtained prior to the Share Acquisition Closing or Asset Purchase Closing, as applicable, each of Avanex, Parent and Corning agrees to use its commercially reasonable efforts to obtain such consents, waivers and approvals as promptly as practicable following the Share Acquisition Closing or the Asset Purchase Closing, as applicable; provided, however, that, so long as it has used its commercially reasonable efforts, no party hereto shall have any liability for any failure, in and of itself, to obtain any such consents, waivers and approvals.

(b) In the case of any Corning Transferred Agreement that is an agreement with an Italian public entity, the parties shall timely notify the relevant Italian public entity of the proposed transfer in compliance with applicable Italian law.

8.12 Nasdaq Listing. Prior to the Closing Date and the Closing Date, Avanex agrees to use commercially reasonable efforts to maintain its listing on the Nasdaq Stock Market and to authorize for listing on the Nasdaq Stock Market the shares of Avanex Common Stock issuable in connection with the Asset Purchase and the Share Acquisition, subject to official notice of issuance.

8.13 Collection of Accounts Receivable After Closing.

(a) After the Asset Purchase Closing, Avanex may receive payments from customers for Inventory sold by Corning prior to the Closing Date. As part of its collection efforts for accounts receivable which are Excluded Assets, Corning may receive customer payments with respect to Purchased Corning Inventory sold by Avanex after the Closing Date. To allocate customer payments accurately, Avanex and Corning agree that following the Closing Date, and not less frequently than monthly, Avanex and Corning shall report to the other any amount paid for Corning Commercialized OCM Products by customers which had accounts receivable to Corning as of the Closing Date. If a customer has accounts receivable payable to each of Corning and Avanex, the first payments received from that customer will be applied to Corning for accounts receivable which were Excluded Assets.

(b) Within ten (10) business days after the end of each calendar quarter, Avanex and Corning will send to each other a statement of the collections from customers which had accounts receivable for Corning Commercialized OCM Products at the Asset Purchase Closing. If Avanex has received any customer payments attributable to Excluded Assets, Avanex shall deliver funds in U.S. dollars in that amount to Corning within fifteen (15) business days after the end of each calendar quarter. If Corning has received any customer payments in excess of that customer’s accounts receivable at the Asset Purchase Closing, or if the payment is clearly designated for Corning Commercialized OCM Products sold after the Closing Date, Corning shall deliver funds in U.S. dollars to Avanex within fifteen (15) business days after the end of such calendar quarter.

(c) If any dispute arises between Corning and Avanex with respect to the matters described in this Section 8.13, either party may refer the matter to its chief financial officer or his designee. Upon written notice that one party has made such referral, the other party shall also refer the matter to its chief financial officer or his designee. The chief financial officers or their designees shall meet in person or by teleconference within 30 days after notice of referral to resolve such dispute.

8.14 OPSAVE Research Grant. Prior to the Share Acquisition Closing, Parent shall use commercially reasonable efforts, to obtain from the French Ministry of Industry and Technology its position regarding its July 1, 2002 EUR 2 million grant to Optronics France in respect of the OPSAVE research project as a result of the change of control of Optronics France that would result upon the consummation of the Share Acquisition.

8.15 Intercompany Indebtedness and Agreements.

(a) Prior to the Share Acquisition Closing, Parent shall take all actions necessary or advisable in order to terminate all agreements, contracts or commitments existing between Optronics France on the one hand, and Parent or any of its Subsidiaries on the other hand, on or before the Closing Date, except those agreements, contracts or commitments set forth on Schedule 8.15.

(b) Prior to the Share Acquisition Closing, Parent shall cancel all intercompany financial indebtedness owed by either of the Optronics Subsidiaries to Parent or its other Subsidiaries, such cancellation to be effective as of the Share Acquisition Closing. Avanex agrees that Parent may, at Parent’s option, implement such mechanisms as Parent may determine, including but not limited to debt forgiveness and capital increases, to achieve the requirement that all intercompany financial indebtedness of the Optronics Subsidiaries be cancelled as of the Share Acquisition Closing. For the purposes of this Section 8.15(b), intercompany trade payable accounts that are overdue as of the Closing Date, less intercompany account receivables that have been received in advance, shall be included as intercompany financial indebtedness.

(c) Notwithstanding any agreement or understanding between Parent and Optronics France to the contrary, including the tax grouping agreement (convention d’intégration fiscale) dated 3 January 1997 between Parent and Optronics France, Parent hereby irrevocably waives any right to claim from Optronics France any payment in respect of Taxes in the event of a Tax reassessment concerning one or more fiscal years in which Optronics France was a member of a tax consolidation group (groupe d’intégration fiscale, as defined in Articles 223 A through 223 U of the French General Tax Code (Code general des Impôts)) of which Parent is or was the parent company.

8.16 Parent Facilities Covenants.

(a) Nozay and Livingston Relocations. Parent agrees that prior to the Share Acquisition Closing it shall: (i) at its sole cost and expense use good faith efforts to complete the transfer of any remaining Optronics Business located in Building K-1 in Livingston, U.K. to Building K-2 with such relocation to be performed in consultation with Avanex (the “Livingston Relocation”), and (ii) at its sole cost and expense use good faith efforts to complete the transfer of any remaining Optronics Business located in Bâtiment A-4 in Nozay, France to Bâtiment A0, A1, A2 and/or A3 with such relocation to be performed in consultation with Avanex (the “Nozay Relocation.”). In the event either the Livingston Relocation or the Nozay Relocation is not

completed on or before the Share Acquisition Closing, Parent and Avanex shall mutually agree, prior to the Share Acquisition Closing, on a cost to complete the relevant relocation (“Post-Closing Relocation Cost”) and Parent shall pay at the Share Acquisition Closing the Post-Closing Relocation Cost to Avanex, and Avanex shall complete the relevant relocation.

(b) Disposition of Optronics Leases. Parent agrees that, prior to the Share Acquisition Closing, it shall cause Optronics France and use commercially reasonably efforts to cause Optronics U.K., as applicable, to assign or, at its option, terminate the leases for buildings K-1 and K-3 in Livingston, U.K., building A4 in Nozay, France and the facilities leased by Optronics France in Lannion, France.

8.17 Corning Facilities Covenants. Corning and Avanex shall cooperate in good faith to obtain the consent of the landlord under the Corning Milan Lease Agreement to the release of Cascade’s guaranty of the Corning Milan Lease Agreement in return for a similar guaranty of Avanex. In no event shall Avanex be required to offer any additional consideration for such release other than the replacement guaranty to the landlord under the Corning Milan Lease Agreement. Corning agrees to cooperate in good faith with Avanex to negotiate with the landlord under the Corning Milan Lease Agreement for more favorable terms regarding assignment and subletting under the Corning Milan Lease Agreement provided that Corning shall not be obligated to provide any consideration for such concessions.

8.18 Component Purchases.

(a) Prior to the Asset Purchase Closing, Corning will negotiate purchase arrangements for all components (other than dispersion compensating optical fiber) that currently are made by Corning or its Subsidiaries not using the Corning Purchased Assets that are currently used in Corning Commercialized OCM Products to the extent such components are not available from third parties at equal or better price, terms and conditions of sale. Any such arrangements will reflect current pricing and terms charged by Corning and will be for a term of one year from the Asset Purchase Closing.

(b) After the Asset Purchase Closing, Avanex will make available to Corning on reasonable commercial terms and conditions Corning OCM Products sufficient to allow Corning to effectuate the terms of Section 8.7(a)(vi).

8.19 Parent Fiber Supply. Between the date hereof and the Share Acquisition Closing, Parent and Avanex shall negotiate in good faith a commercially reasonable supply agreement for dispersion compensating optical fiber to be sold by Parent to Avanex or a Subsidiary of Avanex.

8.20 Parent Ancillary Agreements Credit. Subject to applicable Law or accounting principles, Avanex shall be entitled to a credit and offset against any amounts payable by Avanex or its Affiliates to Parent or its Affiliates under any agreement entered into between them in connection with the transactions contemplated hereby (but excluding any amounts that may be owed pursuant to an indemnification obligation under this Agreement, unless Parent consents to such an offset, such consent not to be unreasonably withheld), an amount equal to €1.4 million during each of the eight (8) successive calendar quarters following the Closing Date; provided, however, that Parent shall pay to Avanex or its designated Affiliates, promptly after the end of the relevant quarter, the cumulative amount of the unused (whether due to applicable Law or accounting principles, or otherwise) credit as of the end of the fourth and eighth such quarters. More specific terms and conditions related to this entitlement, including terms relating to the timing and manner in which this credit and offset will be applied, will be set forth in the transition services agreement contemplated by Section 8.22(a) below, taking into account tax and accounting constraints.

8.21 Parent Software Maintenance Agreement. Parent confirms that Optronics France will continue to benefit as licensee under Parent’s license agreement with SAP France at no additional license cost to Optronics France or the Combined Company for the use of such license; provided, however, that Avanex acknowledges and agrees that Optronics France will have to negotiate new terms to this agreement regarding support and maintenance after the Share Acquisition Closing, and Parent shall cooperate with Avanex in such negotiations.

8.22 Transition Services Agreements.

(a) Parent and Avanex shall negotiate in good faith prior to the Share Acquisition Closing a transition services agreement reflecting the parameters set forth in the Transition Services Parameters (Optronics) attached hereto as Schedule 8.22-1.

(b) Corning and Avanex shall negotiate in good faith prior to the Asset Purchase Closing a transition services agreement reflecting the parameters set forth in the Transition Services Parameters (Corning) attached hereto as Schedule 8.22-2.

8.23 Korean JV. Corning and Avanex shall cooperate in good faith to (a) reach a commercially reasonable agreement prior to the Asset Purchase Closing with SCM whereby SCM transfers revenue, products and technology to Avanex promptly after the Asset Purchase Closing or, (b) in the absence of such an agreement with SCM, reach a commercially reasonable agreement whereby Corning transfers relevant designs and Know-How to Avanex at the Asset Purchase Closing.

ARTICLE IX

TAX MATTERS

9.1 Liability for Taxes.

(a) Parent shall retain or assume and indemnify Avanex against (i) all Liabilities for Taxes that relate to the Optronics Business or the Optronics Subsidiaries and are attributable to the Pre-Closing Period and (ii) all Liabilities for Taxes attributable to any breach of a representation or warranty relating to Taxes. Corning shall retain or assume and indemnify Avanex against (i) all Liabilities for Taxes that relate to the Purchased Corning Assets or the business of Corning related to the Corning OCM Products and are attributable to the Pre-Closing Period and (ii) all Liabilities for Taxes attributable to any breach of a representation or warranty relating to Taxes. Any Liability for Taxes attributable to any breach of a representation or warranty relating to Taxes shall be limited by the provisions of Section 12.3(c), Section 12.3(d) and Section 12.7(a)

(b) Avanex shall retain or assume all Liabilities for Taxes that relate to the Optronics Business, the Optronics Subsidiaries, the Purchased Corning Assets, the Corning Assigned IP or the Corning OCM Products and are attributable to any Post-Closing Period , except to the extent that such Liabilities for Taxes are attributable to any breach of representation or warranty relating to Taxes.

(c) With respect to any Straddle Period, Tax Liabilities will be allocated between the Pre-Closing Period and the Post-Closing Period by closing the books at the end of the Closing Date, except that Taxes of a periodic nature, such as property taxes, shall be allocated by apportioning a pro rata portion of such Taxes to each day in the relevant Straddle Period.

(d) Neither Corning nor Parent shall be required to indemnify Avanex for reductions in net operating loss carryovers, Tax credits or similar Tax attributes. Corning and Parent shall not be required to indemnify Avanex against Liabilities for Taxes attributable to the Pre-Closing Period or a breach of representation or warranty to the extent such Liabilities for Taxes could be reduced under applicable Law by reason of net operating loss carryovers, Tax credits and similar Tax attributes arising in the Pre-Closing Period (assuming for the purposes of this sentence that such attributes have not been used to reduce Taxes in the Post-Closing Period).

9.2 Tax Return Filing; Audit Responsibilities; Cooperation.

(a) Except as set forth in Section 9.2(b), Avanex shall control and be responsible for the filing of all Tax Returns required to be filed with respect to the Optronics Business, or the Purchased Corning Assets, after the Closing Date. Avanex shall permit Parent and Corning, respectively, to review and comment on each such Tax Return described in the preceding sentence twenty (20) days prior to filing and shall make such changes as Parent or Corning shall reasonably request; provided, however, that such comments and requested changes shall be limited to Taxes that relate to the portion of the Tax period that ends on the Closing Date or Asset Purchase Closing Date, as applicable.

(b) Parent and Corning shall each control and be responsible for the preparation and filing of all Tax Returns due after the Closing Date that relate on the one hand to the Optronics Business and on the other hand to the Purchased Assets or the Corning OCM Products, to the extent such Tax Returns only include Pre-Closing Period operations. Parent and Corning, respectively, shall permit Avanex to review and comment on each such Tax Return described in the preceding sentence fifteen (15) days prior to filing and shall make such changes as Avanex shall reasonably request; provided, however, that such comments and requested changes shall be limited to matters which could reasonably be expected to affect Post-Closing Period Taxes. Parent and Corning, respectively, shall each make all payments required with respect to any such Tax Return.

(c) In the event that Avanex, Parent or Corning is liable under this Agreement for any Taxes paid by another party hereto with respect to any Tax Return, prompt reimbursement shall be made.

(d) If Avanex or either Optronics Subsidiary (referred to throughout this Section 9.2(d) as “Avanex”) shall receive notice of a Tax Contest with respect to either Optronics

Subsidiary, the Purchased Assets or the Corning OCM Business which could reasonably be expected to cause Parent or Corning to have an indemnification obligation under this Article IX, then Avanex shall notify Parent or Corning in writing of such Tax Contest by certified U.S. mail within twenty (20) days of receiving such notice. Avanex shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that Avanex shall afford Parent or Corning the opportunity to control jointly the portion of such Tax Contest which could reasonably be expected to cause Parent or Corning to have an indemnification obligation under this Article IX. If Parent or Corning are afforded the opportunity to jointly control pursuant to the previous sentence but decline in writing to do so, then Avanex shall have the right to control the conduct of such Tax Contest, provided, however, that (i) Avanex shall keep Parent or Corning informed of all developments relating to such Tax Contest on a timely basis and shall in good faith (A) afford Parent or Corning full opportunity to observe at any such proceedings and to review any submissions related to such issues and (B) provide Parent or Corning with final copies of such submissions, and (ii) Avanex shall not resolve such Tax Contest without Parent’s or Corning’s written consent, which consent shall not be unreasonably withheld. Each party shall bear its own costs for participating in such Tax Contest.

(e) In the event of a dispute between Parent or Corning and Avanex regarding the conduct or resolution of any Tax Contest in which they share joint control of the conduct and resolution, such dispute shall be referred to a Tax Arbitrator. The decision of the Tax Arbitrator shall be final and binding, and its fees and costs shall be shared equally by the disputing parties. Each party shall bear its own costs for participating in such dispute resolution.

(f) Any net refunds and credits attributable to the payment of Taxes for a Pre-Closing Period shall be for the account of Parent to the extent they relate to the Optronics Business and for the account of Corning to the extent they relate to the Purchased Corning Assets or the Corning Commercialized OCM Products.

(g) To the extent not inconsistent with the provisions of this Article IX, the procedures of Article XII shall apply in the case of any claim related to Taxes.

9.3 Cooperation. Each of Avanex, Parent and Corning shall:

(a) provide assistance to each other Party as reasonably requested in preparing and filing Tax Returns and responding to Tax audits or Tax authority disputes;

(b) make available to each other Party as reasonably requested all information, records, and documents relating to Taxes concerning the Optronics Business, the Purchased Assets or the Corning OCM Business;

(c) provide timely notice to each other Party in writing of any pending or threatened Tax audits, assessments or Tax proceedings for which such party may have a liability under this Agreement;

(d) furnish each other Party with copies of all correspondence received from any Taxing authority in connection with any Tax audit or Tax proceedings with respect to any taxable period for which such party may have a liability under this Agreement;

(e) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other Party of any Tax Return, or for any audit, examination, or proceeding relating to Taxes. Such books and records shall be retained until the expiration of the applicable statute of limitations (including extensions thereof); provided, however, that in the event of an audit, examination, investigation or proceeding has been instituted prior to the expiration of the applicable statute of limitations (or in the event of any claim under this Agreement), the books and records shall be retained until there is a final determination thereof (and the time for any appeals has expired); and

(f) at Avanex’s request, cooperate to obtain any available tax clearance or similar certificates.

ARTICLE X

CLOSING CONDITIONS TO THE SHARE ACQUISITION

10.1 Conditions to Obligations of Each of Avanex and Parent to Effect the Share Acquisition. The respective obligations of each of Avanex and Parent to effect the Share Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, if legally permissible, by mutual agreement of Avanex and Parent:

(a) Stockholder Approval. The Avanex Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Share Acquisition illegal or otherwise prohibiting consummation of the Share Acquisition.

(c) Material Antitrust Requirements. Satisfaction of all material antitrust requirements reasonably determined to apply prior to the Share Acquisition Closing in connection with the transactions contemplated hereby shall have been obtained.

(d) No Governmental Restriction. There shall not be any pending or overtly threatened suit or action asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Share Acquisition or any of the other transactions contemplated by this Agreement or (ii) seeking to impose on Avanex, Optronics France, Optronics U.K. or the Combined Company or any Subsidiary or Affiliate thereof any divestiture of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

(e) Nasdaq Listing. The shares of Avanex Common Stock to be issued in the Share Acquisition shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

(f) Closing of the Asset Purchase. Each of the conditions to the closing of the Asset Purchase set forth in Article XI of this Agreement shall have been satisfied or waived in accordance with Article XI of this Agreement.

10.2 Additional Conditions to Obligations of Avanex. The obligation of Avanex to consummate and effect the Share Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Avanex:

(a) Representations and Warranties. The representations and warranties of Parent contained in Article IV of this Agreement (i) that are qualified by the phrase “Material Adverse Effect” shall each be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all respects, in the case of clauses (i) and (ii) as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made as of such date, except (A) with respect to clause (ii), any such representations and warranties in each case, or in the aggregate with other representations and warranties that are not qualified by the phrase “Material Adverse Effect”, as does not constitute a Material Adverse Effect on the Optronics Subsidiaries or on the Optronics Business, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject, if applicable, to the Material Adverse Effect on the Optronics Subsidiaries or on the Optronics Business limitation set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of the representations and warranties described in (ii), all materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). Avanex shall have received a certificate to such effect signed on behalf of Parent by an authorized senior executive officer of Parent.

(b) Agreements and Covenants. Parent shall have performed or complied with in all material respects the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Avanex shall have received a certificate to such effect signed on behalf of Parent by an authorized senior executive officer of Parent.

(c) Third-Party Consents. Avanex shall have been furnished with evidence satisfactory to it that Parent has obtained all third-party consents, approvals and waivers set forth on Schedule 10.2(c), and additional third-party consents, approvals and waivers required pursuant to any agreement, contract or commitment related to the Optronics Business to which Parent is a party which are entered into following the date of this Agreement or which were not disclosed to Avanex prior to the date of this Agreement, the absence of which would reasonably be expected to have a Material Adverse Effect on the Optronics Subsidiaries.

(d) Resignation of Directors and Officers. The directors of Optronics France and Optronics U.K. shall have resigned as directors of Optronics France and Optronics U.K. effective upon the Share Acquisition Closing.

(e) Deliveries. Parent shall have delivered to Avanex one or several ordres de mouvement and duly written up registre de mouvements de titres and all such other documents or instruments as are necessary to vest in Avanex good, valid and marketable title to the Optronics France Shares. In addition, Parent shall have delivered to Optronics France the Parent Cash Contribution.

(f) Legal Opinion. Avanex shall have received a legal opinion of legal counsel to Parent in substantially the form attached hereto as Exhibit L.

10.3 Additional Conditions to the Obligations of Parent. The obligation of Parent to consummate and effect the Share Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of Avanex contained in Article VI of this Agreement and the representations and warranties of Corning contained in Article V of this Agreement (i) that are qualified by the phrase “Material Adverse Effect” shall each be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all respects, in the case of clauses (i) and (ii) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made as of such date, except (A) with respect to clause (i), as it relates to representations of Corning, any such representations and warranties that would not reasonably be expected to constitute a Material Adverse Effect on the Combined Company; (B) with respect to clause (ii), any such representations and warranties in each case, or in the aggregate, as would not reasonably be expected to constitute, in the case of Avanex, a Material Adverse Effect on Avanex or, in the case of Corning, a Material Adverse Effect on the Combined Company; and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject, if applicable, to the Material Adverse Effect limitations set forth in the preceding clause (B)) as of such particular date) (it being understood that, for purposes of determining the accuracy of the representations and warranties described in clause (ii), all materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). Parent shall have received a certificate to such effect signed on behalf of Avanex by an authorized senior executive officer of Avanex with respect to the representations and warranties of Avanex and on behalf of Corning by an authorized senior executive officer of Corning with respect to the representations and warranties of Corning.

(b) Agreements and Covenants. Avanex shall have performed or complied with in all material respects the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Avanex by an authorized senior executive officer of Avanex. Corning shall have performed or complied with in all material respects the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except where any failure to perform or comply would not reasonably be expected to constitute a Material Adverse Effect on the Combined Company, and Parent shall have received a certificate to such effect signed on behalf of Corning by an authorized senior executive officer of Corning.

(c) Third-Party Consents. Parent shall have been furnished with evidence satisfactory to it that Avanex has obtained all third-party consents, approvals and waivers set forth on Schedule 10.3(c) and any additional third-party consents, approvals and waivers required pursuant to any agreement, contract or commitment to which Avanex is a party that are entered into following the date of this Agreement or which were not disclosed to Parent prior to the date of this Agreement, the absence of which would reasonably be expected to have a Material Adverse Effect on Avanex.

(d) Avanex Change of Control. There shall not have been consummated any transaction involving the acquisition by any Designated Parent Competitor of more than a fifty percent (50%) interest in the total outstanding voting securities of Avanex, which transaction has not been approved by the Board of Directors of Avanex.

(e) Legal Opinion. Parent shall have received a legal opinion of legal counsel to Avanex, in substantially the form attached hereto as Exhibit M.

ARTICLE XI

CLOSING CONDITIONS TO THE ASSET PURCHASE

11.1 Conditions to Obligations of Each of Avanex and Corning to Effect the Asset Purchase. The respective obligations of each of Avanex and Corning to effect the Asset Purchase shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Avanex and Corning:

(a) Stockholder Approval. The Avanex Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Asset Purchase illegal or otherwise prohibiting consummation of the Asset Purchase.

(c) Material Antitrust Requirements. Satisfaction of all material antitrust requirements reasonably determined to apply prior to the Asset Purchase Closing in connection with the transaction contemplated hereby shall have been obtained.

(d) No Governmental Restriction. There shall not be any pending or overtly threatened suit or action asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Asset Purchase or any of the other transactions contemplated by this Agreement or (ii) seeking to impose on Avanex or Corning or any Subsidiary or affiliate thereof any divestiture of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

(e) Nasdaq Listing. The shares of Avanex Common Stock to be issued in the Asset Purchase shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

(f) Closing of Share Acquisition. Each of the conditions to the closing of the Share Acquisition set forth in Article X of this Agreement shall have been satisfied or waived in accordance with Article X of this Agreement.

(g) Consultation in Italy. Corning and its applicable Italian Subsidiary shall have duly completed the procedure of information and consultation with trade unions/works council set forth by Section 47 of Law No. 428 of December 29, 1990.

11.2 Additional Conditions to the Obligations of Avanex. The obligation of Avanex to consummate and effect the Asset Purchase shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Avanex:

(a) Representations and Warranties. The representations and warranties of Corning contained in Article V of this Agreement (i) that are qualified by the phrase “Material Adverse Effect” shall each be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all respects, in the case of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date with the same force and effect as if made as of such date, except (A) with respect to clause (ii), any such representations and warranties in each case, or in the aggregate with other representations and warranties that are not qualified by the phrase “Material Adverse Effect,” as does not constitute a Material Adverse Effect on the business of Corning related to the Corning OCM Products, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject, if applicable, to the Material Adverse Effect on the business of Corning related to the Corning OCM Products limitation set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of the representations and warranties described in clause (ii), all materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). Avanex shall have received a certificate to such effect signed on behalf of Parent by an authorized senior executive officer of Parent.

(b) Agreements and Covenants. Corning shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Avanex shall have received a certificate to such effect signed on behalf of Corning by an authorized senior executive officer of Corning.

(c) Third-Party Consents. Avanex shall have been furnished with evidence satisfactory to it that Corning has obtained all third-party consents, approvals and waivers set forth on Schedule 11.2(c), and such additional material third-party consents, approvals and waivers required pursuant to any agreement, contract or commitment related to the business of Corning related to the Corning OCM Products to which Corning is a party which are entered into following the date of this Agreement or which were not disclosed to Avanex prior to the date of this Agreement.

(d) Releases From All Liens. Releases from all Liens against the Purchased Assets, if any, shall have been obtained in form satisfactory to Avanex.

(e) Deliveries. Corning shall have delivered to Avanex (i) executed copies of all assignments and other instruments necessary to vest in Avanex good, valid and marketable title to the Purchased Corning Assets and (ii) the Corning Cash Contribution.

(f) Legal Opinion. Avanex shall have received a legal opinion of legal counsel to Corning, in substantially the form attached hereto as Exhibit N.

11.3 Additional Conditions to the Obligations of Corning. The obligations of Corning to consummate and effect the Asset Purchase shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Corning:

(a) Representations and Warranties. The representations and warranties of Avanex contained in Article VI of this Agreement and the representations and warranties of Parent contained in Article IV of this Agreement (i) that are qualified by the phrase “Material Adverse Effect” shall each be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all respects, in the case of clauses (i) and (ii) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made as of such date, except (A) with respect to clause (i), as it relates to representations of Parent, any such representations and warranties that would not reasonably be expected to constitute a Material Adverse Effect on the Combined Company; (B) with respect to clause (ii) any such representations and warranties in each case, or in the aggregate, as would not reasonably be expected to constitute, in the case of Avanex, a Material Adverse Effect on Avanex or, in the case of Parent, a Material Adverse Effect on the Combined Company; and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject, if applicable, to the Material Adverse Effect limitations set forth in the preceding clause (B)) as of such particular date) (it being understood that, for purposes of determining the accuracy of the representations and warranties described in clause (ii), all materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). Corning shall have received a certificate to such effect signed on behalf of Avanex by an authorized senior executive officer of Avanex with respect to the representations and warranties of Avanex and on behalf of Parent by an authorized senior executive officer of Parent with respect to the representations and warranties of Parent.

(b) Agreements and Covenants. Avanex shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Corning shall have received a certificate to such effect signed on behalf of Avanex by an authorized senior executive officer of Avanex. Parent shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except where any failure to perform or comply would not reasonably be expected to constitute a Material Adverse Effect on the Combined Company, and Corning shall have received a certificate to such effect signed on behalf of Parent by an authorized senior executive officer of Parent.

(c) Third Party Consents. Corning shall have been furnished with evidence satisfactory to it that Avanex has obtained all consents, approvals and waivers set forth on Schedule 11.3(c) and any additional third-party consents, approvals and waivers required pursuant to any agreement, contract or commitment to which Avanex is a party that are entered into following the date of this Agreement or which were not disclosed to Corning prior to the date of this Agreement, the absence of which would reasonably be expected to have a Material Adverse Effect on Avanex.

(d) Legal Opinion. Corning shall have received a legal opinion of legal counsel to Avanex, in substantially the form attached hereto as Exhibit O.

ARTICLE XII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

12.1 Survival of Representation, Warranties, Covenants and Agreements. The representations and warranties of Parent contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Share Acquisition Closing and will continue (regardless of any investigation made by or on behalf of the parties to this Agreement) until 5:00 p.m. Pacific Time on the twelve (12) month anniversary of the Share Acquisition Closing and the representations and warranties of Corning contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Asset Purchase Closing and will continue (regardless of any investigation made by or on behalf of the parties to this Agreement) until 5:00 p.m. Pacific Time on the twelve (12) month anniversary of the Asset Purchase Closing, and the representations and warranties of Avanex contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Share Acquisition Closing or the Asset Purchase Closing, as the case may be, and will continue (regardless of any investigation made by or on behalf of the parties to this Agreement) until 5:00 p.m. Pacific Time on the twelve (12) month anniversary of the Share Acquisition Closing or the Asset Purchase Closing, as the case may be; provided, however, that (a) the representations and warranties contained in Section 4.9, Section 5.9, and Section 6.8 shall survive until the close of business on the expiration date of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation, extension, suspension or interruption thereof) and (b) the representations and warranties contained in the first four sentences of Section 4.5, the first three sentences of Section 5.2, Section 5.4, Section 6.2, and the first three sentences of Section 6.4 shall survive until the later of the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) or the twelve (12) month anniversary of (i) the Share Acquisition Closing, in the case of representations and warranties of Parent, (ii) the Asset Purchase Closing, in the case of representations and warranties of Corning, or (iii) the Share Acquisition Closing or the Asset Purchase Closing, as the case may be, in the case of representations and warranties of Avanex. All covenants and obligations which are to be performed following the Share Acquisition Closing and Asset Purchase Closing shall remain in full force and effect and shall survive until fully performed or waived. No claim for indemnification under this Article XII may be asserted with respect to any representation or warranty after the applicable date set forth above unless, prior to the date such representation or warranty expires, the party seeking indemnification has properly made a claim with respect thereto pursuant to Section 12.3 or 12.6 hereof, as applicable.

12.2 Indemnification.

(a) Parent Indemnification. From and after the Share Acquisition Closing, Parent agrees to indemnify and hold Avanex and its officers, directors and Affiliates (collectively, the “Avanex Indemnified Persons”) harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (each a “Loss” and, collectively, “Losses”) paid, sustained or incurred by the such parties, or any of them, as a result of (i) any breach or inaccuracy of any representation or warranty of Parent contained in this Agreement or any document, certificate, or other instrument delivered in connection with this Agreement, (ii) any failure by Parent to perform or comply with any covenant contained in this Agreement or any document, certificate, or other instrument delivered in connection with this Agreement, or (iii) the Parent Indemnifiable Liabilities; provided, however, that for purposes of this Section 12.2(a), Losses shall not include any amounts that have been reflected as a “liability” of Optronics France or Optronics U.K. (as defined in Schedule 1.1(ffff) on the Final Working Capital Statement and any amounts that were specifically the subject of an Avanex Objection or otherwise addressed by the parties or the Accounting Arbitrator pursuant to Section 2.5(c).

(b) Corning Indemnification. From and after the Asset Purchase Closing, Corning agrees to indemnify and hold the Avanex Indemnified Persons harmless against any and all Losses paid, sustained, or incurred by such parties, or any of them, as a result of (i) any breach or inaccuracy of any representation or warranty of Corning contained in this Agreement or any document, certificate, or other instrument delivered in connection with this Agreement, (ii) any failure by Corning to perform or comply with any covenant contained in this Agreement or any document, certificate, or other instrument delivered in connection with this Agreement or (iii) the Retained Corning Liabilities.

(c) Avanex Indemnification. From and after the Share Acquisition Closing or the Asset Purchase Closing, as the case may be, Avanex agrees to indemnify and hold each of Parent, and its officers, directors and Affiliates (collectively, the “Parent Indemnified Persons”) and Corning and its officers, directors and Affiliates (collectively, the “Corning Indemnified Persons”) harmless against any and all Losses paid, sustained, or incurred by such parties, or any of them, as a result of (i) any breach or inaccuracy of any representation or warranty of Avanex contained in this Agreement or any document, certificate or other instrument delivered in connection with this Agreement, (ii) any failure by Avanex to perform or comply with any covenant contained in this Agreement or any document, certificate or other instrument delivered in connection with this Agreement or (iii) in the case of the Corning Indemnified Persons, the Assumed Corning Liabilities.

12.3 Claims for Indemnification; Objections to Claims; Threshold.

(a) Claims by an Indemnified Party. A party making a claim for indemnification pursuant to this Article XII (an “Indemnified Party”) may seek indemnity at any time by promptly delivering to the party from which indemnification is sought (an “Indemnifying Party”) an Officer’s Certificate, subject to the provisions of Section 12.3(b) hereof. The term “Officer’s Certificate” means a certificate signed by a duly authorized officer of an Indemnified Party (i) stating that an Indemnified Party has paid, sustained or incurred Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was or will be paid, sustained, or incurred, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. No delay on the part of an Indemnified Party in notifying an Indemnifying Party of such Losses shall relieve the Indemnifying Party from its obligations hereunder unless the Indemnifying Party is thereby materially prejudiced (and then solely to the extent of such prejudice).

(b) Objections. An Indemnifying Party may object to any claim set forth in such Officer’s Certificate by providing written notice to the Indemnified Party specifying the basis for its objection within twenty (20) days following delivery of such Officer’s Certificate to the Indemnifying Party. If no such objection is made, the Indemnifying Party shall promptly pay the claim.

(c) Parent Threshold. No Avanex Indemnified Party shall be entitled to indemnification hereunder for any Losses arising from the breach or inaccuracy of any representation or warranty of Parent until the aggregate amount of all Losses under all claims of all Avanex Indemnified Persons for all such breaches and inaccuracies shall exceed One Million Dollars ($1,000,000.00) (the “Parent Threshold”), at which time all Losses incurred shall be subject to indemnification hereunder in full, including the amount of the Parent Threshold, subject to Section 12.7. Notwithstanding the foregoing, the Parent Threshold shall not apply in the case of Losses resulting from Parent Indemnifiable Liabilities, which shall be subject to indemnification hereunder in full.

(d) Corning Threshold. No Avanex Indemnified Party shall be entitled to indemnification hereunder for any Losses arising from the breach or inaccuracy of any representation or warranty of Corning until the aggregate amount of all Losses under all claims of all Alsp Indemnified Persons for all such breaches and inaccuracies shall exceed One Million Dollars ($1,000,000.00) (the “Corning Threshold”), at which time all Losses incurred shall be subject to indemnification hereunder in full, including the amount of the Corning Threshold, subject to Section 12.7. Notwithstanding the foregoing, the Corning Threshold shall not apply in the case of Losses resulting from Retained Corning Liabilities, which shall be subject to indemnification hereunder in full.

(e) Avanex Threshold. No Parent Indemnified Person or Corning Indemnified Person shall be entitled to indemnification hereunder for any Losses arising from the breach or inaccuracy of any representation or warranty of Avanex until the aggregate amount of all Losses under all claims of all such Persons for all such breaches and inaccuracies shall exceed Three Million Five Hundred Thousand Dollars ($3,500,000.00) (the “Avanex Threshold”), at which time all Losses incurred shall be subject to indemnification hereunder in full, including the amount of the Avanex Threshold, subject to Section 12.7. Notwithstanding the foregoing, the Avanex Threshold shall not apply in the case of Losses resulting from the Assumed Liabilities, which shall be subject to indemnification hereunder in full.

12.4 Resolutions of Conflicts. If an objection to the amount of Losses specified in such Officer’s Certificate is provided by the Indemnifying Party pursuant to Section 12.3(b) above, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnified Party and the Indemnifying Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Indemnifying Party shall promptly pay such claims as are set forth in such memorandum. If the Indemnifying Party and the Indemnified Party are unable to resolve such dispute after good faith discussions within forty-five (45) days (as may be extended by agreement of the applicable parties) following the delivery of such objection notice, such dispute shall be resolved by a court of competent jurisdiction in accordance with Section 14.7 hereof.

12.5 Provisions Regarding Optronics Environmental Claims.

(a) Survival of Indemnity. Notwithstanding anything to the contrary in this Agreement, no claim for indemnity with respect to Optronics Environmental Claims may be made after the fifth (5th) anniversary following the Share Acquisition Closing.

(b) Threshold and Minor Claims. No Indemnified Party shall be entitled to indemnification pursuant to this Section 12.5 until the aggregate amount of all Losses under all claims of all Indemnified Parties for all such matters shall exceed One Million Dollars ($1,000,000.00) (“Environmental Threshold”), at which time all Losses incurred shall be subject to indemnification hereunder in full, including the amount of the Environmental Threshold. Optronics Environmental Claims shall not be subject to any cap on recoverable amounts. Optronics Environmental Claims that do not exceed Twenty-Five Thousand Dollars ($25,000) for any one Optronics Environmental Claim shall not apply to the Environmental Threshold and shall not be an indemnifiable matter under Section 12.2(a)(iii) hereof.

(c) Parent’s Duty to Complete Remedial Activities.

(i) Parent and Avanex agree that Parent shall, at its option, have the right to perform all Remedial Activities with respect to an Optronics Environmental Claim that does not involve any Hazardous Materials contamination caused by Avanex or an Affiliate of Avanex after the Share Acquisition Closing, which Remedial Activities shall be performed: (A) in a good and workmanlike manner, (B) within a commercially reasonable time (and in any event and within the time permitted by applicable Laws) and (C) in accordance with all Laws. Avanex or an Avanex Subsidiary, as applicable, shall provide reasonable access to the facility where the Remdial Activities are to be performed (assuming such site is leased or owned by Avanex) subject to the requirements of any applicable lease for such facility, to enable the Parent to undertake and complete such Remedial Activities. During the any period of access to any facility of Avanex or its Subsidiary for the performance of any such Remedial Activities, Parent shall minimize, to the extent feasible, any interference with the ongoing operations of any occupant of such facility and the Optronics Business.

(ii) If Parent shall fail to commence such Remedial Activities subject to indemnity under Section 12.2(a)(iii) hereof, (A) within ten (10) days after the entry of a judgment against Parent for specific performance of Parent’s obligations to perform such Remedial Activities, (B) within a reasonable period of time following receipt of written notice to Parent from the Indemnified Party of a valid demand that Remedial Activities are required as a result of an Optronics Environmental Claim; or (C) in case of an imminent and substantial threat to human health or the environment, no later than five (5) business days following receipt by Parent of the Indemnified Party’s notice to Parent in the manner required hereunder, the Indemnified Party, at its election, may perform (or cause its assignee to perform) such Remedial Activities subject to recovery of any Losses by the Indemnified Party under Section 12.2(a)(iii) hereof. In either event, upon demand, Parent shall take such actions and execute such documents as may be required to make a member of Parent the “generator,” responsible for any Hazardous Material waste generated in performing the Remedial Activity.

(iii) In the event that Remedial Activities performed by Parent hereunder shall have the potential to disrupt, in any manner, the occupancy of or operations at an Optronics Leased Real Property, or materially affect in any manner the Optronics Business, such Remedial Activities shall be performed only after obtaining the Indemnified Party’s prior written approval (which shall not be unreasonably withheld or delayed) of all material matters relating to said activity, including, without limitation, (i) the identity of all environmental consultants, contractors and other Persons performing the work, (ii) the time and manner for the performance of the work, and (iii) the precautions to be undertaken to protect the site and where the work will be performed and the occupants thereon.

(iv) Parent shall copy Avanex, and Avanex shall copy Parent, as the case may be, on any material correspondence to any Governmental Entity or third party claimant regarding Remedial Activities performed with respect to any Optronics Environmental Claim and each, as applicable, shall with reasonable promptness, provide the other with copies of any documents on such matters received from any Governmental Entity or third party claimant. Parent shall also with reasonable promptness provide copies of any reports, assessments, studies and sampling results relating to any Remedial Activities performed by Parent hereunder.

12.6 Third-Party Claims.

(a) If an Indemnified Party shall become aware of a claim by a third party, with respect to any matter, which such Indemnified Party believes in good faith may give rise to indemnification pursuant to this Article XII (a “Third-Party Claim”), then such Indemnified Party shall give notice to the Indemnifying Party, within twenty (20) days after such party becoming aware of any such Third-Party Claim, which notice shall set forth in reasonable detail any material information with respect to the Third-Party Claim as is reasonably available to such Indemnified Party; provided, however, that no delay on the part of such Indemnified Party, in notifying the Indemnifying Party shall relieve the Indemnifying Party from its obligations hereunder unless the Indemnifying Party is thereby materially prejudiced (and then solely to the extent of such prejudice).

(b) In case any Third-Party Claim is asserted against an Indemnified Party, the Indemnifying Party will be entitled, if the Indemnifying Party so elects by written notice delivered to such Indemnified Party within thirty (30) days after receiving such Indemnified Party’s notice of such claim, to assume the defense thereof, at the sole expense of the Indemnifying Party, with counsel reasonably satisfactory to such Indemnified Party.

(c) If the Indemnifying Party so assumes any such defense, the Indemnifying Party shall conduct the defense of the Third-Party Claim actively and diligently. The Indemnifying

Party shall not compromise or settle such Third-Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed.

(d) In the event that the Indemnifying Party assumes the defense of the Third-Party Claim in accordance with Section 12.6(b), the Indemnified Party may retain separate counsel and participate in the defense of the Third-Party Claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless such Indemnified Party shall determine in good faith that there is a conflict of interest between the Indemnified Party and the Indemnifying Party with respect to such Third-Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed. The Indemnified Party, will cooperate in the defense of the Third-Party Claim and will provide full access to documents, assets, properties, books and records reasonably requested by the Indemnifying Party and material to the claim and will make available all officers, directors and employees reasonably requested by the Indemnifying Party for investigation, depositions and trial upon reasonable prior notice for periods which will not adversely affect such person’s ability to perform such person’s job requirements.

(e) In the event that the Indemnifying Party fails or elects not to assume the defense of the Indemnified Party with respect to such Third-Party Claim, the Indemnified Party shall have the right to undertake the defense and the Indemnified Party shall not compromise or settle such Third-Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. In such case, the Indemnified Party shall conduct the defense of the Third-Party Claim actively and diligently, and the Indemnifying Party will cooperate with the Indemnified Party, and the Indemnifying Party will use its best efforts to cooperate in the defense of that claim and will provide full access to documents, assets, properties, books and records reasonably requested by the Indemnified Party and material to the claim and will make available all individuals reasonably requested by the Indemnified Party for investigation, depositions and trial.

12.7 Maximum Payments; Remedy.

(a) General. Subject to Section 12.7(b) below, the maximum aggregate amount that may be recovered from an Indemnifying Party pursuant to Section 12.2(a), Section 12.2(b) or Section 12.2(c) shall be limited to (i) fifty percent (50%) of the value of the shares of Avanex Common Stock comprising the Share Acquisition Consideration (the ”Optronics Cap Amount”) in the case of all Losses of Avanex Indemnified Persons arising under Section 12.2(a)(i) from breaches and inaccuracies of representations and warranties of Parent, (ii) fifty percent (50%) of the value of the shares of Avanex Common Stock comprising the Asset Purchase Consideration (the “Corning Cap Amount”) in the case of all Losses of Avanex Indemnified Persons arising under Section 12.2(b)(i) from breaches and inaccuracies of representations and warranties of Corning, (iii) the Optronics Cap Amount in the case of Losses of Parent Indemnified Persons arising under Section 12.2(c)(i) from breaches and inaccuracies of representations and warranties of Avanex, or (iv) the Corning Cap amount in the case of Losses of Corning Indemnified Persons arising under Section 12.2(c)(i) from breaches and inaccuracies of representations and warranties of Avanex. For purposes of this Section 12.7(a) only, the value of a share of Avanex Common Stock shall be the average of the closing sales prices on the Nasdaq National Market of one share of Avanex Common Stock for the five (5) trading days ending on the last complete trading day immediately preceding the Closing Date.

(b) No Limitation With Respect to Certain Matters. Notwithstanding anything to the contrary contained herein, the maximum amount that may be recovered from an Indemnifying Party in respect of Losses arising out of any Parent Indemnifiable Liability, any Corning Retained Liability or any Assumed Corning Liability shall not be limited.

(c) Additional Limitations.

(i) The amount which an Indemnified Party shall be entitled to receive from an Indemnifying Party under this Article XII with respect to a Loss shall be net of any recovery actually received by such Indemnified Party from third parties (including insurance proceeds, counterclaims, warranties, subrogation actions and the like).

(ii) No Indemnifying Party shall be liable to any Indemnified Party for incidental, consequential or punitive damages or loss of profit or income suffered by any Indemnified Party with respect to any Losses under Section 12.2 of this Agreement except for reimbursement for or payment of Losses in connection with a Third-Party Claim.

(iii) The Parties shall cooperate with each other with respect to resolving any claim or Loss with respect to which one party is obligated to indemnify any other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or Loss.

(iv) No Indemnified Party shall be entitled to indemnification for any Loss to the extent reserved or provided for in any balance sheet with respect to which a financial statement representation was made in this Agreement.

(d) Exclusive Remedy.

(i) If the Share Acquisition Closing occurs, the exclusive remedy for any breach or inaccuracy of any of the representations, warranties and covenants of Parent contained in this Agreement, or for any Losses resulting from any of the Parent Indemnifiable Liabilities, shall be the indemnification obligation of Parent set forth in Article IX (related to Taxes) and in this Article XII; provided, however, that Avanex shall not be prohibited from seeking any equitable relief available to it pursuant to this Agreement with respect to any breach of any covenant or agreement of Parent contained in this Agreement; provided, further, that nothing contained in this Article XII shall limit any remedy available to Avanex, or relieve Parent from any liability, with respect to Losses resulting from fraud of Parent in connection with this Agreement or in any certificate or other instrument delivered pursuant to this Agreement.

(ii) If the Asset Purchase Closing occurs, the exclusive remedy for any breach or inaccuracy of the representations, warranties and covenants of Corning contained in this Agreement, or for any Losses resulting from the Retained Corning Liabilities shall be the indemnification obligation of Corning set forth in Article IX (related to Taxes) and in this Article XII; provided, however, that Avanex shall not be prohibited from seeking any equitable relief available to it pursuant to this Agreement with respect to any breach of any covenant or agreement of Corning contained in this Agreement; provided, further, that nothing contained in this Article XII shall limit any remedy available to Avanex, or relieve Corning from any liability, with respect to Losses resulting from fraud of Corning in connection with this Agreement or in any certificate or other instrument delivered pursuant to this Agreement.

(iii) If the Share Acquisition Closing occurs, the exclusive remedy available to Parent and its employees, officers, directors and Affiliates for any breach or inaccuracy of any of the representations, warranties and covenants of Avanex contained in this Agreement shall be the indemnification obligation of Avanex set forth in Article IX (related to Taxes) and in this Article XII; provided, however, that Parent shall not be prohibited from seeking any equitable relief available to it pursuant to this Agreement with respect to any breach of any covenant or agreement of Avanex contained in this Agreement. If the Asset Purchase Closing occurs, the exclusive remedy available to Corning and its employees, officers, directors and Affiliates for any breach or inaccuracy of any of the representations, warranties and covenants of Avanex contained in this Agreement, or for any Losses resulting from any of the Assumed Corning Liabilities, shall be the indemnification obligation of Avanex set forth in Article IX (related to Taxes) and in this Article XII; provided, however, that Corning shall not be prohibited from seeking any equitable relief available to it pursuant to this Agreement with respect to any breach of any covenant or agreement of Avanex contained in this Agreement; provided further, that nothing contained in this Article XII shall limit any remedy available to Parent or Corning, or relieve Avanex from any liability, with respect to Losses resulting from fraud of Avanex in connection with this Agreement or in any certificate or other instrument delivered pursuant to this Agreement.

ARTICLE XIII

TERMINATION, AMENDMENT AND WAIVER

13.1 Termination. This Agreement may be terminated at any time prior to the first to occur of (i) the Share Acquisition Closing or (ii) the Asset Purchase Closing, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approval of the stockholders of Avanex:

(a) by mutual written consent duly authorized by the Boards of Directors of Avanex, Parent and Corning;

(b) by any of Avanex, Parent or Corning if the transactions contemplated by this Agreement shall not have been consummated by August 1, 2003, in the event that the SEC shall have declined to review the Proxy Statement, or October 1, 2003, in the event that the SEC shall have reviewed the Proxy Statement (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 13.1(b) shall not be available to any party whose action or failure to act has been a principal cause of the failure of the transactions contemplated by this Agreement to occur on or before the End Date and such action or failure to act constitutes a material breach of this Agreement;

(c) by any of Avanex, Parent or Corning if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting either the Share Acquisition or the Asset Purchase, which order, decree, ruling or other action is final and nonappealable;

(d) by any of Avanex, Parent or Corning if the required approval of the stockholders of Avanex contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Avanex stockholders duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 13.1(d) shall not be available to Avanex where the failure to obtain Avanex stockholder approval shall have been caused by the action or failure to act of Avanex and such action or failure to act constitutes a material breach by Avanex of this Agreement;

(e) by Avanex, upon a breach of any representation, warranty, covenant or agreement on the part of either Parent or Corning set forth in this Agreement, or if any representation or warranty of either Parent or Corning shall have become inaccurate, in either case such that the conditions set forth in Section 10.2(a), Section 10.2(b), Section 11.2(a) or Section 11.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Parent’s or Corning’s representations and warranties or breach by Parent or Corning is curable by such party through the exercise of its commercially reasonable efforts, then this Agreement shall not be terminable by Avanex pursuant to this Section 13.1(e) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Avanex to Parent or Corning, as the case may be, of such breach or inaccuracy and (ii) Parent or Corning, as the case may be, ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 13.1(e) as a result of such particular breach or inaccuracy if such breach by Parent or Corning is cured prior to such termination becoming effective);

(f) by Corning, upon a breach of any representation, warranty, covenant or agreement on the part of either Avanex or Parent set forth in this Agreement, or if any representation or warranty of Avanex or Parent shall have become inaccurate, in either case such that the conditions set forth in Section 11.3(a) or Section 11.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Avanex’s or Parent’s representations and warranties or breach by Avanex or Parent is curable by such party through the exercise of commercially reasonable efforts, then this Agreement shall not be terminable by Corning pursuant to this Section 13.1(f) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Corning to Avanex or Parent, as the case may be, of such breach or inaccuracy and (ii) Avanex or Parent, as the case may be, ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 13.1(f) as a result of such particular breach or inaccuracy if such breach by Avanex or Parent is cured prior to such termination becoming effective); and

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of either Avanex or Corning set forth in this Agreement, or if any representation or warranty of Avanex or Corning shall have become inaccurate, in either case such that the conditions set forth in Section 10.3(a) or Section 10.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Avanex’s or Corning’s representations and warranties or breach by Avanex or Corning is curable by such party through the exercise of its commercially reasonable efforts, then this Agreement shall not be terminable by Parent pursuant to this Section 13.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Parent to Avanex or Corning, as the case may be, of such breach or inaccuracy and (ii) Avanex or Corning, as the case may be, ceasing to exercise its commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 13.1(g) as a result of such particular breach or inaccuracy if such breach by Avanex is cured prior to such termination becoming effective).

13.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 13.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 8.5, this Section 13.2, Section 13.3 and Article XIV, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any intentional or willful breach of, this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.

13.3 Fees and Expenses. Except as set forth in Section 13.1, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

13.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Share Issuance by the stockholders of Avanex, provided, however, that after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval. This Agreement may be not amended except by execution of an instrument in writing signed on behalf of each of the parties.

13.5 Extension; Waiver. At any time prior to the consummation of the transactions contemplated hereby, any party hereto, by action taken or authorized by its respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto for the benefit of such party and with respect to itself only, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto with respect to itself only, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Avanex, to:

Avanex Corporation

40919 Encyclopedia Circle

Fremont, California 94538

USA

Attention: Chief Executive Officer

Fax No.: (510)897-4189

with copies to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

USA

Attention: Mark A. Bertelsen

  Steve L. Camahort

Fax: 1-650-493-6811

Freshfields Bruckhaus Daringer

69 Boulevard Haussmann

75008 Paris

France

Attention: Martin J. Wright

Fax: 1 33 1 44 56 44 00/1/2/3

(b)	if to Parent, to:

Alcatel

54, rue La Boetie

75008 Paris

France

Attention: General Counsel

Fax No.: 33 1 40 76 51 59

with a copy to:

Proskauer Rose LLP

1585 Broadway

New York, NY 10036

USA

Attention: Ronald R. Papa

  Lauren Boglivi

Fax: 1-212-969-2900

(c)	if to Corning, to:

Corning Incorporated

One Riverfront Plaza

Corning, NY 14831

USA

Attention: Secretary

Fax No.: 1-607-974-6135

with a copy to:

Nixon Peabody LLP

Clinton Square

P.O. Box 31051

Rochester, NY 14803

USA

Attention: Deborah McLean Quinn

Fax: 1-866-947-0724

14.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

14.4 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Parent Disclosure Schedule, the Corning Disclosure Schedule and the Avanex Disclosure Schedule, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, provided, however, that the Confidentiality Agreements shall continue in full force and effect following the execution and delivery of this Agreement, the Share Acquisition Closing and the Asset Purchase Closing, and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person not a party hereto any rights or remedies hereunder, except as specifically provided in Section 12.2.

14.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

14.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties acknowledge that the implementation of certain obligations under this Agreement (e.g., the transfer of shares and assets) in a jurisdiction outside the United States may be subject to the law of such jurisdiction; however, if and to the extent that the application of such other law is not mandatory, the choice of law provisions of this Agreement shall apply. Each party hereby (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery, with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence an action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts, (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum, (d) consents to service of process upon it by mailing or delivering such service to the address set forth in Section 14.1 hereof, and (e) agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

14.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, each party waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

14.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Avanex can assign its rights and obligations to any direct or indirect wholly-owned Subsidiary of Avanex without such approval, but no such assignment shall relieve Avanex of its obligations hereunder. Any purported assignment in violation of this Section 14.9 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

AVANEX CORPORATION

By:	/s/ WALTER ALESSANDRINI
Name:	Walter Alessandrini
Title:	Chairman, Chief Executive Officer and President

ALCATEL

By:	/s/ PAUL WENSEL
Name:	Paul Wensel
Title:	Senior International Counsel

CORNING INCORPORATED

By:	/s/ LAWRENCE D. MCRAE
Name:	Lawrence D. McRae
Title:	Senior Vice President

[SIGNATURE PAGE TO SHARE ACQUISITION AND ASSET PURCHASE AGREEMENT]